UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934 (Amendment No. 1)

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HCA HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

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HCA HOLDINGS, INC.
One Park Plaza
Nashville, Tennessee 37203

RE: Notice of Action by Written Consent of Stockholders in Lieu of an Annual Meeting

Dear Stockholder:

We are notifying our stockholders of record on [ • ], 2011 that our Board of Directors has approved and a stockholder representing approximately 96.8% of our outstanding common stock on [ • ], 2011 has executed a written consent in lieu of an annual meeting approving: (1) the removal and re-election of thirteen directors to serve as members of our Board of Directors, to hold office until their successors are duly elected and qualified or until the earlier of their death, resignation or removal, (2) our Amended and Restated Certificate of Incorporation, (3) an increase in the number of authorized shares of our common stock from One Hundred Twenty-Five Million (125,000,000) to [One Billion Eight Hundred Million (1,800,000,000)], as reflected in our Amended and Restated Certificate of Incorporation, (4) the adoption of the 2006 Stock Incentive Plan for Key Employees of HCA Holdings, Inc. and its Affiliates, as Amended and Restated (the “Stock Incentive Plan”) and (5) our subsidiary HCA Inc.’s Amended and Restated Certificate of Incorporation.

A copy of our Amended and Restated Certificate of Incorporation, in substantially the form to be filed with the Secretary of State of the State of Delaware, is attached to this information statement as Appendix A.  A copy of the Stock Incentive Plan is attached to this information statement as Appendix B. A copy of HCA Inc.’s Amended and Restated Certificate of Incorporation, in substantially the form to be filed with the Secretary of State of the State of Delaware, is attached to this information statement as Appendix C.

Under the General Corporation Law of the State of Delaware, stockholder action may be taken by written consent without a meeting of stockholders. The written consent of the holder of a majority of our outstanding common stock is sufficient under the General Corporation Law of the State of Delaware and our existing certificate of incorporation and bylaws to approve the actions described above. Accordingly, the actions described above will not be submitted to you and our other stockholders for a vote. This letter and the accompanying information statement are intended to notify you of the aforementioned stockholder actions in accordance with applicable Securities and Exchange Commission (“SEC”) rules as a result of our common stock being registered with the SEC. Pursuant to the applicable SEC rules, this corporate action will be effective 20 calendar days after the date of the initial mailing of the accompanying information statement, or on or about [ • ], 2011.

Under Section 228(e) of the General Corporation Law of the State of Delaware, where stockholder action is taken without a meeting by less than unanimous written consent, prompt notice of the taking of such corporate action must be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation as provided in subsection (c) of Section 228. This letter is also intended to serve as the notice required by Section 228(e) of the General Corporation Law of the State of Delaware.

An information statement containing a detailed description of the matters adopted by written consent accompanies this notice. You are urged to read the information statement in its entirety for a description of the action taken by the holder of a majority of the voting power of the Company. HOWEVER, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. We are only furnishing you an information statement as a matter of regulatory compliance with SEC rules. No action is required of you. The Company will mail or make available this information statement to stockholders on or about [ • ], 2011.

Our 2010 Annual Report on Form 10-K is being mailed to stockholders with this Information Statement.

References to “HCA,” the “Company,” “we,” “us,” or “our” in this notice and information statement refer to HCA Inc. and its affiliates prior to our corporate reorganization which took effect on November 22, 2010 and HCA Holdings, Inc. and its affiliates after our corporate reorganization unless otherwise indicated by context.

By order of the Board of Directors,

John M. Franck II
Vice President and Corporate Secretary

Nashville, TN
[ • ], 2011

NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT MATERIALS
Important Notice Regarding the Availability of Information Statement Materials

Pursuant to rules promulgated by the SEC, we have elected to provide access to this information statement both by sending you this information statement and by notifying you of the availability of such on the Internet.

This information statement and the Company’s Annual Report on Form 10-K are available at: [ • ].

The proposals acted upon by written consent were for approval of (1) the removal and re-election of thirteen directors to serve as members of our Board of Directors, to hold office until their successors are duly elected and qualified or until the earlier of their death, resignation or removal, (2) our Amended and Restated Certificate of Incorporation, (3) an increase in the number of authorized shares of our common stock from One Hundred Twenty-Five Million (125,000,000) to [One Billion Eight Hundred Million (1,800,000,000)], as reflected in our Amended and Restated Certificate of Incorporation, (4) the adoption of the Stock Incentive Plan and (5) HCA Inc.’s Amended and Restated Certificate of Incorporation.

This corporate action will be effective 20 calendar days after the date of the initial mailing of this information statement, or on or about [ • ], 2011. We are not soliciting you for a proxy or for consent authority. We are only furnishing an information statement as a matter of regulatory compliance with SEC rules.

HCA HOLDINGS, INC.
One Park Plaza
Nashville, Tennessee 37203

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. NO ACTION IS REQUIRED OF YOU.

QUESTIONS AND ANSWERS

Q:	Why did I receive the information statement?

A:	We sent you the information statement as a matter of regulatory compliance with SEC rules and Delaware law to inform you of the actions taken by the holder of a majority of our outstanding common stock by written consent.

Q:	Does this mean HCA’s stock is publicly traded?

A:	No. Due to the number of HCA stockholders, most of whom are employees, the Company’s stock is required to be registered with the SEC, and the Company is required to make certain disclosures with the SEC, such as the information statement. However, HCA’s stock is not currently publicly traded. We filed a Registration Statement on Form S-1 on December 22, 2010 (the “Registration Statement”) relating to a proposed initial public offering of our common stock. It is not currently determinable when or if the Registration Statement will be declared effective by the SEC, or if the offering will occur. However, upon the effectiveness of the Registration Statement and listing of our common stock on the New York Stock Exchange (“NYSE”), our common stock will be publicly traded.

Q:	Who sent me this information statement?

A:	The information statement was sent to you and paid for by HCA.

Q:	Do I need to return anything?

A:	No. The information statement is merely to inform you of the actions taken by written consent by holders of a majority of the Company’s outstanding common stock. No action is required by you.

Q:	When was this information statement mailed or made available to stockholders?

A:	This information statement was first mailed or made available to stockholders on or about [ • ], 2011.

Q:	What is an action taken by written consent?

A:	Pursuant to Delaware law, any action required to be taken at an annual or special meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing is signed by the holders of the outstanding stock having more than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted.

Q:	Why was there no annual meeting?

A:	Because Delaware law allows action to be taken by written consent, and holders of a majority of our outstanding shares of common stock acted by written consent, an annual meeting was not necessary.

Q:	What actions were taken by written consent?

A:	The holder of a majority of our outstanding common stock executed a written consent approving (1) the removal and re-election of thirteen directors to serve as members of our Board of Directors, to hold office until their successors are duly elected and qualified or until the earlier of their death, resignation or removal, (2) our Amended and Restated Certificate of Incorporation, (3) an increase in the number of authorized shares of our common stock from One Hundred Twenty-Five Million (125,000,000) to [One Billion Eight Hundred Million (1,800,000,000)], as reflected in our Amended and Restated Certificate of Incorporation, (4) the adoption of the Stock Incentive Plan and (5) our subsidiary HCA Inc.’s Amended and Restated Certificate of Incorporation.

Q:	Do I need to vote on these matters?

A:	No. Since holders of a majority of our common stock have already executed a written consent, your vote is not necessary.

Q:	How many votes were required to approve the proposals?

A:	The approval and adoption of the actions taken by written consent required the consent of the holders of a majority of the shares of our outstanding common stock.

Q:	How many shares were voted for the actions?

A:	The record date for the action taken by written consent is [ • ], 2011. We had [ • ] outstanding shares of our common stock on the record date. Each share of our common stock is entitled to one vote. The holder of 91,845,692 shares of our common stock, representing approximately 96.8% of our outstanding common stock shares entitled to vote on [ • ], 2011 executed a written consent. The written consent of the holder of a majority of our outstanding common stock will be sufficient under the General Corporation Law of the State of Delaware and our existing certificate of incorporation and bylaws to approve the actions described above.

Q:	When will the corporate action be effected?

A:	Pursuant to applicable SEC rules, the earliest date on which this corporate action may be effected is 20 calendar days after the date of the initial mailing of this information statement. Accordingly, we anticipate the action taken by written consent being effective on or about [ • ], 2011. However, the written consent contemplates that the Company’s Amended and Restated Certificate of Incorporation, the increase in authorized shares and the Stock Incentive Plan will only be effective immediately prior to and subject to the effectiveness of the Registration Statement.

Q:	Am I entitled to dissenter’s rights?

A:	No.

BACKGROUND

On November 17, 2006, we completed our merger (the “Merger”) with Hercules Acquisition Corporation, pursuant to which we were acquired by Hercules Holding II, LLC (“Hercules Holding”), a Delaware limited liability company owned by a private investor group comprised of affiliates of, or funds sponsored by, Bain Capital Partners, LLC (“Bain Capital”), Kohlberg Kravis Roberts & Co. (“KKR”), BAML Capital Partners (formerly Merrill Lynch Global Private Equity) (“MLGPE”) (each a “Sponsor”), affiliates of Citigroup Inc. (“Citigroup”) and Bank of America Corporation (together, the “Sponsor Assignees”) and affiliates of HCA founder, Dr. Thomas F. Frist, Jr., (the “Frist Entities,” and together with the Sponsors and the Sponsor Assignees, the “Investors”) and by members of management and certain other investors (the “Management Participants”). The Merger, the financing transactions related to the Merger and other related transactions are collectively referred to in this information statement as the “Recapitalization.” The Merger was accounted for as a recapitalization in our financial statements, with no adjustments to the historical basis of our assets and liabilities. As a result of the Recapitalization, our outstanding capital stock is owned by the Investors and the Management Participants. On April 29, 2008, we registered our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), thus subjecting us to the reporting requirements of Section 13(a) of the Exchange Act. Our common stock is not currently traded on a national securities exchange.

On May 7, 2010, HCA Inc. filed with the SEC a registration statement giving notice of a proposed initial public offering of HCA Inc.’s common stock. On November 22, 2010, the Company completed a corporate reorganization pursuant to which HCA Holdings, Inc. became the direct parent company of, and successor issuer to, HCA Inc. (the “Corporate Reorganization”). On December 22, 2010, HCA Holdings, Inc. filed the Registration Statement and withdrew HCA Inc.’s registration statement filed on May 7, 2010. It is not currently determinable when or if the Registration Statement will be declared effective by the SEC, or if the offering will occur. However, upon the effectiveness of the Registration Statement and listing of our common stock on the NYSE, our common stock will be publicly traded. The Amended and Restated Certificate of Incorporation, the increase in authorized shares and the Stock Incentive Plan were approved by our Board of Directors and majority stockholder to be effective immediately prior to and subject to the effectiveness of the Registration Statement.

As part of the Corporate Reorganization, HCA Inc.’s outstanding shares of capital stock were automatically converted, on a share for share basis, into identical shares of our common stock. Our executive officers and board of directors are the same as HCA Inc.’s in effect immediately prior to the Corporate Reorganization, and the rights, privileges and interests of HCA Inc.’s stockholders remain the same with respect to us as the new holding company. Additionally, as part of the Corporate Reorganization, we assumed all of HCA Inc.’s obligations with respect to the outstanding shares previously registered on Form S-8 for distribution pursuant to HCA Inc.’s stock incentive plan and have also assumed HCA Inc.’s other equity incentive plans that provide for the right to acquire HCA Inc.’s common stock, whether or not exercisable. We have also assumed and agreed to perform HCA Inc.’s obligations under its other compensation plans and agreements pursuant to which HCA Inc. is to issue equity securities to its directors, officers, or employees. The agreements and plans we assumed were each deemed to be automatically amended as necessary to provide that references therein to HCA Inc. now refer to HCA Holdings, Inc. Consequently, following the Corporate Reorganization, the right to receive HCA Inc.’s common stock under its various compensation plans and agreements automatically converted into rights for the same number of shares of our common stock, with the same rights and conditions as the corresponding HCA Inc. rights prior to the Corporate Reorganization.

ACTION 1 — ELECTION OF DIRECTORS

The holder of 91,845,692 shares of our common stock, representing approximately 96.8% of the shares of our common stock entitled to vote on the record date, executed a written consent in lieu of an annual meeting removing the Company’s existing directors and re-electing thirteen directors to serve as members of our Board of Directors. That consent and the election of directors will become effective on or about March [ • ], 2011. The directors will serve until their successors are duly elected and qualified or until the earlier of their death, resignation, or removal. The following is a brief description of the background and business experience of each of the nominee directors to be elected to serve on our Board of Directors, each of whom is currently a member of our Board of Directors:

		Director
Name	Age(1)	Since	Position(s)

Richard M. Bracken	58	2002	Chairman of the Board and Chief Executive Officer
R. Milton Johnson	54	2009	Executive Vice President, Chief Financial Officer and Director
Christopher J. Birosak	56	2006	Director
John P. Connaughton	45	2006	Director
James D. Forbes	51	2009	Director
Kenneth W. Freeman	60	2009	Director
Thomas F. Frist III	42	2006	Director
William R. Frist	41	2009	Director
Christopher R. Gordon	38	2006	Director
Michael W. Michelson	59	2006	Director
James C. Momtazee	39	2006	Director
Stephen G. Pagliuca	56	2006	Director
Nathan C. Thorne	56	2006	Director

(1)	As of February 1, 2011.

Our Board of Directors consists of thirteen directors, who are each managers of Hercules Holding. The Amended and Restated Limited Liability Company Agreement of Hercules Holding requires that the members of Hercules Holding take all necessary action to ensure that the persons who serve as managers of Hercules Holding also serve on the Board of Directors of HCA. See “Certain Relationships and Related Party Transactions.” In addition, Mr. Bracken’s employment agreement provides that he will continue to serve as a member of our Board of Directors so long as he remains an officer of HCA. Because of these requirements, together with Hercules Holding’s ownership of approximately 96.8% of our outstanding common stock, we do not currently have a policy or procedures with respect to stockholder recommendations for nominees to the Board of Directors.

Richard M. Bracken has served as Chief Executive Officer of the Company since January 2009 and was appointed as Chairman of the Board in December 2009. Mr. Bracken served as President and Chief Executive Officer from January 2009 to December 2009. Mr. Bracken was appointed Chief Operating Officer in July 2001 and served as President and Chief Operating Officer from January 2002 to January 2009. Mr. Bracken served as President — Western Group of the Company from August 1997 until July 2001. From January 1995 to August 1997, Mr. Bracken served as President of the Pacific Division of the Company. Prior to 1995, Mr. Bracken served in various hospital Chief Executive Officer and Administrator positions with HCA-Hospital Corporation of America.

R. Milton Johnson has served as Executive Vice President and Chief Financial Officer of the Company since July 2004 and was appointed as a director in December 2009. Mr. Johnson served as Senior Vice President and Controller of the Company from July 1999 until July 2004. Mr. Johnson served as Vice President and Controller of the Company from November 1998 to July 1999. Prior to that time, Mr. Johnson served as Vice President — Tax of the Company from April 1995 to October 1998. Prior to that time, Mr. Johnson served as Director of Tax for Healthtrust, Inc. — The Hospital Company from September 1987 to April 1995.

Christopher J. Birosak is a Managing Director of BAML Capital Partners, the private equity division of Bank of America Corporation. BAML Capital Partners is the successor organization to Merrill Lynch Global Private Equity. Prior to joining the Global Private Equity Division of Merrill Lynch in 2004, Mr. Birosak

worked in various capacities in the Merrill Lynch Leveraged Finance Group with particular emphasis on leveraged buyouts and mergers and acquisitions related financings. Mr. Birosak served as a director of Atrium Companies, Inc. from 2004 to 2009 and currently serves on the board of directors of NPC International. Mr. Birosak joined Merrill Lynch in 1994.

John P. Connaughton has been a Managing Director of Bain Capital Partners, LLC since 1997 and a member of the firm since 1989. Prior to joining Bain Capital, Mr. Connaughton was a consultant at Bain & Company, Inc., where he worked in the health care, consumer products and business services industries. Mr. Connaughton served as a director of Stericycle, Inc. from 1999 to 2005, M/C Communications (PriMed) from 2004 to 2009, AMC Theatres from 2004 to 2009, ProSiebenSat.1.Media from 2003 to 2007, Cumulus Media Partners from 2006 to 2008 and Epoch Senior Living from 2001 to 2007. He currently serves as a director of Air Medical Group Holdings, Inc., Clear Channel Communications, Inc., CRC Health Corporation, Warner Chilcott, Ltd., Sungard Data Systems, Warner Music Group, Quintiles Transnational Corp. and The Boston Celtics.

James D. Forbes has been Head of Bank of America’s Global Principal Investments Division since March 2009. From November 2008 to March 2009, Mr. Forbes served as Head of Asia Pacific Corporate and Investment Banking based in Hong Kong. Mr. Forbes chairs the Investment Committee at BAML Capital Partners, the private equity division of the Bank of America Corporation. From August 2002 to November 2008, he served as Global Head of Healthcare Investment Banking at Merrill Lynch. Before joining Merrill Lynch in 1995, Mr. Forbes worked at CS First Boston where he was part of its Debt Capital Markets Group. Mr. Forbes also serves on the Board of Conversus Capital, L.P. and Sterling Stamos Capital Management, L.P.

Kenneth W. Freeman has been a senior advisor of Kohlberg Kravis Roberts & Co. since August 2010 and, in August 2010, was appointed Dean of Boston University School of Management. From October 2009 to August 2010, Mr. Freeman was a member of KKR Management LLC, the general partner of KKR & Co. L.P. Before that, he was a member of the limited liability company which served as the general partner of Kohlberg Kravis Roberts & Co. L.P. since 2007 and joined the firm as Managing Director in May 2005. From May 2004 to December 2004, Mr. Freeman was Chairman of Quest Diagnostics Incorporated, and from January 1996 to May 2004, he served as Chairman and Chief Executive Officer of Quest Diagnostics Incorporated. From May 1995 to December 1996, Mr. Freeman was President and Chief Executive Officer of Corning Clinical Laboratories, the predecessor company to Quest Diagnostics. Prior to that, he served in various general management and financial roles with Corning Incorporated. Mr. Freeman currently serves as a director of Accellent, Inc. and Masonite, Inc., and is chairman of the board of trustees of Bucknell University.

Thomas F. Frist III is a principal of Frist Capital LLC, a private investment vehicle for Mr. Frist and certain related persons and has held such position since 1998. Mr. Frist is also a general partner at Frisco Partners, another Frist family investment vehicle. Mr. Frist served as a director of Triad Hospitals, Inc. from 1998 to October 2006 and currently serves as a director of SAIC, Inc. Mr. Frist is the brother of William R. Frist, who also serves as a director of the Company.

William R. Frist is a principal of Frist Capital LLC, a private investment vehicle for Mr. Frist and certain related persons and has held such position since 2003. Mr. Frist is also a general partner at Frisco Partners, another Frist family investment vehicle. Mr. Frist is the brother of Thomas F. Frist III, who also serves as a director of the Company.

Christopher R. Gordon is a Managing Director of Bain Capital Partners, LLC and joined the firm in 1997. Prior to joining Bain Capital, Mr. Gordon was a consultant at Bain & Company. Mr. Gordon currently serves as a director of Accellent, Inc., Air Medical Group Holdings, Inc., CRC Health Corporation and Quintiles Transnational Corp.

Michael W. Michelson has been a member of KKR Management LLC, the general partner of KKR & Co. L.P., since October 1, 2009. Before that, he was a member of the limited liability company which served as the general partner of Kohlberg Kravis Roberts & Co. L.P. since 1996. Prior to that, he was a general partner of Kohlberg Kravis Roberts & Co. L.P. Mr. Michelson served as a director of Accellent Inc. from 2005 to 2009 and

Alliance Imaging from 1999 to 2007. Mr. Michelson is currently a director of Biomet, Inc. and Jazz Pharmaceuticals, Inc.

James C. Momtazee has been a member of KKR Management LLC, the general partner of KKR & Co. L.P. since October 1, 2009. Before that, he was a member of the limited liability company which served as the general partner of Kohlberg Kravis Roberts & Co. L.P. since 2009. From 1996 to 2009, he was an executive of Kohlberg Kravis Roberts & Co. L.P. From 1994 to 1996, Mr. Momtazee was with Donaldson, Lufkin & Jenrette in its investment banking department. Mr. Momtazee served as a director of Alliance Imaging from 2002 to 2007 and Accuride from March 2005 to December 2005 and currently serves as a director of Accellent, Inc. and Jazz Pharmaceuticals, Inc.

Stephen G. Pagliuca is a Managing Director of Bain Capital Partners, LLC. Mr. Pagliuca is also a Managing Partner and an owner of the Boston Celtics basketball franchise. Mr. Pagliuca joined Bain & Company in 1982 and founded the Information Partners private equity fund for Bain Capital in 1989. He also worked as a senior accountant and international tax specialist for Peat Marwick Mitchell & Company in the Netherlands. Mr. Pagliuca served as a director of Warner Chilcott, Ltd. from 2005 to 2009, HCA Inc. from November 2006 to September 2009, Quintiles Transnational Corp. from 2008 to 2009, M/C Communications from 2004 to 2009, FCI, S.A. from 2005 to 2009 and Burger King Holdings Inc. from 2002 to 2010 and currently serves as a director of Gartner, Inc.

Nathan C. Thorne was a Senior Vice President of Merrill Lynch & Co., Inc., a subsidiary of Bank of America Corporation, from February 2006 to July 2009, and President of Merrill Lynch Global Private Equity from 2002 to 2009. Mr. Thorne joined Merrill Lynch in 1984. Mr. Thorne currently serves as a director of Nuveen Investments, Inc.

EXECUTIVE OFFICERS

As of February 1, 2011, our executive officers (other than Messrs. Bracken and Johnson who are listed above) were as follows:

Name	Age(1)	Position(s)

David G. Anderson	63	Senior Vice President — Finance and Treasurer
Victor L. Campbell	64	Senior Vice President
Charles J. Hall	57	President — Eastern Group
Samuel N. Hazen	50	President — Western Group
A. Bruce Moore, Jr.	50	President — Outpatient Services Group
Jonathan B. Perlin, M.D.	49	President — Clinical Services Group and Chief Medical Officer
W. Paul Rutledge	56	President — Central Group
Joseph A. Sowell, III	54	Senior Vice President and Chief Development Officer
Joseph N. Steakley	56	Senior Vice President — Internal Audit Services
John M. Steele	55	Senior Vice President — Human Resources
Donald W. Stinnett	54	Senior Vice President and Controller
Beverly B. Wallace	60	President — Shared Services Group
Robert A. Waterman	57	Senior Vice President, General Counsel and Chief Labor Relations Officer
Noel Brown Williams	55	Senior Vice President and Chief Information Officer
Alan R. Yuspeh	61	Senior Vice President and Chief Ethics and Compliance Officer

(1)	As of February 1, 2011.

David G. Anderson has served as Senior Vice President — Finance and Treasurer of the Company since July 1999. Mr. Anderson served as Vice President — Finance of the Company from September 1993 to July

1999 and was appointed to the additional position of Treasurer in November 1996. From March 1993 until September 1993, Mr. Anderson served as Vice President — Finance and Treasurer of Galen Health Care, Inc. From July 1988 to March 1993, Mr. Anderson served as Vice President — Finance and Treasurer of Humana Inc.

Victor L. Campbell has served as Senior Vice President of the Company since February 1994. Prior to that time, Mr. Campbell served as HCA-Hospital Corporation of America’s Vice President for Investor, Corporate and Government Relations. Mr. Campbell joined HCA-Hospital Corporation of America in 1972. Mr. Campbell serves on the board of the Nashville Health Care Council, as a member of the American Hospital Association’s President’s Forum, and on the board and Executive Committee of the Federation of American Hospitals.

Charles J. Hall was appointed President — Eastern Group of the Company in October 2006. Prior to that time, Mr. Hall had served as President — North Florida Division since April 2003. Mr. Hall had previously served the Company as President of the East Florida Division from January 1999 until April 2003, as a Market President in the East Florida Division from January 1998 until December 1998, as President of the South Florida Division from February 1996 until December 1997, and as President of the Southwest Florida Division from October 1994 until February 1996, and in various other capacities since 1987.

Samuel N. Hazen was appointed President — Western Group of the Company in July 2001. Mr. Hazen served as Chief Financial Officer — Western Group of the Company from August 1995 to July 2001. Mr. Hazen served as Chief Financial Officer — North Texas Division of the Company from February 1994 to July 1995. Prior to that time, Mr. Hazen served in various hospital and regional Chief Financial Officer positions with Humana Inc. and Galen Health Care, Inc.

A. Bruce Moore, Jr. was appointed President — Outpatient Services Group in January 2006. Mr. Moore had served as Senior Vice President and as Chief Operating Officer — Outpatient Services Group since July 2004 and as Senior Vice President — Operations Administration from July 1999 until July 2004. Mr. Moore served as Vice President — Operations Administration of the Company from September 1997 to July 1999, as Vice President — Benefits from October 1996 to September 1997, and as Vice President — Compensation from March 1995 until October 1996.

Dr. Jonathan B. Perlin was appointed President — Clinical Services Group and Chief Medical Officer in November 2007. Dr. Perlin had served as Chief Medical Officer and Senior Vice President — Quality of the Company from August 2006 to November 2007. Prior to joining the Company, Dr. Perlin served as Under Secretary for Health in the U.S. Department of Veterans Affairs since April 2004. Dr. Perlin joined the Veterans Health Administration in November 1999 where he served in various capacities, including as Deputy Under Secretary for Health from July 2002 to April 2004, and as Chief Quality and Performance Officer from November 1999 to September 2002.

W. Paul Rutledge was appointed as President — Central Group in October 2005. Mr. Rutledge had served as President of the MidAmerica Division since January 2001. He served as President of TriStar Health System from June 1996 to January 2001 and served as President of Centennial Medical Center from May 1993 to June 1996. He has served in leadership capacities with HCA for more than 28 years, working with hospitals in the United States and London, England.

Joseph A. Sowell, III was appointed as Senior Vice President and Chief Development Officer of the Company in December 2009. From 1987 to 1996 and again from 1999 to 2009, Mr. Sowell was a partner at the law firm of Waller Lansden Dortch & Davis where he specialized in the areas of health care law, mergers and acquisitions, joint ventures, private equity financing, tax law and general corporate law. He also co-managed the firm’s corporate and commercial transactions practice. From 1996 to 1999, Mr. Sowell served as the head of development, and later as the Chief Operating Officer of Arcon Healthcare.

Joseph N. Steakley has served as Senior Vice President — Internal Audit Services of the Company since July 1999. Mr. Steakley served as Vice President — Internal Audit Services from November 1997 to July 1999. From October 1989 until October 1997, Mr. Steakley was a partner with Ernst & Young LLP.

Mr. Steakley is a member of the board of directors of J. Alexander’s Corporation, where he serves on the compensation committee and as chairman of the audit committee.

John M. Steele has served as Senior Vice President — Human Resources of the Company since November 2003. Mr. Steele served as Vice President — Compensation and Recruitment of the Company from November 1997 to October 2003. From March 1995 to November 1997, Mr. Steele served as Assistant Vice President — Recruitment.

Donald W. Stinnett has served as Senior Vice President and Controller since December 2008. Mr. Stinnett served as Chief Financial Officer — Eastern Group from October 2005 to December 2008 and Chief Financial Officer of the Far West Division from July 1999 to October 2005. Mr. Stinnett served as Chief Financial Officer and Vice President of Finance of Franciscan Health System of the Ohio Valley from 1995 until 1999, and served in various capacities with Franciscan Health System of Cincinnati and Providence Hospital in Cincinnati prior to that time.

Beverly B. Wallace was appointed President — Shared Services Group in March 2006. From January 2003 until March 2006, Ms. Wallace served as President — Financial Services Group. Ms. Wallace served as Senior Vice President — Revenue Cycle Operations Management of the Company from July 1999 to January 2003. Ms. Wallace served as Vice President — Managed Care of the Company from July 1998 to July 1999. From 1997 to 1998, Ms. Wallace served as President — Homecare Division of the Company. From 1996 to 1997, Ms. Wallace served as Chief Financial Officer — Nashville Division of the Company. From 1994 to 1996, Ms. Wallace served as Chief Financial Officer — Mid-America Division of the Company.

Robert A. Waterman has served as Senior Vice President and General Counsel of the Company since November 1997 and Chief Labor Relations Officer since March 2009. Mr. Waterman served as a partner in the law firm of Latham & Watkins from September 1993 to October 1997; he was Chair of the firm’s health care group during 1997.

Noel Brown Williams has served as Senior Vice President and Chief Information Officer of the Company since October 1997. From October 1996 to September 1997, Ms. Williams served as Chief Information Officer for American Service Group/Prison Health Services, Inc. From September 1995 to September 1996, Ms. Williams worked as an independent consultant. From June 1993 to June 1995, Ms. Williams served as Vice President, Information Services for HCA Information Services. From February 1979 to June 1993, she held various positions with HCA-Hospital Corporation of America Information Services.

Alan R. Yuspeh has served as Senior Vice President and Chief Ethics and Compliance Officer of the Company since May 2007. From October 1997 to May 2007, Mr. Yuspeh served as Senior Vice President — Ethics, Compliance and Corporate Responsibility of the Company. From September 1991 until October 1997, Mr. Yuspeh was a partner with the law firm of Howrey & Simon. As a part of his law practice, Mr. Yuspeh served from 1987 to 1997 as Coordinator of the Defense Industry Initiative on Business Ethics and Conduct.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock as of February 1, 2011 for:

•	each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our executive officers named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the tables are based on 94,889,415 shares of our common stock, par value $0.01 per share, outstanding as of February 1, 2011. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares issuable upon the exercise of options that are exercisable within 60 days of February 1, 2011 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors and executive officers listed below is c/o HCA Holdings, Inc., One Park Plaza, Nashville, Tennessee 37203.

	Number of
Name of Beneficial Owner	Shares		Percent

Hercules Holding II, LLC	91,845,692	(1)	96.8%
Christopher J. Birosak		(1)	—
Richard M. Bracken	673,348	(2)	*
John P. Connaughton		(1)	—
James D. Forbes		(1)	—
Kenneth W. Freeman		(1)	—
Thomas F. Frist III		(1)	—
William R. Frist		(1)	—
Christopher R. Gordon		(1)	—
Samuel N. Hazen	283,201	(3)	*
R. Milton Johnson	432,431	(4)	*
Michael W. Michelson		(1)	—
James C. Momtazee		(1)	—
Stephen G. Pagliuca		(1)	—
W. Paul Rutledge	217,329	(5)	*
Nathan C. Thorne		(1)	—
Beverly B. Wallace	201,058	(6)	*
All directors and executive officers as a group (28 persons)	2,867,767	(7)	3.0%

*	Less than one percent.

(1)	Hercules Holding holds 91,845,692 shares, or approximately 96.8%, of our outstanding common stock. Hercules Holding is held by a private investor group, including affiliates of Bain Capital, KKR and MLGPE, now BAML Capital Partners (the private equity arm of Merrill Lynch & Co., Inc., which is a wholly-owned subsidiary of Bank of America Corporation), and affiliates of our founder Dr. Thomas F. Frist, Jr., including Mr. Thomas F. Frist III and Mr. William R. Frist, who serve as directors. Messrs. Connaughton, Gordon and Pagliuca are affiliated with Bain Capital, whose affiliated funds may be deemed to have indirect beneficial ownership of 23,373,333 shares, or 24.6%, of our outstanding common stock through their interests in Hercules Holding. Messrs. Michelson, Momtazee and Freeman are affiliated with KKR, which indirectly holds 23,373,332 shares, or 24.6%, of our outstanding common stock through the interests of certain of its affiliated funds in Hercules Holding. Messrs. Birosak, Forbes and Thorne are affiliated with Bank of America Corporation, which indirectly through MLGPE, now

BAML Capital Partners, holds 23,373,333 shares, or 24.6%, of our outstanding common stock through the interests of certain of its affiliated funds in Hercules Holding and 980,393 shares, or 1.1% of our outstanding common stock through Banc of America Securities LLC. Thomas F. Frist III and William R. Frist may each be deemed to indirectly, beneficially hold 17,804,125 shares, or 18.8%, of our outstanding common stock through their interests in Hercules Holding. Each of such persons, other than Hercules Holding, disclaims membership in any such group and disclaims beneficial ownership of these securities, except to the extent of its pecuniary interest therein. The principal office addresses of Hercules Holding are c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, MA 02199; c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025; c/o BAML Capital Partners, Four World Financial Center, Floor 23, New York, NY 10080; and c/o Dr. Thomas F. Frist, Jr., 3100 West End Ave., Suite 500, Nashville, TN 37203.

(2)	Includes 557,565 shares issuable upon exercise of options.

(3)	Includes 230,066 shares issuable upon exercise of options.

(4)	Includes 386,290 shares issuable upon exercise of options.

(5)	Includes 184,579 shares issuable upon exercise of options.

(6)	Includes 183,040 shares issuable upon exercise of options.

(7)	Includes 2,302,145 shares issuable upon exercise of options.

CORPORATE GOVERNANCE

Director Independence.  Our Board of Directors consists of thirteen directors, who are each managers of Hercules Holding. The Amended and Restated Limited Liability Company Agreement of Hercules Holding requires that the members of Hercules Holding take all necessary action to ensure that the persons who serve as managers of Hercules Holding also serve on the Board of Directors of HCA. See “Certain Relationships and Related Party Transactions.” In addition, Mr. Bracken’s employment agreement provides that he will continue to serve as a member of our Board of Directors so long as he remains an officer of HCA. Because of these requirements, together with Hercules Holding’s ownership of approximately 96.8% of our outstanding common stock, we do not currently have a policy or procedures with respect to stockholder recommendations for nominees to the Board of Directors, nor do we have a nominating/corporate governance committee, or a committee that serves a similar purpose. Our Board of Directors currently has four standing committees: the Audit and Compliance Committee, the Compensation Committee, the Executive Committee and the Patient Safety and Quality of Care Committee. Each of the Investors (other than the Sponsor Assignees) has the right to have at least one director serve on all standing committees. The chart below reflects the current composition of the standing committees.

Patient
Safety and
	Audit and			Quality of
Name of Director	Compliance	Compensation	Executive	Care

Christopher J. Birosak	X
Richard M. Bracken*			Chair
John P. Connaughton		X	X
James D. Forbes		Chair
Kenneth W. Freeman				Chair
Thomas F. Frist III	X		X
William R. Frist				X
Christopher R. Gordon	Chair
R. Milton Johnson*
Michael W. Michelson		X	X
James C. Momtazee	X
Stephen G. Pagliuca				X
Nathan C. Thorne			X	X

*	Indicates management director.

Though not formally considered by our Board because our common stock is not listed on any national securities exchange, based upon the listing standards of the NYSE, the national securities exchange upon which our common stock was listed prior to the Merger, we do not believe any of our directors would be considered “independent” because of their relationships with certain affiliates of the funds and other entities which hold significant interests in Hercules Holding, which owns approximately 96.8% of our outstanding common stock, and other relationships with us. See “Certain Relationships and Related Party Transactions.” Accordingly, we do not believe that any of Messrs. Birosak, Frist III, Gordon or Momtazee, the members of our Audit and Compliance Committee, would meet the independence requirements of Rule 10A-1 of the Exchange Act or the NYSE’s audit committee independence requirements, or that Messrs. Connaughton, Forbes or Michelson, the members of our Compensation Committee, would meet the NYSE’s independence requirements.

Director Qualifications.  The Board of Directors seeks to ensure the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In identifying candidates for membership on the Board, the Board takes into account (1) minimum individual qualifications, such as high ethical standards, integrity, mature and careful judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board and (2) all other factors it considers appropriate, including alignment with our stockholders, especially investment funds affiliated with the Sponsors. While we do not have any specific diversity policies for considering Board candidates, we believe each director contributes to the Board of Directors’ overall diversity — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds.

In 2010, Messrs. Birosak, Bracken, Connaughton, Forbes, Freeman, Frist III, Frist, Gordon, Johnson, Michelson, Momtazee, Pagliuca and Thorne were elected to the Company’s Board. Messrs. Birosak, Connaughton, Forbes, Freeman, Frist III, Frist, Gordon, Michelson, Momtazee, Pagliuca and Thorne were appointed to the Board as a consequence of their respective relationships with investment funds affiliated with the Sponsors and the Frist Entities. They are collectively referred to as the “Sponsor Directors.” Messrs. Bracken and Johnson are collectively referred to as the “Management Directors.”

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ biographical information set forth above under “Action 1 — Election of Directors.”

Each of the Company’s directors possesses high ethical standards, acts with integrity, and exercises careful, mature judgment. Each is committed to employing their skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. Alignment with our stockholders is important in building value at the Company over time.

Each of the Sponsor Directors was elected to the Board pursuant to the Amended and Restated Limited Liability Company Agreement of Hercules Holding. Pursuant to such agreement, Messrs. Freeman, Michelson and Momtazee were appointed to the Board as a consequence of their respective relationships with KKR, Messrs. Birosak, Forbes and Thorne were appointed to the Board as a consequence of their respective relationships with MLGPE (an affiliate of Bank of America Corporation), Messrs. Connaughton, Gordon and Pagliuca were appointed to the Board as a consequence of their respective relationships with Bain Capital Partners, LLC and Messrs. Frist III and Frist were appointed to the Board as a consequence of their respective relationships with the Frist Entities.

As a group, the Sponsor Directors possess experience in owning and managing enterprises like the Company and are familiar with corporate finance, strategic business planning activities and issues involving stakeholders more generally.

The Management Directors bring leadership, extensive business, operating, legal and policy experience, and tremendous knowledge of our Company and the Company’s industry, to the Board. In addition, the Management Directors bring their broad strategic vision for our Company to the Board. Mr. Bracken’s service as the Chairman and Chief Executive Officer of the Company and Mr. Johnson’s service as Executive Vice President, Chief Financial Officer and Director creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the business. In addition, having the Chief Executive Officer and Executive Vice President and Chief Financial Officer, and Messrs. Bracken and Johnson in particular, on our Board provides our Company with ethical, decisive and effective leadership.

The Amended and Restated Limited Liability Company Agreement of Hercules Holding provides that each Sponsor has the right to designate three directors, that the Frist Entities have the right to designate two directors and that the Board will include two representatives of management of our Company. Any directors nominated to fill the directorships selected by the Sponsors and the Frist Entities are chosen by the applicable Sponsor or the Frist Entities, as the case may be. The Sponsors, the Frist Entities and the other members of the Board participate in the consideration of nominees to the Board as representatives of the Company’s management.

Board Leadership Structure.  The Board appointed the Company’s Chief Executive Officer as Chairman because he is the director most familiar with the Company’s business and industry, and as a result is best suited to effectively identify strategic priorities and lead the discussion and execution of strategy. The Board believes the combined position of Chairman and CEO promotes a unified direction and leadership for the Board and gives a single, clear focus for the chain of command for our organization, strategy and business plans. Because the Company is a controlled corporation and the Board is primarily composed of Sponsor Directors, the Company does not have a lead or any other independent directors.

Board’s Role in Risk Oversight.  Risk is inherent with every business. Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

We conduct an annual enterprise risk management assessment, which is facilitated by the Company’s enterprise risk management team in collaboration with the Company’s internal auditors. The senior internal audit executive officer reports to the Chief Executive Officer and Chairman and to the Audit and Compliance Committee in this capacity. In this process, we assess risk throughout the Company by conducting surveys and interviews of Company employees and directors soliciting information regarding business risks that could significantly adversely affect the Company, including the achievement of its strategic plan. We then identify any controls or initiatives in place to mitigate any material risk and the effectiveness of any such controls or initiatives. The enterprise risk management team annually prepares a report for senior management and, ultimately, the Board of Directors regarding the key identified risks and how the Company manages these risks to review and analyze both on an annual and ongoing basis. Senior management attends the quarterly Board meetings and is available to address any questions or concerns raised by the Board regarding risk management and any other matters. Additionally, each quarter, the Board of Directors receives presentations from senior management on strategic matters involving our operations.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit and Compliance Committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management, the senior internal audit executive officer, the senior chief ethics and compliance officer and the independent auditor the Company’s policies with respect to risk assessment and risk management. The Audit and Compliance Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance with applicable laws and regulations, the Company Code of Conduct, and related Company policies and procedures, including the Corporate Ethics and Compliance Program. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Patient Safety and Quality of Care Committee assists the Board in fulfilling its risk oversight responsibility with respect to the Company’s policies and procedures relating to patient safety and the delivery of quality medical care to patients.

Board Meetings and Committees.  During 2010, our Board of Directors held ten meetings. All directors attended at least 75% of the Board meetings and meetings of the committees of the Board on which the director served. Given that we do not presently intend on holding annual stockholder meetings because we are not currently publicly traded, HCA has not adopted a policy regarding director attendance at annual meetings of stockholders. The Company did not have an annual meeting of stockholders in 2009 or 2010 and our directors were re-elected through stockholder action taken on written consent effective September 21, 2009 and April 28, 2010, respectively.

Audit and Compliance Committee.  Our Audit and Compliance Committee is composed of Christopher R. Gordon , Chairman, Christopher J. Birosak, Thomas F. Frist III, and James C. Momtazee. In light of our status as a closely held company and the absence of a public trading market for our common stock, our Board has not designated any member of the Audit and Compliance Committee as an “audit committee financial expert.” None of the members of the Audit and Compliance Committee would meet the independence requirements of Rule 10A-1 of the Exchange Act or the NYSE’s audit committee independence requirements, because of their relationships with certain affiliates of the funds and other entities which hold significant interests in Hercules Holding, which, as of [ • ], 2011, owned approximately 96.8% of our outstanding common stock, and other relationships with us. See “Certain Relationships and Related Party Transactions.” This committee reviews the programs of our internal auditors, the results of their audits, and the adequacy of our system of internal controls and accounting practices. This committee also reviews the scope of the annual audit by our independent registered public accounting firm before its commencement, reviews the results of the audit and reviews the types of services for which we retain our independent registered public accounting firm. The Audit and Compliance Committee has adopted a charter which can be obtained on the Corporate Governance page of the Company’s website at www.hcahealthcare.com. In 2010, the Audit and Compliance Committee met seven times.

Compensation Committee.  Our Compensation Committee is currently composed of James D. Forbes, Chairman, John P. Connaughton and Michael W. Michelson. None of the members of our Compensation Committee would meet the NYSE’s independence requirements. The Compensation Committee is generally charged with the oversight of our executive compensation and rewards programs. Responsibilities of the Compensation Committee include the review and approval of the following items:

•	Executive compensation strategy and philosophy;

•	Compensation arrangements for executive management;

•	Design and administration of the annual cash-based Senior Officer Performance Excellence Program;

•	Design and administration of our equity incentive plans;

•	Executive benefits and perquisites (including the HCA Restoration Plan and the Supplemental Executive Retirement Plan); and

•	Any other executive compensation or benefits related items deemed noteworthy by the Compensation Committee.

In addition, the Compensation Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing employee compensation policies, corporate performance measurement and assessment, and Chief Executive Officer performance assessment.

The Compensation Committee may retain the services of independent outside consultants, as it deems appropriate, to assist in the strategic review of programs and arrangements relating to executive compensation and performance. In 2010, the Compensation Committee hired Semler Brossy Consulting Group, LLC to assist in conducting an assessment of competitive executive compensation. Semler Brossy Consulting Group, is retained by, and reports directly to, the Compensation Committee. A consultant from the firm attends most of the Committee meetings in person or by phone and supports the Committee’s role by providing independent expertise. Its main responsibilities are to:

•	Review and advise on the Company’s executive compensation programs, including base salaries, short- and long-term incentives, and other benefits, if any;

•	Review and analyze peer proxy officer compensation, compensation survey data, and other publicly available data;

•	Review and analyze management prepared market pricing analysis (i.e., review compensation surveys used, job matches, survey weightings, and year-over-year change in analysis results); and

•	Advise on current trends in compensation including design and pay levels.

The Compensation Committee may consider recommendations from our Chief Executive Officer and compensation consultants, among other factors, in making its compensation determinations. The Compensation Committee has the authority to delegate any of its responsibilities to one or more subcommittees as the committee may deem appropriate. For a discussion of the processes and procedures for determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Executive Compensation — Compensation Discussion and Analysis.” The Compensation Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2010, the Compensation Committee met twelve times.

Policy Regarding Communications with the Board of Directors.  Stockholders, employees and other interested parties may communicate with any of our directors by writing to such director(s) c/o Board of Directors, HCA Holdings, Inc., One Park Plaza, Nashville, TN 37203, Attention: Corporate Secretary. All communications from stockholders, employees and other interested parties addressed in that manner will be forwarded to the appropriate director. If the volume of communication becomes such that the Board adopts a process for determining which communications will be relayed to Board members, that process will appear on the Corporate Governance page of our website at www.hcahealthcare.com.

ACTION 2 — AMENDMENT AND RESTATEMENT OF HCA HOLDINGS, INC.
CERTIFICATE OF INCORPORATION

Our Board of Directors has approved, and the holder of 91,845,692 shares of our common stock, representing approximately 96.8% of the shares of our common stock entitled to vote on the record date, has executed a written consent approving an amendment and restatement of our Amended and Restated Certificate of Incorporation in order to effect a [ • ] for 1 stock split and to make certain amendments, as described below, to reflect the Company’s status as a publicly traded company following completion of its proposed initial public offering. The full text of the Amended and Restated Certificate of Incorporation is set forth as Appendix A of this information statement. The Amended and Restated Certificate of Incorporation was approved by our Board of Directors and majority stockholder to be effective and filed immediately prior to the effectiveness of the anticipated initial public offering of our common stock.

Reasons for the Amended and Restated Certificate of Incorporation

On December 22, 2010, we filed the Registration Statement with the SEC relating to a proposed initial public offering of our common stock. It is not currently determinable when or if the Registration Statement will be declared effective by the SEC, or if the offering will occur. If the offering does not occur, the Amended and Restated Certificate of Incorporation will not be filed with the Delaware Secretary of State and will not become effective. However, in the event the Registration Statement is declared effective by the SEC and our common stock is listed on the NYSE, HCA Holdings, Inc.’s common stock will be publicly traded and the Amended and Restated Certificate of Incorporation will be filed with the Delaware Secretary of State and will become effective.

The Board of Directors of the Company deemed it advisable and in the best interest of the Company and its stockholders to amend and restate the Company’s Amended and Restated Certificate of Incorporation to effect a [ • ] for 1 stock split and to add certain provisions and make certain changes in connection with the Company’s anticipated status as a publicly traded company following the proposed initial public offering. A summary of the Amended and Restated Certificate of Incorporation is set forth below, but such summary is qualified in its entirety by reference to the Amended and Restated Certificate of Incorporation itself, a copy of which is attached as Appendix A and incorporated herein by reference.

Summary of Material Changes

The Amended and Restated Certificate of Incorporation amends the Company’s existing Certificate of Incorporation to, among other things:

•	Increase the number of authorized shares of common stock from One Hundred Twenty Five Million (125,000,000) shares to [One Billion Eight Hundred Million (1,800,000,000)] shares.

•	Provide for the authorization of the Board of Directors to issue up to [Two Hundred Million (200,000,000)] shares of preferred stock without any further action by the Company’s stockholders. The Company’s existing Certificate of Incorporation does not provide the Board of Directors the authority to issue preferred stock.

•	Provide for a forward stock split of our existing common stock which will result in each share of the Company’s existing common stock being automatically split up, reclassified and converted into [ • ] shares of common stock, thereby increasing the number of outstanding shares of our common stock to approximately [ • ] shares without giving effect to any shares that may be issued pursuant to the proposed initial public offering of our common stock.

•	Require that our Board of Directors be composed of at least three directors with terms expiring at the next annual meeting of stockholders and when a successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal and that newly created directorships or vacancies can only be filled by the Board of Directors. The Company’s existing Certificate of Incorporation does not address the number of directors or their term, and they are therefore governed by the applicable section of the General Corporation Law of the State of Delaware (the “DGCL”) and the Company’s bylaws.

•	Provide that while Hercules Holding owns a majority of the Company’s outstanding shares of common stock, the Company’s bylaws can be amended by a vote of the holders of a majority of the outstanding shares of the Company entitled to vote, but that if Hercules Holding owns less than a majority of the Company’s outstanding shares of common stock the Company’s bylaws can only be amended by a vote of the holders of at least seventy-five percent (75%) of the outstanding shares of the Company entitled to vote, voting together as a class. The Company’s existing Certificate of Incorporation does not address these matters, and they are therefore governed by the applicable section of the DGCL and the Company’s bylaws.

•	Provide for indemnification of, and advancement of legal expenses to, our directors and officers. The amended Certificate of Incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent of the Company. The Company’s existing Certificate of Incorporation does not address these matters, and they are therefore governed by the applicable section of the DGCL and the Company’s bylaws.

•	Provide that special meetings of the Company’s stockholders may be called by a majority of the directors, the Chairman of the Board of Directors or the Company’s Chief Executive Officer, but that for such time as (and only for such time as) Hercules Holding owns a majority of the Company’s outstanding shares of common stock a special meeting can also be called by the Company’s Secretary at the request of the holders of a majority of the outstanding shares of common stock. The Company’s existing Certificate of Incorporation does not address these matters, and they are therefore governed by the applicable section of the DGCL and the Company’s bylaws.

•	Provide that if Hercules Holding owns less than a majority of the Company’s outstanding shares of common stock, any action required or permitted to be taken at an annual or special meeting of stockholders of the Company may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders. The Company’s existing Certificate of Incorporation does not address these matters, and they are therefore governed by the applicable section of the DGCL.

•	Require that the Company renounce any interest in the business opportunities of the Investors and of our directors who are affiliated with the Investors, other than directors employed by us, and that neither our directors affiliated with the Investors, other than directors employed by us, nor the Investors have any obligation to offer us those opportunities unless presented to such directors in their capacity as directors of the Company. The Company’s existing Certificate of Incorporation does not address these matters.

•	Provide that if Hercules Holding owns less than a majority of the Company’s outstanding shares of common stock, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all outstanding shares of the Company, voting together as a class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with certain specified provisions of the Amended and Restated Certificate of Incorporation. The Company’s existing Certificate of Incorporation does not address these matters, and they are therefore governed by the applicable section of the DGCL.

•	Remove the provision in the Company’s existing Certificate of Incorporation requiring that certain Investor board or committee representatives are present at board or committee meetings in order to satisfy quorum requirements.

Common Stock

The Amended and Restated Certificate of Incorporation authorizes the issuance of [One Billion Eight Hundred Million (1,800,000,000)] shares of common stock, par value $.01 per share. The Company’s existing Certificate of Incorporation authorizes the issuance of One Hundred Twenty Five Million (125,000,000) shares of common stock.

Voting Rights.  Under the terms of the Amended and Restated Certificate of Incorporation, each holder of the common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote and present in person or by proxy at any annual meeting of stockholders can elect all of the directors standing for election, if they should so choose.

Dividends.  Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board of Directors out of legally available assets or funds.

Liquidation.  In the event of our liquidation, dissolution, or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences.  Holders of common stock have no preemptive or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

The Company’s existing Certificate of Incorporation does not address voting rights, dividends, liquidation or rights and preferences, and they are therefore governed by the applicable section of the DGCL.

Preferred Stock

The Amended and Restated Certificate of Incorporation authorizes our Board of Directors, without further action by the stockholders, to issue up to [Two Hundred Million (200,000,000)] shares of preferred stock, par value $.01 per share, in one or more classes or series, to establish from time to time the number of shares to be included in each such class or series, to fix the rights, preferences, and privileges of the shares of each such class or series and any qualifications, limitations, or restrictions thereon. The Company’s existing Certificate of Incorporation does not provide the Board of Directors the authority to issue preferred stock.

Stock Split

The Amended and Restated Certificate of Incorporation provides that, upon the filing and effectiveness of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), a forward split (the “Forward Split”) of our issued and outstanding common stock (including treasury stock) will occur whereby each outstanding share of common stock of the Company (the “Old Common Stock”) shall be automatically split up, reclassified and converted into [ • ] shares of common stock (the “New Common Stock”), thereby increasing the number of outstanding shares of our common stock to approximately [ • ] shares (based on [ • ], 2011 outstanding shares).

The Forward Split shall occur without any further action on the part of the Company or the holders of shares of Old Common Stock or New Common Stock and whether or not certificates representing such holders’ shares prior to the Forward Split are surrendered for cancellation. No fractional interest in a share of New Common Stock shall be deliverable upon the Forward Split. Stockholders who otherwise would have been entitled to receive any fractional interests in the New Common Stock, in lieu of receipt of such fractional interest, shall be entitled to receive from the Company an amount in cash equal to the fair value of such fractional interest as of the Effective Time.

The Forward Split will be effected on a stockholder-by-stockholder (as opposed to certificate-by-certificate) basis. Certificates or book-entries dated as of a date prior to the Effective Time representing outstanding shares of Old Common Stock shall, immediately after the Effective Time, represent a number of shares equal to the same number of shares of New Common Stock as is reflected on the face of such certificates or book-entries, multiplied by [ • ] and rounded down to the nearest whole number. The Company may, but shall not be obliged to, issue new certificates evidencing the shares of New Common Stock outstanding as a result of the Forward Split unless and until the certificates evidencing the shares held by a holder prior to the Forward Split are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

Board of Directors

The Amended and Restated Certificate of Incorporation provides for a Board of Directors of not less than three members, the exact number to be determined from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. The Amended and Restated Certificate of Incorporation provides that directors will be elected to hold office for a term expiring at the next annual meeting of stockholders and until a successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. Newly created directorships and vacancies may be filled, so long as there is at least one remaining director, only by the Board of Directors. The Company’s existing Certificate of Incorporation does not address these matters, and they are therefore governed by the applicable section of the DGCL and the Company’s bylaws.

Amendment to Bylaws

The Amended and Restated Certificate of Incorporation provides that the Board of Directors is expressly authorized to make, alter, amend, change, add to or repeal the Bylaws of the Company by the affirmative vote of a majority of the total number of directors then in office. Prior to the Trigger Date (as defined below), any amendment, alteration, change, addition or repeal of the Bylaws of the Company by the stockholders of the Company shall require the affirmative vote of the holders of a majority of the outstanding shares of the Company entitled to vote on such amendment, alteration, change, addition or repeal. On or following the Trigger Date, any amendment, alteration, change, addition or repeal of the Bylaws of the Company by the stockholders of the Company shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of the Company, voting together as a class, entitled to vote on such amendment, alteration, change, addition or repeal.

For purposes of the Amended and Restated Certificate of Incorporation, (i) “Trigger Date” is defined as the first date on which Hercules Holding (or its successor) ceases, or in the event of a liquidation of Hercules Holding, the Equity Sponsors (as defined below) and their affiliates, collectively, cease, to beneficially own (directly or indirectly) shares representing a majority of the then issued and outstanding common stock of the Company (it being understood that the retention of either direct or indirect beneficial ownership of a majority of the then issued and outstanding shares of common stock by Hercules Holding (or its successor) or the Equity Sponsors and their affiliates, as applicable, shall mean that the Trigger Date has not occurred) and (ii) the “Equity Sponsors” shall mean each of Bain Capital, KKR, BAML Capital Partners, Citigroup, Bank of America Corporation, and Dr. Thomas F. Frist, Jr. and their respective affiliates, subsidiaries, successors and assignees (other than the Company and its subsidiaries).

The Company’s existing Certificate of Incorporation provides that the Board of Directors can alter, amend or repeal the Company’s Bylaws by a majority vote but does not address the other matters, which are therefore governed by the applicable section of the DGCL and the Company’s bylaws.

Limitation of Liability

The Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director of the Company shall be liable to the Company or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Company or its stockholders. The Company’s existing Certificate of Incorporation also limits the liability of the Company’s directors to the Company.

Indemnification

The Amended and Restated Certificate of Incorporation provides that:

•	we will indemnify our directors and officers to the fullest extent permitted by the DGCL;

•	we will advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by law, subject to our receipt of an undertaking by or on behalf of the indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that such indemnitee is not entitled to be indemnified by the Company; and

•	the rights provided in our Amended and Restated Certificate of Incorporation are not exclusive.

The Amended and Restated Certificate of Incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether the Company would have the power to indemnify such person against such expenses, liability or loss under the DGCL. The Company’s existing Certificate of Incorporation does not address these matters, and they are therefore governed by the applicable section of the DGCL.

Special Meetings of Stockholders

The Amended and Restated Certificate of Incorporation provides that special meetings of stockholders of the Company may be called only by either the Board of Directors, pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office, or by the Chairman of the Board or the Chief Executive Officer of the Company; provided that, prior to the Trigger Date, special meetings of stockholders of the Company may also be called by the secretary of the Company at the request of the holders of a majority of the outstanding shares of common stock. The Company’s existing Certificate of Incorporation does not address these matters, and they are therefore governed by the applicable section of the DGCL.

Action on Written Consent

Pursuant to the Amended and Restated Certificate of Incorporation, prior to the Trigger Date, stockholders may take action by written consent; however, following the Trigger Date, any action required or permitted to be taken at an annual or special meeting of stockholders of the Company may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders. The Company’s existing Certificate of Incorporation does not address these matters, and they are therefore governed by the applicable section of the DGCL.

Corporate Opportunities

The Amended and Restated Certificate of Incorporation provides that we renounce any interest in the business opportunities of the Investors and of our directors who are affiliated with the Investors, other than directors employed by us, and that neither our directors affiliated with the Investors, other than directors employed by us, nor the Investors have any obligation to offer us those opportunities, except that the forgoing have an obligation to communicate business opportunities offered to such persons expressly in his or her capacity as a director or officer of the Company. The Company’s existing Certificate of Incorporation does not address these matters, and they are therefore governed by applicable Delaware law.

Amendment to Amended and Restated Certificate of Incorporation

The Amended and Restated Certificate of Incorporation provides that on or following the Trigger Date, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all outstanding shares of the Company entitled to vote generally in the election of directors, voting together in a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with certain specified provisions of the Amended and Restated Certificate of Incorporation. The Company’s existing Certificate of Incorporation does not address these matters, and they are therefore governed by the applicable section of the DGCL.

Effective Date

The Amended and Restated Certificate of Incorporation will become effective as of the date it is filed with the Secretary of State of the State of Delaware, which we expect to occur immediately prior to and subject to the effectiveness of the registration statement relating to the anticipated initial public offering of our common stock.

ACTION 3 — INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Our Board of Directors has approved and the holder of 91,845,692 shares of our common stock, representing approximately 96.8% of the shares of our common stock entitled to vote on the record date, has executed a written consent approving an increase in the number of our authorized shares of common stock from One Hundred Twenty-Five Million (125,000,000) to [One Billion Eight Hundred Million (1,800,000,000)], as reflected in our Amended and Restated Certificate of Incorporation discussed in Action 2 above. The increase in authorized shares was approved by our Board of Directors and majority stockholder to be effective and the Amended and Restated Certificate of Incorporation be filed immediately prior to and subject to the effectiveness of the anticipated initial public offering of our common stock as discussed in Action 2 above.

Reasons for the Increase in Authorized Shares of Common Stock

Our Board of Directors deemed it advisable and in the best interests of the Company to increase the number of authorized shares of common stock in order to provide flexibility to issue shares of common stock in connection with our proposed initial public offering and the shares to be issued as a result of the [ • ] for 1 stock split discussed in more detail in Action 2 above. In addition, our Board considers the increase in the number of authorized shares of common stock desirable and in the best interests of the Company because it would give the Company the necessary flexibility on an ongoing basis to issue common stock in connection with stock dividends and splits, acquisitions, equity financings and for other general corporate purposes. Except for the shares to be issued in connection with the Company’s initial public offering and as a result of the [ • ] for 1 stock split, the Company currently has no oral or written plans, arrangements or understandings for the issuance of the additional shares of common stock to be authorized pursuant to this action. The increase in authorized shares will ensure that the Company will continue to have an adequate number of authorized and unissued shares of common stock available for future use.

As is the case with the shares of common stock which are currently authorized but unissued, the Board will have authority to issue the additional shares of common stock from time to time without further action on the part of stockholders except as may be required by applicable law or by the rules of the NYSE or any other stock exchange or market on which the Company’s securities may then be listed or authorized for quotation.

The additional number of authorized shares could have the effect of making it more difficult for a third party to take over the Company in a transaction not approved by the Board of Directors. Stockholders do not have any preemptive or other rights to subscribe for any shares of common stock which may in the future be issued by the Company.

ACTION 4 — APPROVAL OF 2006 STOCK INCENTIVE PLAN FOR KEY EMPLOYEES OF HCA HOLDINGS, INC. AND ITS AFFILIATES, AS AMENDED AND RESTATED

Our Board of Directors has approved and the holder of 91,845,692 shares of our common stock, representing approximately 96.8% of the shares of our outstanding common stock entitled to vote on the record date, has executed a written consent approving the Stock Incentive Plan. The 2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates (the “2006 Plan”) was initially entered into by HCA Inc. on November 17, 2006 in connection with the Merger and was assumed by the Company following completion of the Corporate Reorganization on November 22, 2010, pursuant to which the Company became the direct parent company of HCA Inc. We have summarized below the amendments proposed to be made to the 2006 Plan through the approval of the Stock Incentive Plan.

This summary relates to shares of HCA’s common stock, par value $.01 per share (“Shares” or “Common Stock”), which may be offered to participants pursuant to the Stock Incentive Plan. All references to “Shares” and “Common Stock” and numbers of shares generally in this summary are intended to refer to shares of New Common Stock on a post-split basis.

The amendments, among other things:

•	provide that the Compensation Committee (the “Committee”) may delegate its duties and powers to administer the Stock Incentive Plan to a subcommittee thereof consisting of directors meeting applicable independence standards of Rule 16b-3 of the Exchange Act, NYSE listed company rules and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”);

•	provide that a member of the Board of Directors’ annual retainer, meeting fees and/or other awards or compensation may be in the form of stock options, restricted shares, restricted share units and/or Other Stock-Based Awards as determined by the Board of Directors;

•	provide that the Committee may grant performance-based awards pursuant to Section 162(m) of the Code, subject to certain terms and limitations (see “Description of Awards” below);

•	increase the number of shares available for issuance under the 2006 Plan by [ • ] shares (see “Securities to be Offered” below);

•	limit the number of shares with respect to which incentive stock options (as defined under Section 422 of the Code) may be granted to no more than 1,000,000 per fiscal year;

•	provide that the Committee may allow grants to be made in assumption of, or substitution for, outstanding awards previously granted by the Company or an acquired company, and that such grants will not reduce the number of shares available for issuance under the Stock Incentive Plan and also provide that shares under an acquired company’s plan may be used for grants to employees of such acquired company and shall not reduce the number of shares available for issuance under the Stock Incentive Plan;

•	allow the Committee, after a “change in control” of the Company (as defined in the Stock Incentive Plan and below in this summary) to (i) accelerate payment of earned, but unpaid “Performance-Based Awards” (as defined in the Stock Incentive Plan and below in this summary), (ii) end all in-progress performance periods for Performance-Based Awards and either (A) deem that all Performance-Based Awards should be paid at target or (B) determine to what extent all Performance-Based Awards have been earned;

•	provide that the Committee may specify in a grant that a Stock Incentive Plan participant’s rights, payments and benefits are subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events; and

•	extend the termination date of the Stock Incentive Plan to the date that is ten years from the effective date of the Stock Incentive Plan.

The amendments to the Stock Incentive Plan also include additional amendments to add certain provisions and make certain changes suitable to the Company’s status as a publicly traded company when or if the proposed initial public offering of our common stock is completed, as well as miscellaneous clarifications to plan language. The Stock Incentive Plan will become effective immediately prior to and subject to the effectiveness of the Registration Statement.

The 2006 Plan authorized the issuance of up to 10,656,130 shares (on a pre-split basis), or 10% of the fully diluted number of shares of our then authorized common stock as of the effective date of the 2006 Plan. Increasing the number of shares available for issuance under the Stock Incentive Plan will enable the Company to continue to attract, retain, and motivate key officers, employees and directors.

As of December 31, 2010:

•	329,706 shares (on a pre-split basis) were available for grant in the aggregate under the 2006 Plan; and

•	options representing 10,196,298 shares (on a pre-split basis) were outstanding under the 2006 Plan.

General Plan Information

The principal features of the Stock Incentive Plan are summarized below, but such summary is qualified in its entirety by reference to the Stock Incentive Plan itself, a copy of which is attached as Appendix B and incorporated herein by reference.

All awards of stock options, stock appreciation rights and other stock-based awards made to Stock Incentive Plan participants and all shares of Common Stock issued upon exercise of such awards are subject to the terms and conditions (including certain restrictions) set forth in the Stock Incentive Plan, the Grant Agreement (as hereinafter defined), the Management Stockholder’s Agreement and the Sale Participation Agreement (both as defined in the Stock Incentive Plan), to the extent applicable to the awards and such Shares.

The purposes of the Stock Incentive Plan are:

(i) to promote the long term financial interests and growth of HCA and its subsidiaries by attracting and retaining management and other personnel with the training, experience and ability to enable them to make a substantial contribution to the success of HCA’s business;

(ii) to motivate management personnel by means of growth-related incentives to achieve long range goals; and

(iii) to further the alignment of interests of participants with those of the stockholders of HCA through opportunities for increased stock, or stock-based, ownership in HCA.

The Stock Incentive Plan was approved by the stockholders of HCA on [ • ], 2011 and will become effective immediately prior to and subject to the effectiveness of the Registration Statement, and unless terminated earlier by HCA’s Board of Directors, the Stock Incentive Plan will terminate the date that is ten years from the effective date of the Stock Incentive Plan. However, awards granted on or prior to the termination may extend beyond that date.

The Stock Incentive Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

The Committee (or, if the HCA Board of Directors takes an action in place of the Committee, the HCA Board of Directors) conducts the general administration of the Stock Incentive Plan in accordance with the Stock Incentive Plan’s provisions. The Committee is appointed by and serves at the pleasure of the HCA Board of Directors. The Committee may adopt its own rules of procedure, and action of a majority of the members of the Committee taken at a meeting, or action taken without a meeting by unanimous written consent, constitutes action by the Committee. The Committee has the power and authority to administer, construe and interpret the Stock Incentive Plan, and to make rules for carrying it out and to make changes in such rules. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Stock Incentive Plan in the manner and to the extent the Committee deems necessary or desirable. Any such interpretations, rules and administration must be consistent with the basic purposes of the Stock Incentive Plan. The Committee has the full power and authority to establish the terms and conditions of any grant under the Stock Incentive Plan, consistent with the provisions of the Stock Incentive Plan, and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

The Committee may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act (or any successor rule thereto), “independent directors” within the meaning of NYSE listed company rules and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto), to the extent Rule 16b-3 under the Exchange Act and Section 162(m) of the Code, respectively, are applicable to the Company and the Stock Incentive Plan; provided, however, that HCA’s Board of Directors may, in its sole discretion, take any action designated to the Committee under the Stock Incentive Plan as it may deem necessary. The Committee may delegate to HCA’s Chief Executive Officer and to other senior officers of HCA its duties under the Stock Incentive Plan, subject to applicable law and such conditions and limitations as the Committee may prescribe, except that only the Committee may designate and make awards to Stock Incentive Plan participants. The Committee may employ counsel, consultants, accountants, appraisers, brokers or other persons. The Committee, HCA and the officers and directors of HCA shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Stock Incentive Plan participants and their beneficiaries or successors.

Subject to the provisions of the Stock Incentive Plan, the Committee may from time to time grant awards of stock options, stock appreciation rights, other stock-based awards, dividend equivalent rights, non-employee director grants or performance-based awards to Stock Incentive Plan participants, in such form and having such terms, conditions and limitations as the Committee may determine. The terms, conditions and limitations of each award under the Stock Incentive Plan must be evidenced by a written agreement executed by HCA and the participant (“Grant Agreement”), in a form approved by the Committee, consistent, however, with the terms of the Stock Incentive Plan; provided, however, that such Grant Agreement will contain provisions dealing with the treatment of awards in the event of the termination of employment or other service relationship, death or disability of a participant, and may also include provisions concerning the treatment of awards in the event of a change in control of HCA. The Committee has the authority to make amendments to any terms and conditions applicable to outstanding awards as are consistent with the Stock Incentive Plan, provided that no amendment may modify such awards that disadvantages participants in more than a de minimis way but less than a material way without approval by a majority of affected participants and, provided further, that, except for adjustments under the adjustment provisions of the Stock Incentive Plan or as a result of a merger, consolidation or similar event, no such action may materially disadvantage a participant with respect to outstanding awards without the participant’s consent except as such modification is provided for or contemplated in the terms of the Grant Agreement or the Stock Incentive Plan.

Securities to be Offered

The total number of shares of Common Stock available for awards under the Stock Incentive Plan is the sum of (i) [  •  ] shares and (ii) the number of shares available for grant under the Stock Incentive Plan as of the effective date of the Stock Incentive Plan, subject to adjustment as provided for in the Stock Incentive Plan. The number of shares of Common Stock with respect to which Incentive Stock Options may be granted after the effective date of the Stock Incentive Plan is no more than 1,000,000 per fiscal year. Unless restricted by applicable law, shares of Common Stock related to awards that are forfeited, terminated, settled for cash, canceled without the delivery of shares of Common Stock, expire unexercised, are withheld to pay taxes or exercise prices or are repurchased by HCA will immediately become available for new awards.

Awards may, in the discretion of the Committee, be made under the Stock Incentive Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its subsidiaries or a company acquired by the Company or with which the Company combines. The number of shares of Common Stock underlying awards made in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or any of its subsidiaries or with which the Company or any of its subsidiaries combines shall not be counted against the aggregate number of shares of Common Stock available for awards under the Stock Incentive Plan, nor shall the shares of Common Stock subject to such substitute awards become available for new awards under the circumstances described in the prior paragraph. In addition, in the event that a company acquired by the Company or any of its subsidiaries or with which the Company or any of its subsidiaries combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for awards and shall not reduce the shares of Common Stock authorized for issuance under the Stock Incentive Plan; provided that awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or any of its subsidiaries prior to such acquisition or combination.

In the event of any change in or exchange of, the outstanding Common Stock by reason of a stock dividend, stock split, extraordinary distribution, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of shares of Common Stock, any equity restructuring (as defined under Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718) or other corporate change, or any distribution to stockholders other than regular cash dividends, or any transaction similar to any of the foregoing, the Committee will in an equitable and proportionate manner as it deems reasonably necessary to address on an equitable basis the effect of such event, and in such manner as is consistent with Section 162(m), 422, and 409A of the Code and the regulations thereunder, make such substitution or adjustment, if any, (a) as to the number and kind of shares of Common Stock subject to the Stock Incentive Plan and available for or covered by awards, (b) as to share prices per share of Common Stock related to outstanding awards, or by providing for an equivalent award in respect of securities of the surviving entity of any merger, consolidation, or other transaction or event having a similar effect, or (c) by providing for a cash payment to the holder of an outstanding award, and make such other revisions to outstanding awards as it deems, in good faith, are equitably required (including, without limitation, to the exercise price of stock options).

The Stock Incentive Plan provides that, unless the Committee determines otherwise, no benefit or promise under the Stock Incentive Plan will be secured by any specific assets of HCA, nor shall any assets of HCA, be designated as attributed or allocated to the satisfaction of HCA’s obligations under the Stock Incentive Plan. Neither the Stock Incentive Plan nor any award thereunder will create or be construed to create a fiduciary relationship between the Company or any subsidiary or affiliate thereof and a participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any subsidiary or affiliate thereof pursuant to an award, such right will be no greater than the right of any secured general creditor of the Company or any subsidiary or affiliate thereof.

The Committee may, in its sole discretion, specify in any grant made on or after the effective date of the amendment and restatement of the Stock Incentive Plan that the participant’s rights, payments, and benefits shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of a grant. Such events may include, but shall not be limited to, termination of employment for cause, termination of the participant’s provision of services to the Company or any of its subsidiaries, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the participant, or restatement of the Company’s financial statements to reflect adverse results from those previously released financial statements, as a consequence of errors, omissions, fraud, or misconduct.

No awards shall be made under the Stock Incentive Plan beyond ten years after the effective date of the Stock Incentive Plan, but the terms of awards made on or before the expiration of the Stock Incentive Plan may extend beyond such expiration. At the time an award is made or amended or the terms or conditions of an award are changed in accordance with the terms of the Stock Incentive Plan or the Grant Agreement, the Committee may provide for limitations or conditions on such award.

Unless otherwise expressly provided in the Stock Incentive Plan or in an applicable Grant Agreement, any grant made under the Stock Incentive Plan, and the authority of HCA’s Board of Directors or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such grant or to waive any conditions or rights under any such grant shall, continue after the tenth anniversary of the effective date of the Stock Incentive Plan.

Who May Participate

Grants under the Stock Incentive Plan may be awarded to Employees or other persons having a relationship with HCA or any of its subsidiaries or affiliates. As of December 31, 2010, approximately 1,700 individuals were eligible to participate in the Stock Incentive Plan. However, the Company has not at the present time determined who will receive the shares of Common Stock that will be authorized for issuance under the Stock Incentive Plan or how they will be allocated. “Employees” are persons, including officers, in the regular employment of HCA (or any subsidiary or affiliate of HCA), who, in the opinion of the Committee, are, or are expected to be, involved in the management, growth or protection of some part or all of the business of HCA. As used herein and in the Stock Incentive Plan, the term “participant” means an Employee, non-employee member of HCA’s Board of Directors, consultant or other person having a service relationship with HCA (or any subsidiary or affiliate of HCA), to whom one or more awards have been made pursuant to the Stock Incentive Plan and remain outstanding.

Description of Awards

Stock Options.  Options to purchase Common Stock (“Stock Options”) may be granted to participants under the Stock Incentive Plan. At the time of grant, the Committee shall determine the option exercise period, the option exercise price, vesting requirements, and such other terms, conditions or restrictions on the grant or exercise of the option as the Committee deems appropriate including, without limitation, the right to receive dividend equivalent payments on vested options. The exercise price per share of a Stock Option will be determined by the Committee and may not be less than the fair market value of HCA’s Common Stock on the date the Stock Option is granted (subject to later adjustment pursuant to the Stock Incentive Plan). In addition to other restrictions contained in the Stock Incentive Plan, a Stock Option granted under the Stock Incentive Plan may not be exercised more than 10 years after the date it is granted. Payment of the Stock Option exercise price shall be made (i) in cash, (ii) with the consent of the Committee, in shares of Common Stock (any such Shares valued at fair market value on the date of exercise) having an aggregate fair market value equal to the aggregate exercise price for the shares of Common Stock being purchased and that the participant has held for at least six months (or such other period of time as may be required to attain tax or financial reporting treatments that are not considered to be adverse to the Company), (iii) through the withholding of shares of Common Stock (any such shares of Common Stock valued at fair market value on the date of exercise) otherwise issuable upon the exercise of the Stock Option in a manner that is compliant with applicable law, (iv) if there is a public market for the shares of Common Stock at such time, to the extent permitted by, and subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell shares of Common Stock obtained upon the exercise of the Stock Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate exercise price for the shares of Common Stock being purchased, or (v) a combination of the foregoing methods, in each such case in accordance with the terms of the Stock Incentive Plan, the Grant Agreement and of any applicable guidelines of the Committee in effect at the time.

Stock Appreciation Rights.  The Committee may grant Stock Appreciation Rights (as hereinafter defined) independent of, or in connection with, the grant of a Stock Option or a portion thereof. Each Stock Appreciation Right shall be subject to such other terms as the Committee may determine; however, the exercise price per Share of a Stock Appreciation Right shall in no event be less than the fair market value on the date the Stock Appreciation Right is granted. Each Stock Appreciation Right granted independent of a Stock Option shall be defined as a right of a Stock Incentive Plan participant, upon exercise of such Stock Appreciation Right, to receive an amount equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share of Common Stock over (B) the exercise price per share of such Stock Appreciation Right, multiplied by (ii) the number of shares of Common Stock covered by the Stock Appreciation Right. Payment of the Stock Appreciation Right shall be made in shares of Common Stock or in cash, or partly in shares of Common Stock and partly in cash (any such Shares valued at the fair market value on the date of the payment), all as shall be determined by the Committee.

Other Stock-Based Awards.  The Committee may grant or sell awards of Shares, awards of restricted Shares and awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, Shares (including, without limitation, restricted stock units). Such “Other Stock-Based Awards” shall be in such form, and dependent on such conditions, as the Committee may determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other awards under the Stock Incentive Plan. Subject to the provisions of the Stock Incentive Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

Dividend Equivalent Rights.  The Committee may grant Dividend Equivalent Rights either alone or in connection with the grant of a Stock Option, Stock Appreciation Right, Other Stock-Based Award, or director grant described in the paragraph below. A “Dividend Equivalent Right” shall be the right to receive a payment in respect of one Share (whether or not subject to a Stock Option) equal to the amount of any dividend paid in respect of one Share held by a stockholder of HCA. Each Dividend Equivalent Right shall be subject to such terms as the Committee may determine. All dividend or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest, be reinvested into additional Shares, or, in the case of dividends or dividend equivalents credited in connection with Performance-Based Awards be credited as additional Performance-Based Awards and be paid to the participant if and when, and to the extent that, payment is made pursuant to such grant. The total number of Shares available for grant under the Stock Incentive Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance-Based Awards.

Director Grants.  HCA’s Board of Directors may provide that all or a portion of any member of the Board of Directors’ annual retainer, meeting fees and/or other awards or compensation as determined by the Board of Directors, be payable (either automatically or at the election of such member) in the form of non-qualified Stock Options, restricted shares, restricted share units and/or Other Stock-Based Awards, including unrestricted Shares. The Board of Directors shall determine the terms and conditions of any such grants, including the terms and conditions which shall apply upon a termination of such Board of Directors member’s service as a member of the Board of Directors, and shall have full power and authority in its discretion to administer such grants, subject to the terms of the Stock Incentive Plan and applicable law.

Performance-Based Awards.  During any period when Section 162(m) of the Code is applicable to the Company and the Stock Incentive Plan, the Committee, in its sole discretion, may award grants which are denominated in Shares or cash (which, for avoidance of doubt, may include a grant of Stock Options, Stock Appreciation Rights, Other Stock-Based Awards, or Dividend Equivalent Rights) (such grants, “Performance-Based Awards”), which grants may, but for the avoidance of doubt are not required to, be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto). Such Performance-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares or the cash value of the grant upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Performance-Based Awards may be granted alone or in addition to any other awards granted under the Stock Incentive Plan. Subject to the provisions of the Stock Incentive Plan, the Committee shall determine to whom and when Performance-Based Awards will be made, the number of Shares or aggregate amount of cash to be awarded under (or otherwise related to) such Performance-Based Awards, whether such Performance-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such grants (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued, to the extent applicable, shall be fully paid and non-assessable).

A participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (A) while the outcome for that performance period is substantially uncertain and (B) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated income before or after taxes (including income before interest, taxes, depreciation and amortization); (ii) EBITDA; (iii) adjusted EBITDA; (iv) operating income; (v) net income; (vi) net income per Share; (vii) book value per Share; (viii) return on members’ or stockholders’ equity; (ix) expense management; (x) return on investment; (xi) improvements in capital structure; (xii) profitability of an identifiable business unit or product; (xiii) maintenance or improvement of profit margins; (xiv) stock price; (xv) market share; (xvi) revenue or sales; (xvii) costs; (xviii) cash flow; (xix) working capital; (xx) multiple of invested capital; (xxi) total return; and (xxii) such other objective performance criteria as determined by the Committee in its sole discretion to the extent such criteria would be a permissible performance criteria under Section 162(m) of the Code. The foregoing criteria may relate to the Company, one or more of its subsidiaries or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. The Committee may appropriately adjust any evaluation of performance under criteria set forth in the Stock Incentive Plan to exclude any of the following events that occurs during a performance period: (1) gains or losses on sales of assets, (2) asset impairments or write-downs, (3) litigation or claim judgments or settlements, (4) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (5) accruals for reorganization and restructuring programs, (6) any extraordinary non-recurring items as described in FASB ASC Topic 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, and (7) the effect of adverse or delayed federal, state or local governmental or regulatory action; provided that the Committee commits to make any such adjustments within the 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code).

The maximum amount of a Performance-Based Award during a fiscal year to any participant shall be: (x) with respect to Performance-Based Awards that are denominated in Shares, 1,000,000 per fiscal year and (y) with respect to Performance-Based Awards that are denominated in cash, $5,000,000 per fiscal year. To the extent that a Performance-Based Award may be earned over a period that is longer than one fiscal year, the foregoing limitations shall apply to each full or partial fiscal year during or in which such grant may be earned.

The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given participant and, if they have, during any period when Section 162(m) of the Code is applicable to the Company and the Stock Incentive Plan and such Performance-Based Award is intended to be deductible by the Company under Section 162(m) of the Code, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification, to the extent applicable, is made by the Committee. The amount of the Performance-Based Award actually paid to a given participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a participant may, if and to the extent permitted by the Committee and consistent with the provisions of Sections 162(m) and 409A of the Code, to the extent applicable, elect to defer payment of a Performance-Based Award.

Determination of Fair Market Value of Common Stock

The “fair market value” of the Common Stock means, on a per Share basis, on any given date, the closing trading price of the Common Stock on the NYSE, unless otherwise determined by HCA’s Board of Directors.

Assignment of Awards

Other than as specifically provided in the Management Stockholder’s Agreement between the participant and HCA or Sale Participation Agreement between the participant and Hercules Holdings, if applicable to a grant, no benefit under the Stock Incentive Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. If no Management Stockholder’s Agreement or Sale Participation Agreement is applicable to a grant, then except as otherwise provided in the Stock Incentive Plan, a Grant Agreement, or by the Committee at or after grant, no grant shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant, except by will or the laws of descent and distribution; provided, however, that no such transfer of a grant by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer. No benefit under the Stock Incentive Plan shall, prior to receipt thereof by the participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the participant.

Resale Restrictions

Any resales of Shares received by participants pursuant to the Stock Incentive Plan may be limited as provided in an applicable Management Stockholder’s Agreement. Additionally, to the extent the Common Stock described herein is not then registered with the SEC, any resales of Shares received by participants pursuant to the Stock Incentive Plan must be made in reliance upon exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). Additional restrictions on transfer may be imposed by state, local or foreign securities commissions or regulators, as applicable. To the extent a participant is an “affiliate” of HCA (as defined in the Securities Act), additional restrictions may be imposed on resale, regardless of whether the Common Stock is then registered under the Securities Act, including as provided in Rule 144 under the Securities Act.

Change in Control Provisions

In the event of a “Change in Control,” as defined in the Stock Incentive Plan, (i) if determined in the applicable Grant Agreement or otherwise determined by the Committee in its sole discretion, any outstanding awards then held by participants which are unexercisable or otherwise unvested or subject to lapse restrictions may automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such Change in Control and (ii) the Committee may, to the extent determined by the Committee to be permitted under Section 409A of the Code, but shall not be obligated to, (A) cancel such awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Stock Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Stock Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the fair market value of the Shares subject to such Stock Options or Stock Appreciation Rights) over the aggregate option price of such Stock Options or the aggregate exercise price of such Stock Appreciation Rights, as the case may be, (B) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the Stock Incentive Plan as determined by the Committee in its sole discretion or (C) provide that for a period of at least 15 days prior to the Change in Control, any Stock Options or Stock Appreciation Rights shall be exercisable as to all Shares subject thereto and that upon the occurrence of the Change in Control, such Stock Options or Stock Appreciation Rights shall terminate and be of no further force and effect; provided, however, that subpart (ii) shall not apply to a “Change in Control” under clause (C) of such definition that occurs due to a gradual sell down of voting stock of the Company by the Investors (as defined in the Stock Incentive Plan) or their affiliates.

In connection with the foregoing, the Committee may, in its discretion, provide that in the event of a Change in Control, (i) any outstanding Performance-Based Awards relating to performance periods ending prior to the Change in Control which have been earned but not paid shall become immediately payable and (ii) all then-in-progress performance periods for Performance-Based Awards that are outstanding shall end, and either (A) any or all Participants shall be deemed to have earned an award equal to the relevant target award opportunity for the performance period in question, or (B) at the Committee’s discretion, the Committee shall determine the extent to which performance criteria have been met with respect to each such Performance-Based award.

A “Change in Control” shall mean (as defined in the Stock Incentive Plan), in one or more of a series of transactions, (i) the transfer or sale of all or substantially all of the assets of HCA to a person (or group of persons acting in concert) who is not an Investor, an affiliate of any of the Investors or any entity in which any Investor holds, directly or indirectly, a majority of the economic interests in such entity (an “Unaffiliated Person”); (ii) a merger, consolidation, recapitalization or reorganization of HCA with or into another Unaffiliated Person, or a transfer or sale of the voting stock of HCA, an Investor, or any affiliate of any of the Investors to an Unaffiliated Person, in any such event that results in more than 50% of the Common Stock of HCA (or any resulting company after a merger) being held by an Unaffiliated Person; or (iii) a merger, consolidation, recapitalization or reorganization of HCA with or into another Unaffiliated Person, or a transfer or sale by HCA, an Investor or any affiliate of any of the Investors, in any such event after which the Investors and their affiliates (x) collectively own less than 15% of the Common Stock of and (y) collectively have the ability to appoint less than 50% of the directors to the Board of Directors of HCA (or any resulting company after a merger).

Amendment and Termination

HCA’s Board of Directors may at any time amend, suspend or terminate the Stock Incentive Plan except that no such action, other than an action under the adjustment provisions of the Stock Incentive Plan or as a result of a merger, consolidation or similar event, may be taken which would, without stockholder approval, increase the aggregate number of shares of Common Stock available for awards under the Stock Incentive Plan, decrease the price of outstanding awards, change the requirements relating to the Committee, extend the term of the Stock Incentive Plan or otherwise require the approval of the stockholders of the Company to the extent such approval is required by or desirable to satisfy the requirements of, in each case, any applicable law, regulation or other rule, including, the listing standards of the securities exchange, which is, at the applicable time, the principal market for shares of Common Stock. However, no amendment, suspension or termination of the Stock Incentive Plan may disadvantage participants in more than a de minimis way but less than a material way without the consent of a majority of the affected participants and no such action shall materially disadvantage a participant (without their consent) with respect to any outstanding grants, other than as contemplated by the Stock Incentive Plan or the Grant Agreement.

Withholding Taxes

HCA shall have the right to deduct from any payment made under the Stock Incentive Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of HCA to deliver Shares upon the exercise of a Stock Option that the participant pays to HCA such amount as may be requested by HCA for the purpose of satisfying any liability for such withholding taxes; provided, however, that a participant may satisfy the statutory amount of such taxes due upon exercise of any Stock Option through the withholding of Shares (valued at fair market value on the date of exercise) otherwise issuable upon the exercise of such Stock Option. For awards other than Stock Options, the Committee may in its discretion permit a participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to an grant by: (a) electing to have the Company withhold Shares or other property otherwise deliverable to such participant pursuant to the grant (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required federal, state local and foreign withholding obligations using the minimum statutory withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (b) tendering to the Company Shares owned by such participant (or by such participant and his or her spouse jointly) and purchased or held for the requisite period of time as may be required to avoid the Company’s or the affiliates’ or subsidiaries’ incurring an adverse accounting charge, based, in each case, on the fair market value of the Shares on the payment date as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Certain Federal Income Tax Consequences

The following is a brief summary of certain federal income tax aspects of awards under the Stock Incentive Plan based upon the United States federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and the exact tax consequences to any participant will depend upon his or her particular circumstances and other factors. Participants may also be subject to certain United States state and local taxes and foreign taxes, which are not described herein. The Stock Incentive Plan participants are encouraged to consult their own tax advisors with respect to any state tax considerations or particular federal tax implications of awards granted under the Stock Incentive Plan.

PURSUANT TO THE MANAGEMENT STOCKHOLDER’S AGREEMENT WHERE APPLICABLE, TO THE EXTENT THAT ANY SHARES TO BE TRANSFERRED TO THE PARTICIPANT ARE SUBJECT TO A “SUBSTANTIAL RISK OF FORFEITURE” (WITHIN THE MEANING OF TREASURY REGULATION SECTION 1.83-3(c) APPLICABLE TO THE TRANSFER OF SUCH STOCK) AT THE TIME OF SUCH TRANSFER, THE PARTICIPANT IS REQUIRED, UNLESS HCA SHALL AGREE OTHERWISE WITH SUCH PARTICIPANT, TO MAKE A SECTION 83(b) ELECTION WITH RESPECT TO SUCH SHARES WITHIN THIRTY DAYS AFTER THE TRANSFER.

Stock Options.  The grant of a non-qualified stock option with an exercise price equal to the fair market value of the Common Stock on the date of grant is not generally a taxable event to the participant or HCA. Subject to the discussion “Section 83(b) Considerations” below, on the exercise of a Stock Option, a participant will recognize ordinary income to the extent that the fair market value of the Common Stock acquired pursuant to the exercise of the Stock Option, as of the exercise date, is greater than the exercise price of the Stock Option. Any income recognized by the participant as a result of the exercise of a Stock Option will be compensation income and will be subject to income and employment tax withholding at the time the Common Stock is acquired. If a Stock Option held by a participant is purchased by HCA, such participant will recognize ordinary income in an amount equal to the amount paid by HCA for such option.

Sale of Common Stock.  The sale or other taxable disposition of Common Stock acquired upon the exercise of a Stock Option will be a taxable event to the participant. In general, the participant selling such Common Stock will recognize gain or loss equal to the difference between the amount realized by such participant upon such sale or disposition and the participant’s adjusted tax basis in such Common Stock. A participant’s adjusted tax basis in Common Stock purchased upon exercise of a Stock Option will generally be the amount paid for such shares plus the amount, if any, of ordinary income recognized on purchase. Any gain or loss resulting from a sale or disposition of Common Stock obtained by the participant, either purchased or through the exercise of an Option, generally will be taxed as capital gain or loss if such Common Stock was a capital asset in the hands of the participant and will be taxed as long-term capital gain or loss if at the time of any such sale or disposition the participant has held such Common Stock for more than one year. The time that such participant holds a Stock Option (rather than the Common Stock attributable to such Stock Option) is not taken into account for purposes of determining whether the participant has held such Common Stock for more than one year. In addition, there are limits on the deductibility of capital losses by the participant. The tax consequences described above may differ, however, in the case of a sale or other taxable disposition of Common Stock to HCA, particularly if the participant has not experienced a meaningful reduction in his or her proportionate interest in HCA as a result of such transaction.

Stock Appreciation Rights.  The grant of a Stock Appreciation Right with an exercise price equal to the fair market value of the Common Stock on the date of grant is not generally a taxable event to the participant or HCA. The exercise of a Stock Appreciation Right will result in the participant recognizing ordinary income on the value of the Stock Appreciation Right at the time of exercise. HCA will be allowed a deduction for the amount of ordinary income recognized by a participant with respect to a Stock Appreciation Right. The participant also is subject to capital gains treatment on the subsequent sale of any Common Stock acquired through the exercise of a Stock Appreciation Right award. For this purpose, the participant’s basis in the Common Stock is its fair market value at the time the Stock Appreciation Right is exercised.

Other Stock-Based Awards.  A participant who is granted any Other Stock-Based Award that is not subject to any vesting or forfeiture restrictions, will generally recognize, in the year of grant (or, if later, payment in case of restricted stock units and similar awards), ordinary income equal to the fair market value of the cash or other property received. If such Other Stock-Based Award is in the form a restricted stock unit or similar award that does not provide for the delivery of Shares or cash until a vesting condition has been satisfied, the participant would not generally recognize ordinary income until the date the vesting condition is satisfied and the Shares or cash have been delivered to the participant. If such Other Stock-Based Award is in the form of property that is subject to restrictions, the participant would not recognize ordinary income until the restrictions lapse, unless the participant makes a Section 83(b) Election (as discussed below). HCA is entitled to a deduction for the amount of ordinary income recognized by the participant with respect to the other stock-based award in the same year as the ordinary income is recognized by the participant.

Dividend Equivalent Rights.  A participant who is granted Dividend Equivalent Rights either alone or in connection with the grant of a Stock Option, Stock Appreciation Right or certain Other Stock-Based Awards generally will recognize, in the year such Dividend Equivalent Rights are paid in cash, compensation income equal to the amount of the payment; provided, that if the Dividend Equivalent Rights are paid in the form of Common Stock subject to transfer and forfeiture restrictions, the considerations set forth above in “Certain Federal Income Tax Consequences — Section 83(b) Considerations” will apply. Dividends paid to a participant on account of Dividend Equivalent Rights granted with respect to Other Stock-Based Awards with respect to which the participant has made a valid Section 83(b) Election may qualify for the reduced tax rates applicable to “qualified dividends” if certain other conditions are met. Participants eligible to make Section 83(b) Elections are urged to consult their personal tax advisors regarding the effects of a Section 83(b) Election. HCA is entitled to a deduction for the amount of ordinary income recognized by the participant with respect to the Dividend Equivalent Rights in the same year as the ordinary income is recognized by the participant.

Performance-Based Awards.  Payments made under Performance-Based Awards are taxable as ordinary income at the time an individual attains the performance goals and the payments are made available to, and are transferable by, the participant. Participants receiving Performance-Based Awards settled in shares of the Company’s common stock will recognize ordinary income equal to the fair market value of the shares of the Company’s common stock received as the performance goals are met and such shares vest, less any amount paid by the participant for the performance shares, unless the participant makes an election under Section 83(b) of the Code to be taxed at the time of the grant. A Section 83(b) election may not be available with respect to certain forms of performance awards. The participant is also subject to capital gain or loss treatment on the subsequent sale of any of the Company’s common stock awarded to a participant as a performance award. Unless a participant makes a Section 83(b) election, his or her basis in the stock is its fair market value at the time the performance goals are met and the shares become vested.

Section 83(b) Considerations.  Participants who acquire shares of Common Stock subject to a “substantial risk of forfeiture” (within the meaning of Treasury Regulation Section 1.83-3(c)) may make a Section 83(b) election (a “Section 83(b) Election”) with respect to such shares of Common Stock within 30 days after the date of acquisition. If Common Stock acquired pursuant to an Award is subject to a substantial risk of forfeiture and a participant does not make a Section 83(b) Election, such participant would be subject to tax at ordinary income rates on the excess, if any, of the fair market value of the Common Stock, on the date or dates that the Common Stock becomes free of the transfer and forfeiture restrictions, over the price paid for such Common Stock, if any. In contrast, a participant who makes the Section 83(b) Election will be required to include in income the excess, if any, of the fair market value of the Common Stock acquired over the price paid for such Common Stock, if any, and would not be subject to United States federal income tax upon the lapsing of any such transfer or forfeiture restrictions. Any further appreciation in the fair market value of such Common Stock generally will be taxed as a capital gain, rather than as ordinary income, as discussed more fully below. In addition, a participant who makes a Section 83(b) Election may choose when to recognize such capital gain, because once the Section 83(b) Election has been made, no other taxable event occurs with respect to such Common Stock until the disposition of such Common Stock.

A Section 83(b) Election may be disadvantageous, however, if the participant was required to include amounts in income as a result of making the Section 83(b) Election and the Common Stock subsequently decreases in value, inasmuch as any losses recognized on a subsequent disposition of such Common Stock would be capital losses, the deductibility of which is subject to certain limitations. Additionally, if the participant ultimately forfeits the Common Stock, no deduction will be available to such participant with respect to any income inclusion that resulted from the Section 83(b) Election.

There can be no assurances as to whether the applicable tax rates will change or whether the value of the Common Stock will appreciate. A participant who purchases Common Stock subject to a substantial risk of forfeiture is urged to consult his or her personal tax advisor regarding the effects of a Section 83(b) Election.

Section 162(m) of the Code generally disallows a public company’s tax deduction for compensation paid in excess of $1 million in any tax year to its chief executive officer and certain other most highly compensated executives. However, compensation that qualifies as “performance-based compensation” (as defined under Section 162(m) of the Code) is excluded from this $1 million deduction limit and therefore remains fully deductible by the company that pays it. HCA generally intends that options granted with an exercise price at least equal to 100% of fair market value of the underlying shares of common stock at the date of grant qualify as “performance-based compensation” so that these awards will not be subject to the Section 162(m) deduction limitations. In addition, the Committee may also grant certain performance awards pursuant to the Stock Incentive Plan that may qualify as “performance-based compensation.” HCA will not necessarily limit executive compensation to amounts deductible under Section 162(m) of the Code, however, if such limitation is not in the best interests of HCA and its stockholders.

The Stock Incentive Plan is not intended to be qualified under Section 401(a) of the Code.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides certain information as of December 31, 2010 with respect to our equity compensation plans:

(c)
Number of
	(a)		Securities
	Number of	(b)	Remaining for
	Securities to be	Weighted	Future Issuance
	Issued Upon	Average Exercise	Under Equity
	Exercise of	Price of	Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options,	Options,	Securities
	Warrants and	Warrants and	Reflected in
Plan Category	Rights	Rights	Column (a))

Equity compensation plans approved by security holders	11,218,200	$38.64	329,700
Equity compensation plans not approved by security holders	—	$—	—

Total	11,218,200	$38.64	329,700

ACTION 5 — AMENDMENT AND RESTATEMENT OF CERTIFICATE OF
INCORPORATION OF HCA INC.

Our Board of Directors has approved and the holder of 91,845,692 shares of our common stock, representing approximately 96.8% of the shares of our common stock entitled to vote on the record date, has executed a written consent approving an amendment and restatement of the Amended and Restated Certificate of Incorporation of HCA Inc. in order make certain changes to reflect the status of HCA Inc. as a wholly-owned subsidiary of the Company following our Corporate Reorganization, effective November 22, 2010. The full text of the Amended and Restated Certificate of Incorporation of HCA Inc. is set forth as Appendix C of this information statement. The Amended and Restated Certificate of Incorporation was approved by the Board of Directors of HCA Inc. and our majority stockholder to be effective upon filing with the Secretary of State for the State of Delaware.

Reasons for the Amended and Restated Certificate of Incorporation of HCA Inc.

On November 22, 2010, we reorganized by creating a new holding company structure. We are the new parent company, and HCA Inc. is now our wholly owned direct subsidiary. As part of the reorganization, HCA Inc.’s outstanding shares of capital stock were automatically converted, on a share for share basis, into identical shares of our common stock. This reorganization was conducted in accordance with Section 251(g) of the General Corporation Law of the State of Delaware and did not require the approval of HCA Inc.’s stockholders. In connection with the reorganization and pursuant to the requirements of Section 251(g), HCA Inc.’s certificate of incorporation was amended and restated to include the following provision:

“Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the General Corporation Law of the State of Delaware or this certificate of incorporation the approval of the stockholders of the Corporation shall, pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of HCA Holdings, Inc., a Delaware corporation, or any successor thereto by merger, by the same vote that is required by the General Corporation Law of the State of Delaware and/or this certificate of incorporation.”

This provision requires HCA Inc. to obtain a vote of the stockholders of HCA Holdings, Inc. in connection with actions taken by HCA Inc. requiring stockholder approval under its certificate of incorporation or Delaware law, such as mergers, sale of all or substantially all of its assets, charter amendments and corporate dissolutions. Absent such a provision, there is no general requirement under Delaware law that stockholders of a parent entity, such as HCA Holdings, Inc., be entitled to vote on these types of transactions involving its wholly-owned subsidiaries, such as HCA Inc. In order to provide maximum flexibility and efficiency under the holding company structure that has been established, the stockholders of HCA Holdings, Inc. have voted to eliminate this provision from HCA Inc.’s Amended and Restated Certificate of Incorporation. Following the amendment, only the vote of HCA Inc.’s sole stockholder, HCA Holdings, Inc., is required in connection with any matter that requires stockholder approval under HCA Inc.’s Amended and Restated Certificate of Incorporation or Delaware law. The removal of this provision has no effect on the rights of stockholders of HCA Holdings, Inc. to vote on transactions at the HCA Holdings, Inc. level.

In addition, the Amended and Restated Certificate of Incorporation of HCA Inc. will remove certain quorum requirements specific to our Investors regarding meetings of the Board and Board committees of HCA Inc. The Board of Directors of HCA Holdings, Inc., the sole stockholder of HCA Inc., believes that these quorum provisions are no longer appropriate for HCA Inc. in its capacity as a wholly-owned subsidiary of the Company.

The Board of Directors of the Company believes that the deletion of these provisions of HCA Inc.’s Amended and Restated Certificate of Incorporation will allow the Company to manage its entire organization more efficiently and effectively.

EXECUTIVE COMPENSATION

Compensation Risk Assessment

In consultation with the Compensation Committee, members of Human Resources, Legal, Enterprise Risk Management and Internal Audit management conducted an assessment of whether the Company’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers. This assessment included a review of the risk characteristics of our business and the design of our incentive plans and policies. Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has focused on aligning the Company’s compensation policies with the long-term interests of the Company and avoiding rewards or incentive structures that could create unnecessary risks to the Company.

Management reported its findings to the Compensation Committee, which agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material, adverse effect on the Company.

Compensation Discussion and Analysis

The Compensation Committee (the “Committee”) of the Board of Directors is generally charged with the oversight of our executive compensation and rewards programs. The Committee is currently composed of John P. Connaughton, James D. Forbes and Michael W. Michelson. Responsibilities of the Committee include the review and approval of the following items:

•	Executive compensation strategy and philosophy;

•	Compensation arrangements for executive management;

•	Design and administration of the annual Senior Officer Performance Excellence Program (“PEP”);

•	Design and administration of our equity incentive plans;

•	Executive benefits and perquisites (including the HCA Restoration Plan and the Supplemental Executive Retirement Plan); and

•	Any other executive compensation or benefits related items deemed appropriate by the Committee.

In addition, the Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing executive compensation policies, corporate performance measurement and assessment, and Chief Executive Officer performance assessment. The Committee may retain the services of independent outside consultants, as it deems appropriate, to assist in the strategic review of programs and arrangements relating to executive compensation and performance.

The following executive compensation discussion and analysis describes the principles underlying our executive compensation policies and decisions as well as the material elements of compensation for our named executive officers. Our named executive officers for 2010 were:

•	Richard M. Bracken, Chairman and Chief Executive Officer;

•	R. Milton Johnson, Executive Vice President and Chief Financial Officer;

•	Samuel N. Hazen, President — Western Group;

•	Beverly B. Wallace, President — Shared Services Group; and

•	W. Paul Rutledge, President — Central Group.

Compensation Philosophy and Objectives

The core philosophy of our executive compensation program is to support the Company’s primary objective of providing the highest quality health care to our patients while enhancing the long-term value of the Company to our stockholders. Specifically, the Committee believes the most effective executive compensation program (for all executives, including named executive officers):

•	Reinforces HCA’s strategic initiatives;

•	Aligns the economic interests of our executives with those of our stockholders; and

•	Encourages attraction and long-term retention of key contributors.

The Committee is committed to a strong, positive link between our objectives and our compensation and benefits practices.

Our compensation philosophy also allows for flexibility in establishing executive compensation based on an evaluation of information prepared by management or other advisors and other subjective and objective considerations deemed appropriate by the Committee, subject to any contractual agreements with our executives. The Committee will also consider the recommendations of our Chief Executive Officer. This flexibility is important to ensure our compensation programs are competitive and that our compensation decisions appropriately reflect the unique contributions and characteristics of our executives.

Compensation Structure and Market Positioning

Our compensation program is heavily weighted towards performance-based compensation, reflecting our philosophy of increasing the long-term value of the Company and supporting strategic imperatives. Total direct compensation and other benefits consist of the following elements:

Total Direct Compensation	•	Base Salary
	•	Annual Incentives (offered through our PEP)
	•	Long-Term Equity Incentives
Other Benefits	•	Retirement Plans
	•	Limited Perquisites and Other Personal Benefits
	•	Severance Benefits

The Committee does not support rigid adherence to benchmarks or compensatory formulas and strives to make compensation decisions which effectively support our compensation objectives and reflect the unique attributes of the Company and each executive. Our general practice, however, with respect to pay positioning, is that executive base salaries and annual incentive (PEP) target values should generally position total annual cash compensation between the median and 75th percentile of similarly-sized general industry companies. We utilize the general industry as our primary source for competitive pay levels because HCA is significantly larger than its industry peers. See the discussion of market positioning below for further information. The named executive officers’ pay fell within the range noted above for jobs with equivalent market comparisons.

The cash compensation mix between salary and PEP has historically been more weighted towards salary than competitive practice among our general industry peers would suggest. Over time, we have made steps towards a mix of cash compensation that will place a greater emphasis on annual performance-based compensation.

Although we look at competitive long-term equity incentive award values in similarly-sized general industry companies when assessing the competitiveness of our compensation programs, we do not make annual executive option grants (and we did not base our initial post-Merger 2007 stock option grants on these levels) since equity is structured differently in closely-held companies than in publicly-traded companies. As is typical in similar situations, the Investors wanted to share a certain percentage of the equity with executives shortly after the consummation of the Merger and establish performance objectives and incentives up front in lieu of annual grants to ensure our executives’ long-term economic interests would be aligned with those of the Investors. This pool of equity was then further allocated based on the executives’ responsibilities and anticipated impact on, and potential for, driving Company strategy and performance. On a cumulative basis, the resulting total direct pay mix is heavily weighted towards performance-based pay (PEP plus stock options) rather than fixed pay, which the Committee believes reflects the compensation philosophy and objectives discussed above.

Compensation Process

The Committee ensures executives’ pay levels are materially consistent with the compensation strategy described above, in part, by conducting annual assessments of competitive executive compensation. Semler Brossy Consulting Group, LLC has been retained by, and reports directly to the Committee, and does not have any other consulting engagements with management or HCA. Management (but no named executive officer), in collaboration with Semler Brossy, collects and presents compensation data from similarly-sized general industry companies, based to the extent possible on comparable position matches and compensation components. The following nationally recognized survey sources were utilized in anticipation of establishing 2010 executive compensation:

Survey	Revenue Scope

Towers Perrin Executive Compensation Database	Greater than $20B
Hewitt Total Compensation Measurement	$10B - $25B
Hewitt Total Compensation Measurement	Greater than $25B

These particular revenue scopes were selected because they were the closest approximations to HCA’s revenue size. Each survey that provided an appropriate position match and sufficient sample size to be used in the compensation review was weighted equally. For this purpose, the two Hewitt survey cuts were considered as one survey, and we used an average of the two surveys (50% for the $10B — $25B cut and 50% for the Greater than $25B).

Data was also collected from health care providers within our industry including Community Health Systems, Inc., Health Management Associates, Inc., Kindred Healthcare, Inc., LifePoint Hospitals, Inc., Tenet Healthcare Corporation and Universal Health Services, Inc. These health care providers are used only to obtain a general understanding of current industry compensation practices since we are significantly larger than these companies. CEO and CFO compensation data was also collected and reviewed for large public health care companies which included, in addition to health care providers, companies in the health insurance, pharmaceutical, medical supplies and related industries. This peer group’s 2009 revenues ranged from $7.4 billion to $87.1 billion with median revenues of $24.8 billion. The companies in this analysis included Abbott Laboratories, Aetna Inc., Amgen Inc., Baxter International Inc., Boston Scientific Corp., Bristol-Myers Squibb Company, CIGNA Corp., Coventry Health Care, Inc., Express Scripts, Inc., Humana Inc., Johnson & Johnson, Eli Lilly and Company, Medco Health Solutions Inc., Merck & Co., Inc., Pfizer Inc., Quest Diagnostics Incorporated, Thermo Fisher Scientific Inc., UnitedHealth Group Incorporated and Wellpoint, Inc.

Consistent with our flexible compensation philosophy, the Committee is not required to approve compensation precisely reflecting the results of these surveys, and may also consider, among other factors (typically not reflected in these surveys): the requirements of the applicable employment agreements, the executive’s individual performance during the year, his or her projected role and responsibilities for the coming year, his or her actual and potential impact on the successful execution of Company strategy, recommendations from our Chief Executive Officer and compensation consultants, an officer’s prior compensation, experience, and professional status, internal pay equity considerations, and employment market conditions and compensation practices within our peer group. The weighting of these and other relevant factors is determined on a case-by-case basis for each executive upon consideration of the relevant facts and circumstances.

Employment Agreements

In connection with the Merger, we entered into employment agreements with each of our named executive officers and certain other members of senior management to help ensure the retention of those executives critical to the future success of the Company. Among other things, these agreements set the executives’ compensation terms, their rights upon a termination of employment, and restrictive covenants around non-competition, non-solicitation, and confidentiality. These terms and conditions are further explained in the remaining portion of this Compensation Discussion and Analysis and under “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Employment Agreements.”

Elements of Compensation

Base Salary

Base salaries are intended to provide reasonable and competitive fixed compensation for regular job duties. The threshold base salaries for our executives are set forth in their employment agreements. In light of actual total cash compensation realized for 2009 and cash compensation opportunities levels for 2010 (including the cash distributions on vested options), we did not increase named executive officer base salaries in 2010, other than a 3.7% increase in Mr. Rutledge’s salary effective April 1, 2010 as an internal equity adjustment to internal peer roles. Changes, if any, to the named executive officers’ base salaries in 2011 have not yet been determined by the Committee.

Annual Incentive Compensation: PEP

The PEP is intended to reward named executive officers for annual financial performance, with the goals of providing high quality health care for our patients and increasing stockholder value. Accordingly, the

Company’s 2010 Senior Officer Performance Excellence Program, (the “2010 PEP”), was approved by the Committee to cover annual incentive awards for 2010. Each named executive officer in the 2010 PEP was assigned a 2010 annual award target expressed as a percentage of salary ranging from 66% to 130%. For 2010, the Committee had the ability to apply negative discretion based on performance of company-wide quality metrics against industry benchmarks, and for Ms. Wallace, negative discretion could have been applied based on performance of individuals goals related to the operations of the Shared Services Group. The Committee set Mr. Bracken’s 2010 target percentage at 130% of his 2010 base salary for his role as Chairman and Chief Executive Officer and set Mr. Johnson’s 2010 target percentage at 80% of his 2010 base salary for the position of Executive Vice President and Chief Financial Officer. The 2010 target percentage for each of Messrs. Hazen and Rutledge and Ms. Wallace was set at 66% of their respective 2010 base salaries (see individual targets in the table below). These targets were intended to provide a meaningful incentive for executives to achieve or exceed performance goals.

The 2010 PEP was designed to provide 100% of the target award for target performance, 25% of the target award for a minimum acceptable (threshold) level of performance, and a maximum of 200% of the target award for maximum performance, while no payments were to be made for performance below threshold levels. The Committee believes this payout curve is consistent with competitive practice. More importantly, it promotes and rewards continuous growth as performance goals have consistently been set at increasingly higher levels each year. Actual awards under the PEP are generally determined using the following two steps:

1. The executive’s conduct must reflect our mission and values by upholding our Code of Conduct and following our compliance policies and procedures. This step is critical to reinforcing our commitment to integrity and the delivery of high quality health care. In the event the Committee determines the participant’s conduct during the fiscal year is not in compliance with the first step, he or she will not be eligible for an incentive award.

2. The actual award amount is determined based upon Company performance. In 2010, the PEP for all named executive officers, other than Mr. Hazen and Mr. Rutledge, incorporated one Company financial performance measure, EBITDA, defined in the 2010 PEP as earnings before interest, taxes, depreciation, amortization, minority interest expense (now, net income attributable to noncontrolling interests), gains or losses on sales of facilities, gains or losses on extinguishment of debt, asset or investment impairment charges, restructuring charges, and any other significant nonrecurring non-cash gains or charges (but excluding any expenses for share-based compensation under Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC 718”)) (“EBITDA”). The Company EBITDA target for 2010, as adjusted, was $5.752 billion for the named executive officers. Mr. Hazen’s 2010 PEP, as the Western Group President, was based 50% on Company EBITDA and 50% on Western Group EBITDA (with a Western Group EBITDA target for 2010 of $2.993 billion, as adjusted) to ensure his accountability for his group’s results. Similarly, Mr. Rutledge’s 2010 PEP, as the Central Group President, was based 50% on Company EBITDA and 50% on Central Group EBITDA (with a Central Group EBITDA target for 2010 of $1.392 billion, as adjusted). The Committee chose to base annual incentives on EBITDA for a number of reasons:

•	It effectively measures overall Company performance;

•	It can be considered an important surrogate for cash flow, a critical metric related to paying down the Company’s significant debt obligation;

•	It is the key metric driving the valuation in the internal Company model, consistent with the valuation approach used by industry analysts; and

•	It is consistent with the metric used for the vesting of the financial performance portion of our option grants.

These EBITDA targets should not be understood as management’s predictions of future performance or other guidance and investors should not apply these in any other context. Our 2010 threshold performance level was set at the prior year’s performance level and the maximum performance goal was set at approximately 5% above the target goal to reflect likely performance volatility. EBITDA targets were linked to the Company’s short-term and long-term business objectives to ensure incentives are provided for appropriate annual growth.

Upon review of the Company’s 2010 financial performance, the Committee determined that Company EBITDA performance for the fiscal year ended December 31, 2010 was approximately 102.6% of target performance levels as set by the Compensation Committee, as adjusted, resulting in a 151.8% of target payout. The EBITDA performance of the Western Group was 103.1% of the performance target, resulting in a 161.9% of target payout, and the EBITDA performance of the Central Group was under the threshold performance level.

	2010 Adjusted	2010 Actual
	EBITDA Target	Adjusted EBITDA

Company	$5.752 billion	$5.901 billion
Western Group	$2.993 billion	$3.086 billion
Central Group	$1.392 billion	$1.272 billion

Accordingly, the 2010 PEP will be paid out as follows to the named executive officers (the actual 2010 PEP payout amounts are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table):

		2010 Actual PEP
	2010 Target PEP	Award
Named Executive Officer	(% of Salary)	(% of Salary)

Richard M. Bracken (Chairman and CEO)	130%	197%
R. Milton Johnson (Executive Vice President and CFO)	80%	121%
Samuel N. Hazen (President, Western Group)	66%	104%
Beverly B. Wallace (President, Shared Services Group)	66%	100%
W. Paul Rutledge (President, Central Group)	66%	50%

Under the 2010 PEP, incentive payouts up to the target will be paid in cash during the first quarter of 2011. Payouts above the target will be paid 50% in cash and 50% in Restricted Stock Units (“RSUs”). The RSU grants will vest 50% on the second anniversary of grant date and 50% on the third anniversary of the grant date. Messrs. Bracken, Johnson and Hazen and Ms. Wallace will each receive an RSU grant for achieving PEP payouts over the target level.

The Company can recover (or “clawback”) incentive compensation pursuant to our 2010 PEP that was based on (i) achievement of financial results that are subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either GAAP or federal securities laws, other than as a result of changes to accounting rules and regulations, or (ii) a subsequent finding that the financial information or performance metrics used by the Committee to determine the amount of the incentive compensations are materially inaccurate, in each case regardless of individual fault. In addition, the Company may recover any incentive compensation awarded or paid pursuant to this policy based on the participant’s conduct which is not in good faith and which materially disrupts, damages, impairs or interferes with the business of the Company and its affiliates. The Committee may also provide for incremental additional payments to then-current executives in the event any restatement or error indicates that such executives should have received higher performance-based payments. This policy is administered by the Committee in the exercise of its discretion and business judgment based on the relevant facts and circumstances.

The Senior Officer Performance Excellence Program for 2011 has not yet been adopted by the Committee.

Long-Term Equity Incentive Awards: Options

In connection with the Merger, the Board of Directors of HCA Inc. approved and adopted the 2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates (the “2006 Plan”). The 2006 Plan was

assumed by HCA Holdings, Inc. on November 22, 2010 in connection with the Corporate Reorganization. The purpose of the 2006 Plan is to:

•	Promote our long term financial interests and growth by attracting and retaining management and other personnel and key service providers with the training, experience and abilities to enable them to make substantial contributions to the success of our business;

•	Motivate management personnel by means of growth-related incentives to achieve long range goals; and

•	Further the alignment of interests of participants with those of our stockholders through opportunities for increased stock or stock-based ownership in the Company.

In January 2007, pursuant to the terms of the named executive officers’ respective employment agreements, the Committee approved long-term stock option grants to our named executive officers under the 2006 Plan consisting solely of a one-time, multi-year stock option grant in lieu of annual long-term equity incentive award grants (“New Options”). In addition to the New Options granted in 2007, the Company committed to grant the named executive officers 2x Time Options (as defined below) in their respective employment agreements, as described in more detail below under “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Employment Agreements.” The Committee believes stock options are the most effective long-term vehicle to directly align the interests of executives with those of our stockholders by motivating performance that results in the long-term appreciation of the Company’s value, since they only provide value to the executive if the value of the Company increases. As is typical in leveraged buyout situations, the Committee determined that granting all of the stock options (except the 2x Time Options) up front rather than annually was appropriate to aid in retaining key leaders critical to the Company’s success over the next several years and, coupled with the executives’ significant personal investments in connection with the Merger, provide an equity incentive and stake in the Company that directly aligns the long-term economic interests of the executives with those of the Investors.

The New Options have a ten year term and are divided so that 1/3 are time vested options, 1/3 are EBITDA-based performance vested options and 1/3 are performance options that vest based on investment return to the Sponsors, each as described below. The combination of time, performance and investor return based vesting of these awards is designed to compensate executives for long term commitment to the Company, while motivating sustained increases in our financial performance and helping ensure the Sponsors have received an appropriate return on their invested capital before executives receive significant value from these grants.

The time vested options were granted to aid in retention. Consistent with this goal, the time vested options granted in 2007 vest and become exercisable in equal increments of 20% on each of the first five anniversaries of the grant date. The time vested options have an exercise price equivalent to fair market value on the date of grant. Since our common stock was not then traded on a national securities exchange, fair market value was determined reasonably and in good faith by the Board of Directors after consultation with the Chief Executive Officer and other advisors.

The EBITDA-based performance vested options are intended to motivate sustained improvement in long-term performance. Consistent with this goal, the EBITDA-based performance vested options granted in 2007 are eligible to vest and become exercisable in equal increments of 20% at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if certain annual EBITDA performance targets are achieved. These EBITDA performance targets were established at the time of the Merger and can be adjusted by the Board of Directors in consultation with the Chief Executive Officer as described below. We chose EBITDA (defined in the award agreements as earnings before interest, taxes, depreciation, amortization, minority interest expense (now, net income attributable to noncontrolling interests), gains or losses on sales of facilities, gains or losses on extinguishment of debt, asset or investment impairment charges, restructuring charges, and any other significant nonrecurring non-cash gains or charges (but excluding any expenses for share-based compensation under ASC 718 with respect to any awards granted under the 2006 Plan)) as the performance metric since it is a key driver of our valuation and for other reasons as described above in the “Annual Incentive Compensation:

PEP” section of this Compensation Discussion and Analysis. Due to the number of events that can occur within our industry in any given year that are beyond the control of management but may significantly impact our financial performance (e.g., health care regulations, industry-wide significant fluctuations in volume, etc.), we have incorporated “catch up” vesting provisions. The EBITDA-based performance vested options may vest and become exercisable on a “catch up” basis, such that options that were eligible to vest but failed to vest due to our failure to achieve prior EBITDA targets will vest if at the end of any subsequent year or at the end of fiscal year 2012, the cumulative total EBITDA earned in all prior years exceeds the cumulative EBITDA target at the end of such fiscal year.

As with the EBITDA targets under our PEP, pursuant to the terms of the 2006 Plan and the Stock Option Agreements governing the 2007 grants, the Board of Directors, in consultation with our Chief Executive Officer, has the ability to adjust the established EBITDA targets for significant events, changes in accounting rules and other customary adjustment events. We believe these adjustments may be necessary in order to effectuate the intents and purposes of our compensation plans and to avoid unintended consequences that are inconsistent with these intents and purposes. For example, the Board of Directors exercised its ability to make adjustments to the Company’s 2010-2011 EBITDA performance targets (including cumulative EBITDA targets) for facility acquisitions and accounting changes.

The options that vest based on investment return to the Sponsors are intended to align the interests of executives with those of our principal stockholders to ensure stockholders receive their expected return on their investment before the executives can receive their gains on this portion of the option grant. These options vest and become exercisable with respect to 10% of the common stock subject to such options at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if the Investor Return (as defined below) is at least equal to two times the price paid to stockholders in the Merger (or $102.00), and with respect to an additional 10% at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if the Investor Return is at least equal to two-and-a-half times the price paid to stockholders in the Merger (or $127.50). “Investor Return” means, on any of the first five anniversaries of the closing date of the Merger, or any date thereafter, all cash proceeds actually received by affiliates of the Sponsors after the closing date in respect of their common stock, including the receipt of any cash dividends or other cash distributions (including the fair market value of any distribution of common stock by the Sponsors to their limited partners), determined on a fully diluted, per share basis. The Sponsor investment return options also may become vested and exercisable on a “catch up” basis if the relevant Investor Return is achieved at any time occurring prior to the expiration of such options.

Upon review of the Company’s 2010 financial performance, the Committee determined the Company achieved the 2010 EBITDA performance target of $5.066 billion, as adjusted, under the New Option awards; therefore, pursuant to the terms of the 2007 Stock Option Agreements, 20% of each named executive officer’s EBITDA-based performance vested options vested as of December 31, 2010. Further, 20% of each named executive officer’s time vested options vested on the third anniversary of their grant date, January 30, 2010. As of the end of the 2010 fiscal year, no portion of the options that vest based on Investor Return have vested; however, such options remain subject to the “catch up” vesting provisions described above.

In each of the employment agreements with the named executive officers, we also committed to grant, among the named executive officers and certain other executives, 10% of the options initially authorized for grant under the 2006 Plan at some time before November 17, 2011 (but with a good faith commitment to do so before a “change in control” (as defined in the 2006 Plan) or a “public offering” (as defined in the 2006 Plan) and before the time when our Board of Directors reasonably believed that the fair market value of our common stock is likely to exceed the equivalent of $102.00 per share) at an exercise price per share that is the equivalent of $102.00 per share (“2x Time Options”). On October 6, 2009, the 2x Time Options were granted. The Committee allocated those options in consultation with our Chief Executive Officer based on past executive contributions and future anticipated impact on Company objectives. Forty percent of the 2x Time Options were vested upon grant to reflect employment served since the Merger, an additional twenty percent of these options vested on November 17, 2009 and November 17, 2010, respectively, and twenty percent of these options will vest on November 17, 2011. The terms of the 2x Time Options are otherwise consistent with other time vesting options granted under the 2006 Plan.

For additional information concerning the options awarded in 2007 and 2009, see the Outstanding Equity Awards at 2010 Fiscal Year-End Table.

Distributions on Options

The Company declared cash distributions in respect of the outstanding common stock of the Company in January, May and November 2010. In recognition of the value created by management through effective execution of operating strategies, and as otherwise required pursuant to the terms of the applicable option agreements, the Company also made cash distribution payments to holders of vested stock options outstanding on the respective distribution record dates, as outlined below.

On January 27, 2010 and May 5, 2010, the Board of Directors of HCA Inc. declared cash distributions of $17.50 per share of HCA Inc.’s outstanding common stock and $5.00 per share of HCA Inc.’s outstanding common stock (the “February and May Distributions”), respectively, payable to stockholders of record on February 1, 2010 and May 6, 2010 (the “February and May Record Dates”), respectively.

In connection with the February and May Distributions, HCA Inc. made cash payments to holders of vested options to purchase the common stock granted pursuant to HCA Inc.’s equity incentive plans. The cash payments equaled the product of (x) the number of shares of common stock subject to such options outstanding on the February and May Record Dates, respectively, multiplied by (y) the per share amount of the respective February and May Distributions, less (z) any applicable withholding taxes. In order to effect the cash payments to holders of vested options granted pursuant to the 2006 Plan, the Committee amended the applicable option agreements to provide that, in connection with the February and May Distributions, HCA Inc. made the cash payments described above to holders of vested options granted pursuant to the 2006 Plan in lieu of adjusting the exercise prices of such options. HCA Inc. reduced the per share exercise prices of any unvested options outstanding as of the February and May Record Dates, respectively, by the respective per share February and May Distributions amount paid in accordance with the terms of the option agreements.

On November 23, 2010, the Board of Directors of HCA Holdings, Inc. declared a cash distribution of $20.00 per share of the HCA Holdings, Inc.’s outstanding common stock (the “November Distribution”), payable to stockholders of record on November 24, 2010 (the “November Record Date”).

In connection with the November Distribution, HCA Holdings, Inc. made a cash payment to holders of vested options to purchase the HCA Holdings, Inc. common stock granted pursuant to HCA Holdings, Inc.’s equity incentive plans. The cash payment equaled the product of (x) the number of shares of common stock subject to such options outstanding on the November Record Date, multiplied by (y) the per share amount of the November Distribution, less (z) any applicable withholding taxes. HCA Holdings, Inc. reduced the per share exercise prices of any unvested options outstanding as of the November Record Date by the per share November Distribution amount to the extent the per share exercise price could be reduced under applicable tax rules. If the per share exercise price could not be reduced by the full amount of the per share November Distribution, HCA Holdings, Inc. agreed to pay to each holder of unvested options to purchase shares of HCA Holdings Inc.’s common stock granted pursuant to HCA Holdings Inc.’s equity incentive plans outstanding on the November Record Date an amount on a per share basis equal to the balance of the per share amount of the November Distribution not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to an unvested option to purchase shares of HCA Holdings, Inc.’s common stock as of the November Record Date on or about the date such option becomes vested.

For additional information concerning the distribution payments on options held by the named executive officers, see the 2010 Summary Compensation Table.

Ownership Guidelines

While we have maintained stock ownership guidelines in the past, as a non-listed company, we no longer have a policy regarding stock ownership guidelines. However, we do believe equity ownership aligns our executive officers’ interests with those of the Investors. Accordingly, all of our named executive officers were required to rollover at least half their pre-Merger equity and, therefore, maintain significant stock ownership in the Company. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

Retirement Plans

We currently maintain one tax-qualified retirement plan in which the named executive officers are eligible to participate, the HCA 401(k) Plan, to aid in retention and to assist employees in providing for their retirement. We also formerly maintained the HCA Retirement Plan, which as of April 1, 2008, merged into the HCA 401(k) Plan resulting in one tax-qualified retirement plan. Generally all employees who have completed the required service are eligible to participate in the HCA 401(k) Plan. Each of our named executive officers participates in the plan. For additional information on these plans, including amounts contributed by HCA in 2010 to the named executive officers, see the Summary Compensation Table and related footnotes and narratives and “2010 Pension Benefits.”

Our key executives, including the named executive officers, also participate in two supplemental retirement programs. The Committee and the Board initially approved these supplemental programs to:

•	Recognize significant long-term contributions and commitments by executives to the Company and to performance over an extended period of time;

•	Induce our executives to continue in our employ through a specified normal retirement age (initially 62 through 65, but reduced to 60 upon the change in control at the time of the Merger in 2006); and

•	Provide a competitive benefit to aid in attracting and retaining key executive talent.

The HCA Restoration Plan, a non-qualified retirement plan, provides a benefit to replace a portion of the contributions lost in the HCA 401(k) Plan due to certain Internal Revenue Service limitations. Effective January 1, 2008, participants in the SERP (described below) are no longer eligible for Restoration Plan contributions. However, the hypothetical accounts maintained for each named executive officer under this plan as of January 1, 2008 will continue to be maintained and were increased or decreased with hypothetical investment returns based on the actual investment return of the Mix B fund within the HCA 401(k) Plan through December 31, 2010. Subsequently, the hypothetical accounts as of December 31, 2010 will continue to be maintained but will not be increased or decreased with hypothetical investment returns. For additional information concerning the Restoration Plan, see “2010 Nonqualified Deferred Compensation.”

Key executives also participate in the Supplemental Executive Retirement Plan (the “SERP”), adopted in 2001. The SERP benefit brings the total value of annual retirement income to a specific income replacement level. For named executive officers with 25 years or more of service, this income replacement level is 60% of final average pay (base salary and PEP payouts) at normal retirement, a competitive level of benefit at the time the plan was implemented. Due to the Merger, all participants are fully vested in their SERP benefits and the plan is now frozen to new entrants. For additional information concerning the SERP, see “2010 Pension Benefits.”

In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment, and must repay any payments already made. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

Personal Benefits

Our executive officers receive limited, if any, benefits outside of those offered to our other employees. Generally, we provide these benefits to increase travel and work efficiencies and allow for more productive use of the executive’s time. Mr. Bracken is permitted to use the Company aircraft for personal trips, subject to the aircraft’s availability. The named executive officers may have their spouses accompany them on business trips taken on the Company aircraft, subject to seat availability. In addition, there are times when it is appropriate for an executive’s spouse to attend events related to our business. On those occasions, we will pay for the travel expenses of the executive’s spouse. We will, on an as needed basis, provide mobile telephones and personal digital assistants to our employees and certain of our executive officers have obtained such devices through us. The value of these personal benefits, if any, is included in the executive officer’s income for tax purposes and, in certain limited circumstances, the additional income attributed to an executive officer as a result of one or more of these benefits may be grossed up to cover the taxes due on that income. Except as otherwise discussed herein, other welfare and employee-benefit programs are the same for all of our eligible employees, including our executive officers. For additional information, see footnote (4) to the Summary Compensation Table.

Severance and Change in Control Benefits

As noted above, all of our named executive officers have entered into employment agreements, which provide, among other things, each executive’s rights upon a termination of employment in exchange for non-competition, non-solicitation, and confidentiality covenants. We believe that reasonable severance benefits are appropriate in order to be competitive in our executive retention efforts. These benefits should reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time. We also believe that these types of agreements are appropriate and customary in situations such as the Merger wherein the executives have made significant personal investments in the Company and that investment is generally illiquid for a significant period of time. Finally, we believe formalized severance arrangements are common benefits offered by employers competing for similar senior executive talent.

Severance Benefits for Named Executive Officers

If employment is terminated by the Company without “cause” or by the executive for “good reason” (whether or not the termination was in connection with a change-in-control), the executive would be entitled to “accrued rights” (cause, good reason and accrued rights are as defined in “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Employment Agreements”) plus:

•	Subject to restrictive covenants and the signing of a general release of claims, an amount equal to two times for Messrs. Hazen and Rutledge and Ms. Wallace and three times in the case of Messrs. Bracken and Johnson the sum of base salary plus the annual PEP incentive paid or payable in respect of the fiscal year immediately preceding the fiscal year in which termination occurs, payable over a two year period;

•	Pro-rata bonus; and

•	Continued coverage under our group health plans during the period over which the cash severance is paid.

Additionally, unvested options will be forfeited; however, vested New Options (including 2x Time Options) will remain exercisable until the first anniversary of the termination of the executive’s employment.

Because we believe a termination by the executive for good reason (a constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits following such a constructive termination of the named executive officer’s employment. All of our severance provisions are believed to be within the realm of competitive practice and are intended to provide fair and reasonable compensation to the executive upon a termination event.

Change in Control Benefits

Pursuant to the Stock Option Agreements governing the New Options granted in 2007 and the 2x Time Options granted in 2009, both under the 2006 Plan, upon a Change in Control of the Company (as defined below), all unvested time vesting New Options and 2x Time Options (that have not otherwise terminated or become exercisable) shall become immediately exercisable. Performance options that vest subject to the achievement of EBITDA targets will become exercisable upon a Change in Control of the Company if: (i) prior to the date of the occurrence of such event, all EBITDA targets have been achieved for years ending prior to such date; (ii) on the date of the occurrence of such event, the Company’s actual cumulative total EBITDA earned in all years occurring after the performance option grant date, and ending on the date of the

Change in Control, exceeds the cumulative total of all EBITDA targets in effect for those same years; or (iii) the Investor Return is at least two-and-a-half times the price paid to the stockholders in the Merger (or $127.50). For purposes of the vesting provision set forth in clause (ii) above, the EBITDA target for the year in which the Change in Control occurs shall be equitably adjusted by the Board of Directors in good faith in consultation with the chief executive officer (which adjustment shall take into account the time during such year at which the Change in Control occurs). Performance vesting options that vest based on the investment return to the Sponsors will only vest upon the occurrence of a Change in Control if, as a result of such event, the applicable Investor Return (i.e., at least two times the price paid to the stockholders in the Merger for half of these options and at least two-and-one-half times the price paid to the stockholders in the Merger for the other half of these options) is also achieved in such transaction (if not previously achieved). “Change in Control” means in one or more of a series of transactions (i) the transfer or sale of all or substantially all of the assets of the Company (or any direct or indirect parent of the Company) to an Unaffiliated Person (as defined below); (ii) a merger, consolidation, recapitalization or reorganization of the Company (or any direct or indirect parent of the Company) with or into another Unaffiliated Person, or a transfer or sale of the voting stock of the Company (or any direct or indirect parent of the Company), an Investor, or any affiliate of any of the Investors to an Unaffiliated Person, in any such event that results in more than 50% of the common stock of the Company (or any direct or indirect parent of the Company) or the resulting company being held by an Unaffiliated Person; or (iii) a merger, consolidation, recapitalization or reorganization of the Company (or any direct or indirect parent of the Company) with or into another Unaffiliated Person, or a transfer or sale by the Company (or any direct or indirect parent of the Company), an Investor or any affiliate of any of the Investors, in any such event after which the Investors and their affiliates (x) collectively own less than 15% of the common stock of and (y) collectively have the ability to appoint less than 50% of the directors to the Board (or any resulting company after a merger). For purposes of this definition, the term “Unaffiliated Person” means a person or group who is not an Investor, an affiliate of any of the Investors or an entity in which any Investor holds, directly or indirectly, a majority of the economic interest in such entity.

Additional information regarding applicable payments under such agreements for the named executive officers is provided under “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Recoupment of Compensation

Information regarding the Company’s policy with respect to recovery of incentive compensation is provided under “Annual Incentive Compensation: PEP” above.

Tax and Accounting Implications

On April 29, 2008, we registered our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended; and the Company became subject to Section 162(m) of the Code, for fiscal year 2008 and beyond, so long as the Company’s stock remains registered with the SEC. The Committee considers the impact of Section 162(m) in the design of its compensation strategies. Under Section 162(m), compensation paid to executive officers in excess of $1,000,000 cannot be taken by us as a tax deduction unless the compensation qualifies as performance-based compensation. We have determined, however, that we will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) if such limitation is not in the best interests of our stockholders. While considering the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain and motivate executives and to align the executives’ interests with those of our stakeholders.

The Committee operates its compensation programs with the good faith intention of complying with Section 409A of the Internal Revenue Code. We account for stock based payments with respect to our long term equity incentive award programs in accordance with the requirements of ASC 718.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this information statement.

James D. Forbes, Chairperson
John P. Connaughton
Michael W. Michelson

2010 Summary Compensation Table

The following table sets forth information regarding the compensation earned by the Chief Executive Officer, the Chief Financial Officer and our other three most highly compensated executive officers during 2010.

					Changes in
					Pension
				Non-Equity	Value and
				Incentive	Nonqualified
			Option	Plan	Deferred	All Other
		Salary	Awards	Compensation	Compensation	Compensation
Name and Principal Positions	Year	($)	($)(1)	($)(2)	Earnings ($)(3)	($)(4)	Total ($)

Richard M. Bracken	2010	$1,324,975	—	$2,614,824	$9,250,610	$25,010,638	$38,201,047
Chairman and Chief	2009	$1,324,975	$3,361,016	$3,445,000	$4,096,368	$25,532	$12,252,891
Executive Officer	2008	$1,060,872	—	$694,370	$1,740,620	$31,781	$3,527,643
R. Milton Johnson	2010	$849,984	—	$1,032,267	$3,524,104	$16,520,422	$21,926,777
Executive Vice President,	2009	$849,984	$2,520,714	$1,360,000	$2,032,089	$17,674	$6,780,461
Chief Financial Officer and Director	2008	$786,698	—	$355,491	$1,871,790	$38,769	$3,052,748
Samuel N. Hazen	2010	$788,672	—	$816,431	$2,637,016	$10,759,757	$15,001,876
President — Western Group	2009	$788,672	$997,771	$1,041,067	$1,725,405	$16,499	$4,569,414
	2008	$788,672	—	$350,807	$810,462	$15,651	$1,965,592
Beverly B. Wallace	2010	$700,000	—	$701,348	$3,293,981	$8,538,321	$13,233,650
President — Shared	2009	$700,000	$997,771	$924,018	$2,047,036	$16,500	$4,685,325
Services Group	2008	$700,000	—	$314,992	$2,080,836	$15,651	$3,111,479
W. Paul Rutledge	2010	$693,740	—	$350,667	$2,598,032	$7,944,136	$11,586,575
President — Central Group	2009	$675,000	$997,771	$891,017	$1,510,040	$16,500	$4,090,328

(1)	Option Awards for 2009 include the aggregate grant date fair value of the stock option awards granted during fiscal year 2009 in accordance with ASC 718 with respect to the 2x Time Options to purchase shares of our common stock awarded to the named executive officers in fiscal year 2009 under the 2006 Plan.

(2)	Non-Equity Incentive Plan Compensation for 2010 reflects amounts earned for the year ended December 31, 2010 under the 2010 PEP, which amounts will be paid in cash up to the target level and 50% in cash and 50% through the grant of RSU awards in the first quarter of 2011 pursuant to the terms of the 2010 PEP. For 2010, the Company achieved its target performance level, but not did not reach its maximum performance level, as adjusted, with respect to the Company’s EBITDA; therefore, pursuant to the terms of the 2010 PEP, 2010 awards under the 2010 PEP will be paid out to the named executive officers at approximately 151.8% of each such officer’s respective target amount, with the exception of Mr. Hazen, whose award will be paid out at approximately 156.9% his target amount, due to the 50% of his PEP based on the Western Group EBITDA, which also exceeded the target performance level but did not reach the maximum performance level, and Mr. Rutledge, whose award will be paid out at approximately 75.9% of his target amount, due to the 50% of his PEP based on the Central Group EBITDA, which did not reach the threshold performance level.

Non-Equity Incentive Plan Compensation for 2009 reflects amounts earned for the year ended December 31, 2009 under the 2008-2009 PEP, which amounts were paid in the first quarter of 2010 pursuant to the terms of the 2008-2009 PEP. For 2009, the Company exceeded its maximum performance level, as adjusted, with respect to the Company’s EBITDA and the Central and Western Group EBITDA; therefore, pursuant to the terms of the 2008-2009 PEP, awards under the 2008-2009 PEP were paid out to the named executive officers, at the maximum level of 200% of their respective target amounts.

Non-Equity Incentive Plan Compensation for 2008 reflects amounts earned for the year ended December 31, 2008 under the 2008-2009 PEP, which amounts were paid in the first quarter of 2009 pursuant to the terms of the 2008-2009 PEP. For 2008, the Company did not achieve its target performance level, but exceeded its threshold performance level, as adjusted, with respect to the Company’s EBITDA; therefore, pursuant to the terms of the 2008-2009 PEP, 2008 awards under the 2008-2009 PEP were paid out to the named executive officers at approximately 68.2% of each such officer’s respective target amount, with the exception of Mr. Hazen, whose award was paid out at approximately 67.4% of his target amount, due to the 50% of his PEP based on the Western Group EBITDA, which also exceeded the threshold performance level but did not reach the target performance level.

(3)	All amounts for 2010 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2010 Pension Benefits.” The changes in the SERP benefit value during 2010 were impacted mainly by: (i) the passage of time which reflects another year of pay and service plus actual investment return and (ii) the discount rate changing from 5.00% to 4.25%, which resulted in an increase in the value. The impact of these events on the SERP benefit values was:

	Bracken	Johnson	Hazen	Wallace	Rutledge

Passage of Time	$6,851,260	$2,181,373	$1,351,824	$2,240,652	$1,617,037
Discount Rate Change	$2,399,350	$1,342,731	$1,285,192	$1,053,329	$980,995

All amounts for 2009 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2010 Pension Benefits.” The changes in the SERP benefit value during 2009 were impacted mainly by: (i) the passage of time which reflects another year of pay and service plus actual investment return and (ii) the discount rate changing from 6.25% to 5.00%, which resulted in an increase in the value. The impact of these events on the SERP benefit values was:

	Bracken	Johnson	Hazen	Wallace	Rutledge

Passage of Time	$1,655,097	$618,320	$343,653	$788,376	$420,979
Discount Rate Change	$2,441,271	$1,413,769	$1,381,752	$1,258,660	$1,089,061

All amounts for 2008 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2010 Pension Benefits.” The changes in the SERP benefit value during 2008 were impacted mainly by: (i) the passage of time which reflects another year of pay and service plus actual investment return and (ii) the discount rate changing from 6.00% to 6.25%, which resulted in a decrease in the value. The impact of these events on the SERP benefit values was:

	Bracken	Johnson	Hazen	Wallace

Passage of Time	$2,142,217	$2,100,290	$1,037,631	$2,301,107
Discount Rate Change	$(401,597)	$(228,500)	$(227,169)	$(220,271)

(4) 2010 amounts generally consist of:

•	Distributions paid in 2010 on vested stock options held by the named executive officers on the applicable distribution record dates. Distributions of $17.50, $5.00 and $20.00, respectively, per share of common stock subject to such outstanding vested stock options held on the February 1, May 6 and

November 24, 2010 record dates, respectively, were paid to the named executive officers in 2010. The total cash distributions received on vested stock options by the named executive officers in 2010 were:

	Bracken	Johnson	Hazen	Wallace	Rutledge

Cash distributions on vested stock options	$21,752,083	$14,193,133	$9,264,688	$7,228,640	$6,630,283

•	Distributions that will become payable to the named executive officers upon the vesting of the applicable unvested stock option awards held by the named executive officers on the November 24, 2010 record date. In accordance with the award agreements governing the New Option awards held by the named executive officers, the Company reduced the per share exercise price of any unvested option outstanding as of the November 24, 2010 record date by the per share distribution amount ($20.00 per share) to the extent the per share exercise price could be reduced under applicable tax rules. Pursuant to such award agreements, to the extent the per share exercise price could not be reduced by the full $20.00 per share distribution, the Company will pay the named executive officers an amount on a per share basis equal to the balance of the per share distribution amount not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to such unvested option outstanding as of the November 24, 2010 record date upon the vesting of such option. The total cash distributions attributable to the November 24, 2010 record date distribution (such amounts representing the balance of the distribution amount by which the exercise price of such options could not be reduced under applicable tax rules) that will become payable upon vesting of the applicable unvested stock options awards held by the named executive officers on November 24, 2010 are:

	Bracken	Johnson	Hazen	Wallace	Rutledge

Balance of November 24, 2010 distribution amount payable on unvested stock options upon vesting of such options	$3,232,926	$2,309,235	$1,477,896	$1,293,161	$1,293,161

•	Matching Company contributions to our 401(k) Plan as set forth below.

	Bracken	Johnson	Hazen	Wallace	Rutledge

HCA 401(k) matching contribution	$16,500	$16,500	$16,499	$16,500	$16,499

•	Personal use of corporate aircraft. In 2010, Messrs. Bracken, Johnson and Rutledge were allowed personal use of Company aircraft with an estimated incremental cost of $6,149, $1,554 and $2,339, respectively, to the Company. Ms. Wallace and Mr. Hazen did not have any personal travel on Company aircraft in 2010. We calculate the aggregate incremental cost of the personal use of Company aircraft based on a methodology that includes the average aggregate cost, on a per nautical mile basis, of variable expenses incurred in connection with personal plane usage, including trip-related maintenance, landing fees, fuel, crew hotels and meals, on-board catering, trip-related hangar and parking costs and other variable costs. Because our aircraft are used primarily for business travel, our incremental cost methodology does not include fixed costs of owning and operating aircraft that do not change based on usage. We grossed up the income attributed to Mr. Bracken with respect to certain trips on Company aircraft. The additional income attributed to him as a result of gross ups was $1,891. In addition, we will pay the expenses of our executives’ spouses associated with travel to and/or attendance at business related events at which spouse attendance is appropriate. We paid approximately $692, $495 and $1,178 for travel and/or other expenses incurred by Messrs. Bracken, Hazen and Rutledge’s spouses, respectively, for such business related events, and additional income of $397, $179 and $676 was attributed to Messrs. Bracken, Hazen and Rutledge, respectively, as a result of the gross up on such amounts.

2009 amounts generally consist of:

•	Matching Company contributions to our 401(k) Plan as set forth below.

	Bracken	Johnson	Hazen	Wallace	Rutledge

HCA 401(k) matching contribution	$16,500	$16,500	$16,499	$16,500	$16,500

•	Personal use of corporate aircraft. In 2009, Messrs. Bracken and Johnson were allowed personal use of Company aircraft with an estimated incremental cost of $5,025 and $1,129, respectively, to the Company. Ms. Wallace and Messrs. Hazen and Rutledge did not have any personal travel on Company aircraft in 2009. We calculate the aggregate incremental cost of the personal use of Company aircraft based on a methodology that includes the average aggregate cost, on a per nautical mile basis, of variable expenses incurred in connection with personal plane usage, including trip-related maintenance, landing fees, fuel, crew hotels and meals, on-board catering, trip-related hangar and parking costs and other variable costs. Because our aircraft are used primarily for business travel, our incremental cost methodology does not include fixed costs of owning and operating aircraft that do not change based on usage. We grossed up the income attributed to Mr. Bracken with respect to certain trips on Company aircraft. The additional income attributed to him as a result of gross ups was $594. In addition, we will pay the expenses of our executives’ spouses associated with travel to and/or attendance at business related events at which spouse attendance is appropriate. We paid approximately $2,477 for travel and/or other expenses incurred by Mr. Bracken’s spouse for such business related events, and additional income of $891 was attributed to Mr. Bracken as a result of the gross up on such amount.

2008 amounts consist of:

•	Company contributions to our former Retirement Plan and matching Company contributions to our 401(k) Plan as set forth below.

	Bracken	Johnson	Hazen	Wallace

HCA Retirement Plan	$3,163	$3,163	$3,163	$3,163
HCA 401(k) matching contribution	$12,488	$12,488	$12,488	$12,488

•	Personal use of corporate aircraft. In 2008, Messrs. Bracken and Johnson were allowed personal use of Company aircraft with an estimated incremental cost of $15,233 and $4,546, respectively, to the Company. Ms. Wallace and Mr. Hazen did not have any personal travel on Company aircraft in 2008. We calculate the aggregate incremental cost of the personal use of Company aircraft based on a methodology that includes the average aggregate cost, on a per nautical mile basis, of variable expenses incurred in connection with personal plane usage, including trip-related maintenance, landing fees, fuel, crew hotels and meals, on-board catering, trip-related hangar and parking costs and other variable costs. Because our aircraft are used primarily for business travel, our incremental cost methodology does not include fixed costs of owning and operating aircraft that do not change based on usage. We grossed up the income attributed to Mr. Bracken with respect to certain trips on Company aircraft. The additional income attributed to him as a result of gross ups was $599. In addition, we will pay the expenses of our executives’ spouses associated with travel to and/or attendance at business related events at which spouse attendance is appropriate. We paid approximately $189 and $13,660 for travel and/or other expenses incurred by Messrs. Bracken’s and Johnson’s spouses, respectively, for such business related events, and additional income of $109 and $4,912 was attributed to Messrs. Bracken and Johnson, respectively, as a result of the gross up on such amounts.

2010 Grants of Plan-Based Awards

The following table provides information with respect to awards made under our 2010 PEP during the 2010 fiscal year.

								All Other
								Option
		Estimated Possible Payouts			Estimated Possible Payouts			Awards:	Exercise or
		Under Non-Equity Incentive			Under Equity Incentive			Number of	Base Price	Grant Date
		Plan Awards ($)(1)			Plan Awards (#)			Securities	of Option	Fair Value
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	Awards	of Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	Options(2)	($/sh)	Awards

Richard M. Bracken	N/A	$430,625	$1,722,500	$3,445,000	—	—	—	—	—	—
R. Milton Johnson	N/A	$170,000	$680,000	$1,360,000	—	—	—	—	—	—
Samuel N. Hazen	N/A	$130,133	$520,534	$1,041,067	—	—	—	—	—	—
Beverly B. Wallace	N/A	$115,502	$462,009	$924,018	—	—	—	—	—	—
W. Paul Rutledge	N/A	$115,500	$462,000	$924,000	—	—	—	—	—	—

(1)	Non-equity incentive awards granted to each of the named executive officers pursuant to our 2010 PEP for the 2010 fiscal year, as described in more detail under “Compensation Discussion and Analysis — Annual Incentive Compensation: PEP.” The amounts shown in the “Threshold” column reflect the threshold payment, which is 25% of the amount shown in the “Target” column. The amount shown in the “Maximum” column is 200% of the target amount. Pursuant to the terms of the 2010 PEP, the Company achieved its target performance level, as adjusted, but not did not reach its maximum performance level, as adjusted, with respect to the Company’s EBITDA and the Western Group EBITDA; however, the Company did not reach the threshold performance level, as adjusted, with respect to the Central Group EBITDA. Therefore, 2010 awards under the 2010 PEP will be paid out to the named executive officers at approximately 151.8% of each such officer’s respective target amount, with the exception of Mr. Hazen, whose award will be paid out at approximately 156.9% his target amount, due to the 50% of his PEP based on the Western Group EBITDA, and Mr. Rutledge, whose award will be paid out at approximately 75.9% of his target amount, due to the 50% of his PEP based on the Central Group EBITDA (including the International Division). Under the 2010 PEP for the 2010 fiscal year, Messrs. Bracken, Johnson, Hazen and Rutledge and Ms. Wallace will receive cash payments of $2,168,662, $856,134, $668,482, $350,667 and $581,678, respectively, and approximately $446,162, $176,133, $147,949, $0 and $119,670, respectively, payable in RSU awards at a grant price to be determined by the Board of Directors in consultation with the CEO in accordance with the 2010 PEP and our equity award policy, which RSU awards will vest 50% on the second anniversary of grant date and 50% on the third anniversary of the grant date. Such amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table

Total Compensation

In 2010, 2009 and 2008, total direct compensation, as described in the Summary Compensation Table, consisted primarily of base salary, annual PEP awards payable in cash, and, in 2009, 2x Time Option grants as set forth in each named executive officer’s employment agreement to be fully vested on the fifth anniversary of the Merger, and in 2010, distributions paid on the vested stock options held by the named executive officers on the applicable record dates and distributions that will become payable to the named executive officers upon the vesting of the certain unvested stock option awards held by the named executive officers on the November 24, 2010 distribution record date to the extent the exercise price of such options could not be fully reduced by the distribution amount under applicable tax rules. This mix was intended to reflect our philosophy that a significant portion of an executive’s compensation should be equity-linked and/or tied to our operating performance. In addition, we provided an opportunity for executives to participate in two supplemental retirement plans; however, effective January 1, 2008, participants in the SERP are no longer eligible for Restoration Plan contributions, although Restoration Plan accounts will continue to be maintained for such participants (for additional information concerning the Restoration Plan, see “2010 Nonqualified Deferred Compensation”).

Options

In January 2007, New Options to purchase common stock of the Company were granted under the 2006 Plan to members of management and key employees, including the named executive officers. The New Options were designed to be long term equity incentive awards, constituting a one-time stock option grant in lieu of annual equity grants. The New Options granted in 2007 have a ten year term and are structured so that 1/3 are time vested options (vesting in five equal installments on the first five anniversaries of the grant date), 1/3 are EBITDA-based performance vested options and 1/3 are performance options that vest based on investment return to the Sponsors. The terms of the New Options granted in 2007 are described in greater detail under “Compensation Discussion and Analysis — Long Term Equity Incentive Awards: Options.”

In accordance with their employment agreements entered into at the time of the Merger, as each may have been or may be subsequently amended, our named executive officers received the 2x Time Options in October 2009 with an exercise price equal to two times the share price at the Merger (or $102.00). The Committee allocated the 2x Time Options in consultation with our Chief Executive Officer, based on past executive contributions and future anticipated impact on Company objectives. The 2x Time Options have a ten year term and are structured so that forty percent were vested upon grant, an additional twenty percent of the options vested on November 17, 2009 and November 17, 2010, respectively, and twenty percent of the options granted to each recipient will vest on November 17, 2011. Thereby, a portion of the grant was vested on the date of the grant based on employment served since the Merger. The terms of the 2x Time Options are otherwise consistent with other time vesting options granted under the 2006 Plan. The terms of the 2x Time Options granted in 2009 are described in greater detail under “Compensation Discussion and Analysis — Long Term Equity Incentive Awards: Options.” The aggregate grant date fair value of the 2x Time Options granted in 2009 in accordance with ASC 718 is included under the “Option Awards” column of the Summary Compensation Table.

As a result of the Merger, all unvested awards under the HCA 2005 Equity Incentive Plan (the “2005 Plan”) (and all predecessor equity incentive plans) vested in November 2006. Generally, all outstanding options under the 2005 Plan (and any predecessor plans) were cancelled and converted into the right to receive a cash payment equal to the number of shares of common stock underlying the option multiplied by the amount by which the Merger consideration of $51.00 per share exceeded the exercise price for the options (without interest and less any applicable withholding taxes). However, certain members of management, including the named executive officers, were given the opportunity to convert options held by them prior to consummation of the Merger into options to purchase shares of common stock of the surviving corporation (“Rollover Options”). Immediately after the consummation of the Merger, all Rollover Options (other than those with an exercise price below $12.75) were adjusted so that they retained the same “spread value” (as defined below) as immediately prior to the Merger, but the new per share exercise price for all Rollover Options became $12.75. The term “spread value” means the difference between (x) the aggregate fair market value of the common stock (determined using the Merger consideration of $51.00 per share) subject to the outstanding options held by the participant immediately prior to the Merger that became Rollover Options, and (y) the aggregate exercise price of those options.

New Options, 2x Time Options and Rollover Options held by the named executive officers are described in the Outstanding Equity Awards at 2010 Fiscal Year-End Table.

Employment Agreements

In connection with the Merger, on November 16, 2006, Hercules Holding entered into substantially similar employment agreements with each of the named executive officers and certain other executives, which agreements were shortly thereafter assumed by HCA Inc., and then in November 2010, to the extent applicable, by HCA Holdings, Inc., and which agreements govern the terms of each executive’s employment. The Company entered into an amendment to Mr. Bracken’s employment agreement, effective January 1, 2009, to reflect his appointment to the position of Chief Executive Officer.

Executive Employment Agreements

The term of employment under each of these agreements is indefinite, and they are terminable by either party at any time; provided that an executive must give no less than 90 days notice prior to a resignation.

Each employment agreement sets forth the executive’s annual base salary, which will be subject to discretionary annual increases upon review by the Board of Directors, and states that the executive will be eligible to earn an annual bonus as a percentage of salary with respect to each fiscal year, based upon the extent to which annual performance targets established by the Board of Directors are achieved. The employment agreements committed us to provide each executive with annual bonus opportunities in 2008 that were consistent with those applicable to the 2007 fiscal year, unless doing so would be adverse to our interests or the interests of our stockholders, and for later fiscal years, the agreements provide that the Board of Directors will set bonus opportunities in consultation with our Chief Executive Officer. With respect to the 2010 fiscal year and the 2009 and 2008 fiscal years, each executive was eligible to earn under the 2010 PEP and the 2008-2009 PEP, respectively, (i) a target bonus, if performance targets were met; (ii) a specified percentage of the target bonus, if “threshold” levels of performance were achieved but performance targets were not met; or (iii) a multiple of the target bonus if “maximum” performance goals were achieved, with the annual bonus amount being interpolated, in the sole discretion of the Board of Directors, for performance results that exceeded “threshold” levels but do not meet or exceed “maximum” levels. The annual bonus opportunities for 2010 were set forth in the 2010 PEP, as described in more detail under “Compensation Discussion and Analysis — Annual Incentive Compensation: PEP.” As described above, the Company achieved its target performance level, as adjusted, for 2010 but did not reach its maximum performance level, as adjusted, with respect to the Company’s EBITDA and the Western Group EBITDA; however, the Company did not reach the threshold performance level, as adjusted, with respect to the Central Group EBITDA. Therefore, 2010 awards under the 2010 PEP will be paid out to the named executive officers at approximately 151.8% of each such officer’s respective target amount, with the exception of Mr. Hazen, whose award will be paid out at approximately 156.9% of his target amount, due to the 50% of his PEP based on the Western Group EBITDA, and Mr. Rutledge, whose award will be paid out at approximately 75.9% of his target amount, due to the 50% of his PEP based on the Central Group EBITDA. As described above, the Company exceeded its maximum performance level, as adjusted, for 2009 with respect to the Company’s EBITDA and the Central and Western Group EBITDA; therefore, pursuant to the terms of the 2008-2009 PEP, awards were paid out to the named executive officers, at the maximum level of 200% of their respective target amounts for 2009. As described above, awards under the 2008 PEP were paid out to the named executive officers at approximately 68.2% of each such officer’s respective target amount, with the exception of Mr. Hazen, whose award was paid out at approximately 67.4% of the target amount. Each employment agreement also sets forth the number of options that the executive received pursuant to the 2006 Plan as a percentage of the total equity initially made available for grants pursuant to the 2006 Plan. Such option awards, the New Options, were made January 30, 2007 and are described above under “Options.” In each of the employment agreements with the named executive officers, we also committed to grant, among the named executive officers and certain other executives, the 2x Time Options, which were granted, as described above, on October 6, 2009. Additionally, pursuant to the employment agreements, we agree to indemnify each executive against any adverse tax consequences (including, without limitation, under Section 409A and 4999 of the Internal Revenue Code), if any, that result from the adjustment by us of stock options held by the executive in connection with Merger or the future payment of any extraordinary cash dividends.

Pursuant to each employment agreement, if an executive’s employment terminates due to death or disability, the executive would be entitled to receive (i) any base salary and any bonus that is earned and unpaid through the date of termination; (ii) reimbursement of any unreimbursed business expenses properly incurred by the executive; (iii) such employee benefits, if any, as to which the executive may be entitled under our employee benefit plans (the payments and benefits described in (i) through (iii) being “accrued rights”); and (iv) a pro rata portion of any annual bonus that the executive would have been entitled to receive pursuant to the employment agreement based upon our actual results for the year of termination (with such proration based on the percentage of the fiscal year that shall have elapsed through the date of termination of employment, payable to the executive when the annual bonus would have been otherwise payable (the “pro rata bonus”)).

If an executive’s employment is terminated by us without “cause” (as defined below) or by the executive for “good reason” (as defined below) (each a “qualifying termination”), the executive would be (i) entitled to the accrued rights; (ii) subject to compliance with certain confidentiality, non-competition and non-solicitation covenants contained in his or her employment agreement and execution of a general release of claims on behalf of the Company, an amount equal to the product of (x) two (three in the case of Richard M. Bracken and R. Milton Johnson) and (y) the sum of (A) the executive’s base salary and (B) annual bonus paid or payable in respect of the fiscal year immediately preceding the fiscal year in which termination occurs, payable over a two- year period; (iii) entitled to the pro rata bonus; and (iv) entitled to continued coverage under our group health plans during the period over which the cash severance described in clause (ii) is paid. The executive’s vested New Options and 2x Time Options would also remain exercisable until the first anniversary of the termination of the executive’s employment. However, in lieu of receiving the payments and benefits described in (ii), (iii) and (iv) immediately above, the executive may instead elect to have his or her covenants not to compete waived by us. The same severance applies regardless of whether the termination was in connection with a change in control of the Company.

“Cause” is defined as an executive’s (i) willful and continued failure to perform his material duties to the Company which continues beyond 10 business days after a written demand for substantial performance is delivered; (ii) willful or intentional engagement in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or the Sponsors; (iii) conviction of, or a plea of nolo contendere to, a crime constituting a felony, or a misdemeanor for which a sentence of more than six months’ imprisonment is imposed; or (iv) willful and material breach of his covenants under the employment agreement which continues beyond the designated cure period or of the agreements relating to the new equity. “Good Reason” is defined as (i) a reduction in the executive’s base salary (other than a general reduction that affects all similarly situated employees in substantially the same proportions which is implemented by the Board in good faith after consultation with the chief executive officer and chief operating officer), a reduction in the executive’s annual incentive compensation opportunity, or the reduction of benefits payable to the executive under the SERP; (ii) a substantial diminution in the executive’s title, duties and responsibilities; or (iii) a transfer of the executive’s primary workplace to a location that is more than 20 miles from his or her current workplace (other than, in the case of (i) and (ii), any isolated, insubstantial and inadvertent failure that is not in bad faith and is cured within 10 business days after the executive’s written notice to the Company).

In the event of an executive’s termination of employment that is not a qualifying termination or a termination due to death or disability, he or she will only be entitled to the “accrued rights” (as defined above).

Additional information with respect to potential payments to the named executive officers pursuant to their employment agreements and the 2006 Plan is contained in “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table includes certain information with respect to options held by the named executive officers as of December 31, 2010.

			Equity Incentive
	Number of	Number of	Plan Awards:
	Securities	Securities	Number of
	Underlying	Underlying	Securities
	Unexercised	Unexercised	Underlying	Option
	Options	Options	Unexercised	Exercise	Option
	Exercisable	Unexercisable	Unearned	Price	Expiration
Name	(#)(1)(2)(3)	(#)(2)(3)	Options(#)(2)	($)(4)(5)(6)	Date

Richard M. Bracken	29,934	—	—	$12.75	1/24/2012
Richard M. Bracken	40,490	—	—	$12.75	1/29/2013
Richard M. Bracken	30,235	—	—	$12.75	1/29/2014
Richard M. Bracken	10,739	—	—	$12.75	1/27/2015
Richard M. Bracken	7,095	—	—	$12.75	1/26/2016
Richard M. Bracken	23,310	46,622	139,862	$23.91	1/30/2017
Richard M. Bracken	139,860	—	—	$51.00	1/30/2017
Richard M. Bracken	—	63,150	—	$59.50	10/6/2019
Richard M. Bracken	63,148	—	—	$79.50	10/6/2019
Richard M. Bracken	189,444	—	—	$102.00	10/6/2019
R. Milton Johnson	9,579	—	—	$12.75	1/24/2012
R. Milton Johnson	9,254	—	—	$12.75	1/29/2013
R. Milton Johnson	8,062	—	—	$12.75	1/29/2014
R. Milton Johnson	26,013	—	—	$12.75	7/22/2014
R. Milton Johnson	6,441	—	—	$12.75	1/27/2015
R. Milton Johnson	4,301	—	—	$12.75	1/26/2016
R. Milton Johnson	16,650	33,301	99,902	$23.91	1/30/2017
R. Milton Johnson	99,900	—	—	$51.00	1/30/2017
R. Milton Johnson	—	47,362	—	$59.50	10/6/2019
R. Milton Johnson	47,360	—	—	$79.50	10/6/2019
R. Milton Johnson	142,080	—	—	$102.00	10/6/2019
Samuel N. Hazen	19,158	—	—	$12.75	1/24/2012
Samuel N. Hazen	23,137	—	—	$12.75	1/29/2013
Samuel N. Hazen	16,797	—	—	$12.75	1/29/2014
Samuel N. Hazen	6,441	—	—	$12.75	1/27/2015
Samuel N. Hazen	4,301	—	—	$12.75	1/26/2016
Samuel N. Hazen	10,656	21,313	63,936	$23.91	1/30/2017
Samuel N. Hazen	63,936	—	—	$51.00	1/30/2017
Samuel N. Hazen	—	18,749	—	$59.50	10/6/2019
Samuel N. Hazen	18,746	—	—	$79.50	10/6/2019
Samuel N. Hazen	56,238	—	—	$102.00	10/6/2019
Beverly B. Wallace	13,882	—	—	$12.75	1/29/2013
Beverly B. Wallace	11,422	—	—	$12.75	1/29/2014
Beverly B. Wallace	4,601	—	—	$12.75	1/27/2015
Beverly B. Wallace	3,559	—	—	$12.75	1/26/2016
Beverly B. Wallace	9,324	18,649	55,944	$23.91	1/30/2017
Beverly B. Wallace	55,944	—	—	$51.00	1/30/2017

			Equity Incentive
	Number of	Number of	Plan Awards:
	Securities	Securities	Number of
	Underlying	Underlying	Securities
	Unexercised	Unexercised	Underlying	Option
	Options	Options	Unexercised	Exercise	Option
	Exercisable	Unexercisable	Unearned	Price	Expiration
Name	(#)(1)(2)(3)	(#)(2)(3)	Options(#)(2)	($)(4)(5)(6)	Date

Beverly B. Wallace	—	18,749	—	$59.50	10/6/2019
Beverly B. Wallace	18,746	—	—	$79.50	10/6/2019
Beverly B. Wallace	56,238	—	—	$102.00	10/6/2019
W. Paul Rutledge	8,381	—	—	$12.75	1/24/2012
W. Paul Rutledge	9,254	—	—	$12.75	1/29/2013
W. Paul Rutledge	5,375	—	—	$12.75	1/29/2014
W. Paul Rutledge	2,297	—	—	$12.75	1/27/2015
W. Paul Rutledge	5,395	—	—	$12.75	10/1/2015
W. Paul Rutledge	4,301	—	—	$12.75	1/26/2016
W. Paul Rutledge	9,324	18,649	55,944	$23.91	1/30/2017
W. Paul Rutledge	55,944	—	—	$51.00	1/30/2017
W. Paul Rutledge	—	18,749	—	$59.50	10/6/2019
W. Paul Rutledge	18,746	—	—	$79.50	10/6/2019
W. Paul Rutledge	56,238	—	—	$102.00	10/6/2019

(1)	Reflects Rollover Options, as further described under “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Options,” the 60% of the named executive officer’s time vested New Options, comprised of the 20% that vested as of January 30, 2008, January 30, 2009 and January 30, 2010, respectively, the 80% of the named executive officer’s EBITDA-based performance vested New Options, comprised of the 20% that vested as of December 31, 2007, December 31, 2008, December 31, 2009 and December 31, 2010, respectively (upon the Committee’s determination that the Company achieved the 2007, 2008, 2009 and 2010 EBITDA performance targets under the option awards, as adjusted, as described in more detail under “Compensation Discussion and Analysis — Long Term Equity Incentive Awards: Options”) and the 80% of the named executive officer’s vested 2x Time Options, comprised of the 40% that were vested on the grant date and the 20% that vested on November 17, 2009 and November 17, 2010, respectively.

(2)	Reflects New Options awarded in January 2007 under the 2006 Plan by the Compensation Committee as part of the named executive officer’s long term equity incentive award. The New Options granted in 2007 are structured so that 1/3 are time vested options (vesting in five equal installments on the first five anniversaries of the January 30, 2007 grant date), 1/3 are EBITDA-based performance vested options (vesting in equal increments of 20% at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if certain annual EBITDA performance targets are achieved, subject to “catch up” vesting, such that, options that were eligible to vest but failed to vest due to our failure to achieve prior EBITDA targets will vest if at the end of any subsequent year or at the end of fiscal year 2012, the cumulative total EBITDA earned in all prior years exceeds the cumulative EBITDA target at the end of such fiscal year) and 1/3 are performance options that vest based on investment return to the Sponsors (vesting with respect to 10% of the common stock subject to such options at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if the Investor Return is at least $102.00 and with respect to an additional 10% at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if the Investor Return is at least $127.50, subject to “catch up” vesting if the relevant Investor Return is achieved at any time occurring prior to January 30, 2017, so long as the named executive officer remains employed by the Company). The time vested options are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column (with the exception of the 60% of the time vested options that were vested as of December 31, 2010, which are reflected in the “Number of Securities Underlying Unexercised Options Exercisable” column), and the EBITDA-based performance vested options and investment return performance vested options are both reflected in the “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” column (with the exception of the 80% of the EBITDA-based performance vested options that were vested as of December 31, 2010, which are reflected in the “Number of Securities Underlying Unexercised Options Exercisable” column). The terms of these option awards are described in more detail under “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Options.”

(3)	Reflects 2x Time Options awarded in October 2009 under the 2006 Plan by the Compensation Committee, pursuant to the named executive officer’s employment agreement, as part of the named executive officer’s long term equity incentive award. The 2x Time Options are structured, pursuant to the named executive officer’s respective employment agreements, so that 40% were vested on the grant date, an additional 20% vested on November 17, 2009 and November 17, 2010, respectively, and an additional 20% will vest on November 17, 2011. The 80% of the 2x Time Options that were vested as of December 31, 2010 are reflected in the “Number of Securities Underlying Unexercised Options Exercisable” column, and the 20% of the 2x Time Options that were not vested as of December 31, 2010 are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column. The terms of these option awards are described in more detail under “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Options.”

(4)	Immediately after the consummation of the Merger, all Rollover Options (other than those with an exercise price below $12.75) were adjusted such that they retained the same “spread value” (as defined below) as immediately prior to the Merger, but the new per share exercise price for all Rollover Options would be $12.75. The term “spread value” means the difference between (x) the aggregate fair market value of the common stock (determined using the Merger consideration of $51.00 per share) subject to the outstanding options held by the participant immediately prior to the Merger that became Rollover Options, and (y) the aggregate exercise price of those options.

(5)	The exercise price for the New Options granted under the 2006 Plan to the named executive officers on January 30, 2007 was equal to the fair value of our common stock on the date of the grant, as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors, pursuant to the terms of the 2006 Plan. Pursuant to the New Options award agreements, in connection with the distributions of $17.50, $5.00 and $20.00, respectively, per share of outstanding common stock and outstanding vested stock option held on the February 1, May 6 and November 24, 2010 record dates, respectively, the Company reduced the per share exercise price of any unvested New Options outstanding as of the applicable record dates by the per share distribution amount to the extent the per share exercise price could be reduced under applicable tax rules. With respect to the November 24, 2010 distribution and pursuant the New Option award agreements, to the extent the per share exercise price could not be reduced by the full $20.00 per share distribution, the Company will pay the named executive officers an amount on a per share basis equal to the balance of the per share distribution amount not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to such unvested option outstanding as of the November 24, 2010 record date upon the vesting of such option. The total cash distributions attributable to the November 24, 2010 record date distribution (such amounts representing the balance of the distribution amount by which the exercise price of such options could not be reduced under applicable tax rules) that will become payable upon vesting of the applicable unvested stock options awards held by the named executive officers on November 24, 2010 are reflected in the “All Other Compensation” column of the Summary Compensation Table.

(6)	The exercise price for the 2x Time Options granted under the 2006 Plan to the named executive officers on October 6, 2009 was $102.00, pursuant to the named executive officers’ employment agreements. Pursuant to the New Options award agreements, in connection with the distributions of $17.50, $5.00 and $20.00, respectively, per share of outstanding common stock and outstanding vested stock option held on the February 1, May 6 and November 24, 2010 record dates, respectively, the Company reduced the per share exercise price of any unvested 2x Time Options outstanding as of the applicable record dates by the per share distribution amount to the extent the per share exercise price could be reduced under applicable tax rules.

Option Exercises and Stock Vested in 2010

The following table includes certain information with respect to options exercised by the named executive officers during the fiscal year ended December 31, 2010.

	Option Awards
	Number of Shares
	Acquired on	Value Realized on
Name	Exercise(1)	Exercise ($)(2)

Richard M. Bracken	34,300	$3,137,421
R. Milton Johnson	3,368	$552,387
Samuel N. Hazen	19,163	$1,752,840
Beverly B. Wallace	15,618	$1,428,578

(1)	Messrs. Bracken and Hazen and Ms. Wallace elected a cash exercise of 34,300, 19,163 and 15,618 stock options, respectively, resulting in net shares realized of 34,300, 19,163 and 15,618, respectively. Mr. Johnson elected a cashless exercise of 6,039 stock options, resulting in net shares realized of 3,368.

(2)	Represents the difference between the exercise price of the options and the fair market value of the common stock on the date of exercise, as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors.

2010 Pension Benefits

Our SERP is intended to qualify as a “top-hat” plan designed to benefit a select group of management or highly compensated employees. There are no other defined benefit plans that provide for payments or benefits to any of the named executive officers. Information about benefits provided by the SERP is as follows:

	Plan	Number of Years	Present Value of	Payments During
Name	Name	Credited Service	Accumulated Benefit	Last Fiscal Year

Richard M. Bracken	SERP	29	$23,554,306	—
R. Milton Johnson	SERP	28	$9,877,428	—
Samuel N. Hazen	SERP	28	$7,967,999	—
Beverly B. Wallace	SERP	27	$11,990,524	—
W. Paul Rutledge	SERP	29	$8,102,058	—

Messrs. Bracken and Rutledge and Ms. Wallace are eligible for early retirement. The remaining named executive officers have not satisfied the eligibility requirements for normal or early retirement. All of the named executive officers are 100% vested in their accrued SERP benefit.

Plan Provisions

In the event the employee’s “accrued benefits under the Company’s Plans” (computed using “actuarial factors”) are insufficient to provide the “life annuity amount,” the SERP will provide a benefit equal to the amount of the shortfall. Benefits can be paid in the form of an annuity or a lump sum. The lump sum is calculated by converting the annuity benefit using the “actuarial factors.” All benefits with a present value not exceeding one million dollars are paid as a lump sum regardless of the election made.

Normal retirement eligibility requires attainment of age 60 for employees who were participants at the time of the change in control which occurred as a result of the Merger, including all of the named executive officers. Early retirement eligibility requires age 55 with 20 or more years of service. The service requirement for early retirement is waived for employees participating in the SERP at the time of its inception in 2001, including all of the named executive officers. The “life annuity amount” payable to a participant who takes early retirement is reduced by three percent for each full year or portion thereof that the participant retires prior to normal retirement age.

The “life annuity amount” is the annual benefit payable as a life annuity to a participant upon normal retirement. It is equal to the participant’s “accrual rate” multiplied by the product of the participant’s “years of service” times the participant’s “pay average.” The SERP benefit for each year equals the life annuity amount less the annual life annuity amount produced by the employee’s “accrued benefit under the Company’s Plans.”

The “accrual rate” is a percentage assigned to each participant, and is either 2.2% or 2.4%. All of the named executive officers are assigned a percentage of 2.4%.

A participant is credited with a “year of service” for each calendar year that the participant performs 1,000 hours of service for HCA Inc. or one of its subsidiaries, or for each year the participant is otherwise credited by us, subject to a maximum credit of 25 years of service.

A participant’s “pay average” is an amount equal to one-fifth of the sum of the compensation during the period of 60 consecutive months for which total compensation is greatest within the 120 consecutive month period immediately preceding the participant’s retirement. For purposes of this calculation, the participant’s compensation includes base compensation, payments under the PEP, and bonuses paid prior to the establishment of the PEP.

The “accrued benefits under the Company’s Plans” for an employee equals the sum of the employer-funded benefits accrued under the former HCA Retirement Plan (which was merged into the HCA 401(k) Plan in 2008), the HCA 401(k) Plan and any other tax-qualified plan maintained by HCA Inc. or one of its subsidiaries, the income/loss adjusted amount distributed to the participant under any of these plans, the account credit and the income/loss adjusted amount distributed to the participant under the Restoration Plan and any other nonqualified retirement plans sponsored by HCA Inc. or one of its subsidiaries.

The “actuarial factors” include (a) interest at the long term Applicable Federal Rate under Section 1274(d) of the Code or any successor thereto as of the first day of November preceding the plan year in which the participant’s retirement, death, disability, or termination with benefit rights under Section 5.3 or 6.2 occurs, and (b) mortality being the applicable Section 417(e)(3) of the Code mortality table, as specified and changed by the U.S. Treasury Department.

Credited service does not include any amount other than service with HCA Inc. or one of its subsidiaries.

Assumptions

The Present Value of Accumulated Benefit is based on a measurement date of December 31, 2010. The measurement date for valuing plan liabilities on the Company’s balance sheet is December 31, 2010.

The assumption is made that there is no probability of pre-retirement death or termination. Retirement age is assumed to be the Normal Retirement Age as defined in the SERP for all named executive officers, as adjusted by the provisions relating to change in control, or age 60. Age 60 also represents the earliest date the named executive officers are eligible to receive an unreduced benefit.

All other assumptions used in the calculations are the same as those used for the valuation of the plan liabilities in the plan’s most recent annual valuation.

Supplemental Information

In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits his rights to any further payment, and must repay any benefits already paid. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

2010 Nonqualified Deferred Compensation

Amounts shown in the table are attributable to the HCA Restoration Plan, an unfunded, nonqualified defined contribution plan designed to restore benefits under the HCA 401(k) Plan based on compensation in excess of the Code Section 401(a)(17) compensation limit.

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance
	in Last	in Last	in Last	Withdrawals/	at Last
Name	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Fiscal Year End

Richard M. Bracken	—	—	$206,549	—	$1,624,946
R. Milton Johnson	—	—	$84,699	—	$666,338
Samuel N. Hazen	—	—	$113,066	—	$889,505
Beverly B. Wallace	—	—	$69,780	—	$548,966
W. Paul Rutledge	—	—	$62,128	—	$488,770

The following amounts from the column titled “Aggregate Balance at Last Fiscal Year” have been reported in the Summary Compensation Tables in prior years:

	Restoration Contribution
Name	2001	2002	2003	2004	2005	2006	2007

Richard M. Bracken	$87,924	$146,549	$162,344	$192,858	$172,571	$409,933	$91,946
R. Milton Johnson	—	—	—	—	$71,441	$212,109	$57,792
Samuel N. Hazen	—	—	$79,510	$101,488	$97,331	$247,060	$62,004
Beverly B. Wallace	—	—	—	—	—	—	$52,250

Plan Provisions

Until 2008, hypothetical accounts for each participant were credited each year with a contribution designed to restore the HCA Retirement Plan based on compensation in excess of the Code Section 401(a)(17) compensation limit, based on years of service. Effective January 1, 2008, participants in the SERP are no longer eligible for Restoration Plan contributions. However, the hypothetical accounts as of January 1, 2008 will continue to be maintained and were increased or decreased with hypothetical investment returns based on the actual investment return of the Mix B fund of the HCA 401(k) Plan through December 31, 2010. Subsequently, the hypothetical accounts as of December 31, 2010 will continue to be maintained but will not be increased or decreased with hypothetical investment returns.

No employee deferrals are allowed under this or any other nonqualified deferred compensation plan.

Prior to April 30, 2009, eligible employees made a one-time election prior to participation (or prior to December 31, 2006, if earlier) regarding the form of distribution of the benefit. Participants chose between a lump sum and five or ten-year installments. All distributions are paid in the form of a lump-sum distribution unless the participant submitted an installment payment election prior to April 30, 2009. Distributions are paid (or begin) during the July following the year of termination of employment or retirement. All balances not exceeding $500,000 are automatically paid as a lump sum, regardless of election.

Supplemental Information

In the event a named executive officer renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment, and must repay any payments already made. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

Potential Payments Upon Termination or Change in Control

The following tables show the estimated amount of potential cash severance payable to each of the named executive officers (based upon his or her 2010 base salary and PEP payment received in 2010 for 2009 performance), as well as the estimated value of continuing benefits, based on compensation and benefit levels in effect on December 31, 2010, assuming the executive’s employment terminates or the Company undergoes a Change in Control (as defined in the 2006 Plan and set forth above under “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Options”) effective December 31, 2010. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon an executive’s termination of employment. As noted above, in the event a named executive officer breaches or violates those certain confidentiality, non-competition and/or non-solicitation covenants contained in his or her employment agreement, the SERP or the HCA Restoration Plan, certain of the payments described below may be subject to forfeiture and/or repayment. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements,” “2010 Pension Benefits — Supplemental Information,” and “2010 Nonqualified Deferred Compensation — Supplemental Information.”

Richard M. Bracken

				Involuntary		Voluntary
				Termination		Termination
	Voluntary	Early	Normal	Without	Termination	for Good			Change in
	Termination	Retirement	Retirement	Cause	for Cause	Reason	Disability	Death	Control

Cash Severance(1)	—	—	—	$14,310,001	—	$14,310,001	—	—	—
Non-Equity Incentive Bonus(2)	$2,614,824	$2,614,824	$2,614,824	$2,614,824	—	$2,614,824	$2,614,824	$2,614,824	$2,614,824
Unvested Stock Options(3)	—	—	—	—	—	—	—	—	$17,800,598
SERP(4)	$22,425,973	$22,425,973	—	$22,425,973	$22,425,973	$22,425,973	$22,425,973	$19,717,244	—
Retirement Plans(5)	$2,901,084	$2,901,084	$2,901,084	$2,901,084	$2,901,084	$2,901,084	$2,901,084	$2,901,084	—
Health and Welfare Benefits	—	—	—	—	—	—	—	—	—
Disability Income(6)	—	—	—	—	—	—	$1,727,128	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	—	$1,401,000	—
Accrued Vacation Pay	$183,462	$183,462	$183,462	$183,462	$183,462	$183,462	$183,462	$183,462	—

Total	$28,125,343	$28,125,343	$5,699,370	$42,435,344	$25,510,519	$42,435,344	$29,852,471	$26,817,614	$20,415,422

(1)	Represents amounts Mr. Bracken would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(2)	Represents the amount Mr. Bracken would be entitled to receive for the 2010 fiscal year pursuant to the 2010 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Under the 2010 PEP, incentive payouts up to the target will be paid in cash during the first quarter of 2011. Payouts above the target will be paid 50% in cash and 50% in RSUs. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon the Change in Control, calculated as the difference between the exercise price of Mr. Bracken’s unvested New Options and the fair value price of our common stock on December 31, 2010 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($104.22 per share). For the purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $51.00 at the end of the 2010 fiscal year.

(4)	Reflects the actual lump sum value of the SERP based on the 2010 interest rate of 4.01%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Bracken would be entitled. The value includes $1,276,138 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $1,624,946 from the HCA Restoration Plan.

(6)	Reflects the estimated lump sum present value of all future payments which Mr. Bracken would be entitled to receive under our disability program, including five months of salary continuation, monthly long term disability benefits of $10,000 per month payable after the five-month elimination period until age 66, and monthly benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(7)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Bracken. Mr. Bracken’s payment upon death while actively employed includes $1,326,000 of Company-paid life insurance and $75,000 from the Executive Death Benefit Plan.

R. Milton Johnson

				Involuntary		Voluntary
				Termination		Termination
	Voluntary	Early	Normal	Without	Termination	for Good			Change in
	Termination	Retirement	Retirement	Cause	for Cause	Reason	Disability	Death	Control

Cash Severance(1)	—	—	—	$6,630,001	—	$6,630,001	—	—	—
Non-Equity Incentive Bonus(2)	$1,032,267	$1,032,267	$1,032,267	$1,032,267	—	$1,032,267	$1,032,267	$1,032,267	$815,562
Unvested Stock Options(3)	—	—	—	—	—	—	—	—	$12,815,562
SERP(4)	$10,627,544	—	—	$10,627,544	$10,627,544	$10,627,544	$10,627,544	$9,724,399	—
Retirement Plans(5)	$1,789,401	$1,789,401	$1,789,401	$1,789,401	$1,789,401	$1,789,401	$1,789,401	$1,789,401	—
Health and Welfare Benefits	—	—	—	—	—	—	—	—	—
Disability Income(6)	—	—	—	—	—	—	$2,047,604	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	—	$851,000	—
Accrued Vacation Pay	$117,692	$117,692	$117,692	$117,692	$117,692	$117,692	$117,692	$117,692	—

Total	$13,566,904	$2,939,360	$2,939,360	$20,196,905	$12,534,637	$20,196,905	$15,614,508	$13,514,759	$13,847,829

(1)	Represents amounts Mr. Johnson would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(2)	Represents the amount Mr. Johnson would be entitled to receive for the 2010 fiscal year pursuant to the 2010 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Under the 2010 PEP, incentive payouts up to the target will be paid in cash during the first quarter of 2011. Payouts above the target will be paid 50% in cash and 50% in RSUs. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon the Change in Control, calculated as the difference between the exercise price of Mr. Johnson’s unvested New Options and the fair value price of our common stock on December 31, 2010 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($104.22 per share). For the purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $51.00 at the end of the 2010 fiscal year.

(4)	Reflects the actual lump sum value of the SERP based on the 2010 interest rate of 4.01%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Johnson would be entitled. The value includes $1,123,063 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $666,338 from the HCA Restoration Plan.

(6)	Reflects the estimated lump sum present value of all future payments which Mr. Johnson would be entitled to receive under our disability program, including five months of salary continuation, monthly long term disability benefits of $10,000 per month payable after the five-month elimination period until age 66 and 4 months, and monthly benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(7)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Johnson. Mr. Johnson’s payment upon death while actively employed with the Company includes $851,000 of Company-paid life insurance.

Samuel N. Hazen

				Involuntary		Voluntary
				Termination		Termination
	Voluntary	Early	Normal	Without	Termination	for Good			Change in
	Termination	Retirement	Retirement	Cause	for Cause	Reason	Disability	Death	Control

Cash Severance(1)	—	—	—	$3,659,479	—	$3,659,479	—	—	—
Non-Equity Incentive Bonus(2)	$816,431	$816,431	$816,431	$816,431	—	$816,431	$816,431	$816,431	$816,431
Unvested Stock Options(3)	—	—	—	—	—	—	—	—	$7,684,802
SERP(4)	$8,384,265	—	—	$8,384,265	$8,384,265	$8,384,265	$8,384,265	$8,059,608	—
Retirement Plans(5)	$1,533,429	$1,533,429	$1,533,429	$1,533,429	$1,533,429	$1,533,429	$1,533,429	$1,533,429	—
Health and Welfare Benefits	—	—	—	—	—	—	—	—	—
Disability Income(6)	—	—	—	—	—	—	$2,380,816	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	—	$789,000	—
Accrued Vacation Pay	$109,203	$109,203	$109,203	$109,203	$109,203	$109,203	$109,203	$109,203	—

Total	$10,843,328	$2,459,063	$2,459,063	$14,502,807	$10,026,897	$14,502,807	$13,224,144	$11,307,671	$8,501,233

(1)	Represents amounts Mr. Hazen would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(2)	Represents the amount Mr. Hazen would be entitled to receive for the 2010 fiscal year pursuant to the 2010 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Under the 2010 PEP, incentive payouts up to the target will be paid in cash during the first quarter of 2011. Payouts above the target will be paid 50% in cash and 50% in RSUs. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon the Change in Control, calculated as the difference between the exercise price of Mr. Hazen’s unvested New Options and the fair value price of our common stock on December 31, 2010 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($104.22 per share). For the purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $51.00 at the end of the 2010 fiscal year.

(4)	Reflects the actual lump sum value of the SERP based on the 2010 interest rate of 4.01%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Hazen would be entitled. The value includes $643,924 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $889,505 from the HCA Restoration Plan.

(6)	Reflects the estimated lump sum present value of all future payments which Mr. Hazen would be entitled to receive under our disability program, including five months of salary continuation, monthly long term disability benefits of $10,000 per month payable after the five-month elimination period until age 67, and monthly benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(7)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Hazen. Mr. Hazen’s payment upon death while actively employed with the Company includes $789,000 of Company-paid life insurance.

Beverly B. Wallace

				Involuntary		Voluntary
				Termination		Termination
	Voluntary	Early	Normal	Without	Termination	for Good			Change in
	Termination	Retirement	Retirement	Cause	for Cause	Reason	Disability	Death	Control

Cash Severance(1)	—	—	—	$3,248,035	—	$3,248,035	—	—	—
Non-Equity Incentive Bonus(2)	$701,348	$701,348	$701,348	$701,348	—	$701,348	$701,348	$701,348	$701,348
Unvested Stock Options(3)	—	—	—	—	—	—	—	—	$6,829,019
SERP(4)	$10,679,246	$10,679,246	—	$10,679,246	$10,679,246	$10,679,246	$10,679,246	$9,554,436	—
Retirement Plans(5)	$1,084,745	$1,084,745	$1,084,745	$1,084,745	$1,084,745	$1,084,745	$1,084,745	$1,084,745	—
Health and Welfare Benefits	—	—	—	—	—	—	—	—	—
Disability Income(6)	—	—	—	—	—	—	$1,235,049	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	—	$701,000	—
Accrued Vacation Pay	$96,925	$96,925	$96,925	$96,925	$96,925	$96,925	$96,925	$96,925	—

Total	$12,562,264	$12,562,264	$1,883,018	$15,810,299	$11,860,916	$15,810,299	$13,797,313	$12,138,454	$7,530,367

(1)	Represents amounts Ms. Wallace would be entitled to receive pursuant to her employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(2)	Represents the amount Ms. Wallace would be entitled to receive for the 2010 fiscal year pursuant to the 2010 PEP and her employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Under the 2010 PEP, incentive payouts up to the target will be paid in cash during the first quarter of 2011. Payouts above the target will be paid 50% in cash and 50% in RSUs. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon the Change in Control, calculated as the difference between the exercise price of Ms. Wallace’s unvested New Options and the fair value price of our common stock on December 31, 2010 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($104.22 per share). For the purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $51.00 at the end of the 2010 fiscal year.

(4)	Reflects the actual lump sum value of the SERP based on the 2010 interest rate of 4.01%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Ms. Wallace would be entitled. The value includes $535,779 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $548,966 from the HCA Restoration Plan.

(6)	Reflects the estimated lump sum present value of all future payments which Ms. Wallace would be entitled to receive under our disability program, including five months of salary continuation, monthly long term disability benefits of $10,000 per month payable after the five-month elimination period until age 66, and monthly benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(7)	No post-retirement or post-termination life insurance or death benefits are provided to Ms. Wallace. Ms. Wallace’s payment upon death while actively employed includes $701,000 of Company-paid life insurance.

W. Paul Rutledge

				Involuntary		Voluntary
				Termination		Termination
	Voluntary	Early	Normal	Without	Termination	for Good			Change in
	Termination	Retirement	Retirement	Cause	for Cause	Reason	Disability	Death	Control

Cash Severance(1)	—	—	—	$3,182,034	—	$3,182,034	—	—	—
Non-Equity Incentive Bonus(2)	$350,667	$350,667	$350,667	$350,667	—	$350,667	$350,667	$350,667	$350,667
Unvested Stock Options(3)	—	—	—	—	—	—	—	—	$6,829,019
SERP(4)	$8,479,517	$8,479,517	—	$8,479,517	$8,479,517	$8,479,517	$8,479,517	$7,673,752	—
Retirement Plans(5)	$1,308,476	$1,308,476	$1,308,476	$1,308,476	$1,308,476	$1,308,476	$1,308,476	$1,308,476	—
Health and Welfare Benefits	—	—	—	—	—	—	—	—	—
Disability Income(6)	—	—	—	—	—	—	$1,770,423	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	—	$776,000	—
Accrued Vacation Pay	$96,923	$96,923	$96,923	$96,923	$96,923	$96,923	$96,923	$96,923	—

Total	$10,235,583	$10,235,583	$1,756,066	$13,417,617	$9,884,916	$13,417,617	$12,006,006	$10,205,818	$7,179,686

(1)	Represents amounts Mr. Rutledge would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(2)	Represents the amount Mr. Rutledge would be entitled to receive for the 2010 fiscal year pursuant to the 2010 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon the Change in Control, calculated as the difference between the exercise price of Mr. Rutledge’s unvested New Options and the fair value price of our common stock on December 31, 2010 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($104.22 per share). For the purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $51.00 at the end of the 2010 fiscal year.

(4)	Reflects the actual lump sum value of the SERP based on the 2010 interest rate of 4.01%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Rutledge would be entitled. The value includes $819,706 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $488,770 from the HCA Restoration Plan.

(6)	Reflects the estimated lump sum present value of all future payments which Mr. Rutledge would be entitled to receive under our disability program, including five months of salary continuation, monthly long term disability benefits of $10,000 per month payable after the five-month elimination period until age 66 and 2 months, and monthly benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(7)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Rutledge. Mr. Rutledge’s payment upon death while actively employed includes $701,000 of Company-paid life insurance and $75,000 from the Executive Death Benefit Plan.

Director Compensation

During the year ended December 31, 2010, none of our directors received compensation for their service as a member of our Board. Our directors are reimbursed for any expenses incurred in connection with their service.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2010, the Compensation Committee of the Board of Directors was composed of John P. Connaughton, James D. Forbes and Michael W. Michelson. None of the members of the Compensation Committee have at any time been an officer or employee of HCA or any of its subsidiaries. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. Each member of the Compensation Committee is also a manager of Hercules Holding, and the Amended and Restated Limited Liability Company Agreement of Hercules Holding requires that the members of Hercules Holding take all necessary action to ensure that the persons who serve as managers of Hercules Holding also serve on our Board of Directors. Messrs. Michelson, Forbes and Connaughton are affiliated with KKR, BAML Capital Partners (the private equity division of Bank of America Corporation) and Bain Capital Partners, LLC respectively, each of which is a party to the sponsor management agreement with us. The Amended and Restated Limited Liability Company Agreement of Hercules Holding, the sponsor management agreement and certain transactions with affiliates of BAML Capital Partners and KKR are described in greater detail in “Certain Relationships and Related Party Transactions.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In accordance with its charter, our Audit and Compliance Committee reviews and approves all material related party transactions. Prior to its approval of any material related party transaction, the Audit and Compliance Committee will discuss the proposed transaction with management and our independent auditor. In addition, our Code of Conduct requires that all of our employees, including our executive officers, remain free of conflicts of interest in the performance of their responsibilities to the Company. An executive officer who wishes to enter into a transaction in which their interests might conflict with ours must first receive the approval of the Audit and Compliance Committee. The Amended and Restated Limited Liability Company Agreement of Hercules Holding generally requires that an Investor must obtain the prior written consent of each other Investor (other than the Sponsor Assignees) before it or any of its affiliates (including our directors) enter into any transaction with us.

Stockholder Agreements

On January 30, 2007, our Board of Directors awarded to members of management and certain key employees New Options to purchase shares of our common stock (the New Options together with the Rollover Options, “Options”) pursuant to the 2006 Plan. Our Compensation Committee approved additional option awards periodically throughout 2010, 2009, 2008 and 2007 to members of management and certain key employees in cases of promotions, significant contributions to the Company and new hires. In connection with their option awards, the participants under the 2006 Plan were required to enter into a Management Stockholder’s Agreement, a Sale Participation Agreement, and an Option Agreement with respect to the New Options. In addition, in accordance with agreements entered into at the time of the Recapitalization, our named executive officers received the 2x Time Options. Below are brief summaries of the principal terms of the Management Stockholder’s Agreement and the Sale Participation Agreement, each of which are qualified in their entirety by reference to the agreements themselves, forms of which were filed as Exhibits 10.12 and 10.13, respectively, to our annual report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 27, 2007. The Management Stockholder’s Agreement was assumed by HCA Holdings, Inc. in connection with the Corporate Reorganization. The terms of the Option Agreement with respect to 2x Time Options, New Options and the 2006 Plan, all of which were assumed by HCA Holdings, Inc. in connection with the Corporate Reorganization, are described in more detail in “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards: Options.”

Management Stockholder’s Agreement

The Management Stockholder’s Agreement imposes significant restrictions on transfers of shares of our common stock. Generally, shares will be nontransferable by any means at any time prior to the earlier of a

“Change in Control” (as defined in the Management Stockholder’s Agreement) or the fifth anniversary of the closing date of the Recapitalization, except (i) sales pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) filed by the Company in accordance with the Management Stockholder’s Agreement, (ii) a sale pursuant to the Sale Participation Agreement (described below), (iii) a sale to certain “Permitted Transferees” (as defined in the Management Stockholder’s Agreement), or (iv) as otherwise permitted by our Board of Directors or pursuant to a waiver of the restrictions on transfers given by unanimous agreement of the Sponsors. On and after such fifth anniversary through the earlier of a Change in Control or the eighth anniversary of the closing date of the Recapitalization, a management stockholder will be able to transfer shares of our common stock, but only to the extent that, on a cumulative basis, the management stockholders in the aggregate do not transfer a greater percentage of their equity than the percentage of equity sold or otherwise disposed of by the Sponsors.

In the event that a management stockholder wishes to sell his or her stock at any time following the fifth anniversary of the closing date of the Recapitalization but prior to an initial public offering of our common stock, the Management Stockholder’s Agreement provides the Company with a right of first offer on those shares upon the same terms and conditions pursuant to which the management stockholder would sell them to a third party. In the event that a registration statement is filed with respect to our common stock in the future, the Management Stockholder’s Agreement prohibits management stockholders from selling shares not included in the registration statement from the time of receipt of notice until 180 days (in the case of an initial public offering) or 90 days (in the case of any other public offering) of the date of the registration statement. The Management Stockholder’s Agreement also provides for the management stockholder’s ability to cause us to repurchase their outstanding stock and options in the event of the management stockholder’s death or disability, and for our ability to cause the management stockholder to sell their stock or options back to the Company upon certain termination events.

The Management Stockholder’s Agreement provides that, in the event we propose to sell shares to the Sponsors, certain members of senior management, including the executive officers (the “Senior Management Stockholders”) have a preemptive right to purchase shares in the offering. The maximum shares a Senior Management Stockholder may purchase is a proportionate number of the shares offered to the percentage of shares owned by the Senior Management Stockholder prior to the offering. Additionally, following the initial public offering of our common stock, the Senior Management Stockholders will have limited “piggyback” registration rights with respect to their shares of common stock. The maximum number of shares of Common Stock which a Senior Management Stockholder may register is generally proportionate with the percentage of common stock being sold by the Sponsors (relative to their holdings thereof).

Sale Participation Agreement

The Sale Participation Agreement grants the Senior Management Stockholders the right to participate in any private direct or indirect sale of shares of common stock by the Sponsors (such right being referred to herein as the “Tag-Along Right”), and requires all management stockholders to participate in any such private sale if so elected by the Sponsors in the event that the Sponsors are proposing to sell at least 50% of the outstanding common stock held by the Sponsors, whether directly or through their interests in Hercules Holding (such right being referred to herein as the “Drag-Along Right”). The number of shares of common stock which would be required to be sold by a management stockholder pursuant to the exercise of the Drag-Along Right will be the sum of the number of shares of common stock then owned by the management stockholder and his affiliates plus all shares of common stock the management stockholder is entitled to acquire under any unexercised Options (to the extent such Options are exercisable or would become exercisable as a result of the consummation of the proposed sale), multiplied by a fraction (x) the numerator of which shall be the aggregate number of shares of common stock proposed to be transferred by the Sponsors in the proposed sale and (y) the denominator of which shall be the total number of shares of common stock owned by the Sponsors entitled to participate in the proposed sale. Management stockholders will bear their pro rata share of any fees, commissions, adjustments to purchase price, expenses or indemnities in connection with any sale under the Sale Participation Agreement.

Amended and Restated Limited Liability Company Agreement of Hercules Holding II, LLC

The Investors and certain other investment funds who agreed to co-invest with them through a vehicle jointly controlled by the Investors to provide equity financing for the Recapitalization entered into a limited liability company operating agreement in respect of Hercules Holding. The Amended and Restated Limited Liability Company Agreement of Hercules Holding contains agreements among the parties with respect to the election of our directors, restrictions on the issuance or transfer of interests in us, including a right of first offer, tag-along rights and drag-along rights, and other corporate governance provisions (including the right to approve various corporate actions).

Pursuant to the Amended and Restated Limited Liability Company Agreement of Hercules Holding, Hercules Holding and its members are required to take necessary action to ensure that each manager on the board of Hercules Holding also serves on our Board of Directors. Each of the Sponsors has the right to appoint three managers to Hercules Holding’s board, the Frist family has the right to appoint two managers to the board, and the remaining two managers on the board are to come from our management team (currently Messrs. Bracken and Johnson). The rights of the Sponsors and the Frist family to designate managers are subject to their ownership percentages in Hercules Holding remaining above a specified percentage of the outstanding ownership interests in Hercules Holding.

The Amended and Restated Limited Liability Company Agreement of Hercules Holding also requires that, in addition to a majority of the total number of managers being present to constitute a quorum for the transaction of business at any board or committee meeting, at least one manager designated by each of the Investors (other than the Sponsor Assignees) must be present, unless waived by that Investor. The Amended and Restated Limited Liability Company Agreement of Hercules Holding further provides that, for so long as at least two Sponsors are entitled to designate managers to Hercules Holding’s board, at least one manager from each of two Sponsors must consent to any board or committee action in order for it to be valid. The Amended and Restated Limited Liability Company Agreement of Hercules Holding requires that our organizational and governing documents contain provisions similar to those described in this paragraph. A copy of this agreement has been filed as an Exhibit to our Registration Statement on Form 8-A, filed April 29, 2008.

Registration Rights Agreement

Hercules Holding and the Investors entered into a registration rights agreement with HCA Inc. upon completion of the Recapitalization. Pursuant to this agreement, the Investors (with certain exceptions as to the Sponsor Assignees) can cause us to register shares of our common stock held by Hercules Holding under the Securities Act and, if requested, to maintain a shelf registration statement effective with respect to such shares. The Investors are also entitled to participate on a pro rata basis in any registration of our common stock under the Securities Act that we may undertake. In connection with the Corporate Reorganization, Hercules Holding and the Investors entered into a registration rights agreement with HCA Holdings, Inc. that replaces and supersedes the agreement with HCA Inc. but whose terms are substantively the same. A copy of this agreement has been filed as Exhibit 4.4 to our Current Report on Form 8-K filed November 24, 2010.

Sponsor Management Agreement

In connection with the Recapitalization, we entered into a management agreement with affiliates of each of the Sponsors and certain members of the Frist family, including Thomas F. Frist, Jr., M.D., Thomas F. Frist III and William R. Frist, pursuant to which such entities or their affiliates will provide management services to us. Pursuant to the agreement, in 2010, we paid management fees of $17.5 million and reimbursed out-of-pocket expenses incurred in connection with the provision of services pursuant to the agreement. The agreement provides that the aggregate annual management fee, initially set at $15 million, increases annually beginning in 2008 at a rate equal to the percentage increase of Adjusted EBITDA (as defined in the Management Agreement) in the applicable year compared to the preceding year. The agreement also provides that we will pay a 1% fee in connection with certain subsequent financing, acquisition, disposition and change of control transactions, as well as a termination fee based on the net present value of future payment obligations under the management agreement, in the event of an initial public offering or under certain other circumstances. No fees were paid under either of these provisions in 2010. The agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates and the Frists. A copy of this agreement has been filed as Exhibit 10.20 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed March 27, 2007.

Other Relationships

Dustin A. Greene serves as the chief operating officer of an HCA-affiliated hospital, and in 2010, Mr. Greene earned a base salary of approximately $145,000 for his services. Mr. Greene’s bonus based upon 2010 performance has not been determined at this time. Mr. Greene also received certain other benefits, including awards of equity, customary to similar positions within the Company. Mr. Greene’s father-in-law, W. Paul Rutledge, is an executive officer of HCA.

Bank of America, N.A. (“Bank of America”) acts as administrative agent and is a lender under each of HCA Inc.’s senior secured cash flow credit facility and HCA Inc.’s asset-based revolving credit facility. Affiliates of Bank of America indirectly own approximately 25.7% of the shares of the Company. Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of Bank of America, acted as joint book-running manager and a representative of the initial purchasers of the 7 1/4% senior secured notes due 2020 that HCA Inc. issued on March 10, 2010 (the “outstanding September 2020 notes”). The proceeds of the issuance of the outstanding September 2020 notes were used to repay indebtedness under the senior secured credit facilities, and Bank of America received its pro rata portion of such repayment. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated received placement fees of $3.8 million in connection with the issuance of the outstanding September 2020 notes. Merrill Lynch, Pierce, Fenner & Smith Incorporated also acted as joint book-running manager and a representative of the initial purchasers of the 7 3/4% senior notes due 2021 (the “outstanding 2021 notes”) that we issued on November 23, 2010. The proceeds of the issuance of the outstanding 2021 notes were used to fund a distribution to our stockholders and holders of vested stock options, and affiliates of Bank of America received their pro rata portion of such distribution. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated received placement fees of $3.66 million in connection with the issuance of the outstanding 2021 notes.

We also engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated in connection with certain amendments to HCA Inc.’s cash flow credit facility in April 2010. Under that engagement, we paid Merrill Lynch, Pierce, Fenner & Smith Incorporated aggregate fees of approximately $2.0 million relating to those amendments.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater than ten-percent stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the SEC and us. We believe that during the 2010 fiscal year, all of our directors, executive officers and greater than ten-percent stockholders complied with the requirements of Section 16(a). This belief is based on our review of forms filed or written notice that no reports were required.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit and Compliance Committee has appointed Ernst & Young LLP as our independent registered public accounting firm. The independent registered public accounting firm will audit our consolidated financial statements for 2011 and the effectiveness of our internal controls over financial reporting as of December 31, 2011.

Audit Fees.  The aggregate audit fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q, for the audit of the effectiveness of the Company’s internal control over financial reporting, under the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings totaled $6.5 million for 2010 and $8.4 million for 2009.

Audit-Related Fees.  The aggregate fees billed by Ernst & Young LLP for assurance and related services not described above under “Audit Fees” were $1.5 million for 2010 and 2009. Audit-related services principally include audits of certain of our subsidiaries, benefit plans and computer processing controls.

Tax Fees.  The aggregate fees billed by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning were $2.5 million for 2010 and $2.6 million for 2009.

All Other Fees.  The aggregate fees billed by Ernst & Young LLP for products or services other than those described above were approximately $3,700 for 2010 and $2,000 for 2009.

The Board of Directors has adopted an Audit and Compliance Committee Charter which, among other things, requires the Audit and Compliance Committee to preapprove all audit and permitted nonaudit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to the ability to delegate authority to a subcommittee for certain preapprovals.

All services performed for us by Ernst & Young LLP in 2010 were preapproved by the Audit and Compliance Committee. The Audit and Compliance Committee concluded that the provision of audit-related services, tax services and other services by Ernst & Young LLP was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The following Report of the Audit and Compliance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

In the performance of its oversight function, the Audit and Compliance Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit and Compliance Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit and Compliance Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Compliance Committee concerning independence, and discussed with it the firm’s independence from the Company and its management. The Audit and Compliance Committee has considered whether the independent registered public accounting firm’s provision of nonaudit services to us is compatible with its independence.

The Audit and Compliance Committee discussed with our internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit and Compliance Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of the audits of the financial statements, the audit of the effectiveness of our internal control over financial reporting, our progress in assessing the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of our financial reporting, and reports to the Board of Directors on its findings.

In reliance on the reviews and discussions referred to above, the Audit and Compliance Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in our filing with the Securities and Exchange Commission of our Annual Report on Form 10-K for the year ended December 31, 2010.

Christopher R. Gordon, Chair
Christopher J. Birosak
Thomas F. Frist III
James C. Momtazee
[ • ], 2011

HOUSEHOLDING OF MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” information statements. This means that only one copy of this Notice of Action by Written Consent of Stockholders in Lieu of an Annual Meeting and information statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of an information statement either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to the Office of the Corporate Secretary, HCA Holdings, Inc., One Park Plaza, Nashville, Tennessee 37203, (615) 344-9551, we will provide a separate copy of the information statement.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. This information can be inspected and copied at the Public Reference Room at the SEC’s office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such information may also be accessed electronically by means of the SEC’s home page on the internet at http://www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information we file electronically. Our website address is www.hcahealthcare.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this information statement.

As a matter of regulatory compliance, we are furnishing you this information statement which describes the purpose and effect of the approval of the removal and reelection of thirteen members of our Board of Directors, HCA Holdings, Inc.’s Amended and Restated Certificate of Incorporation, the increase in authorized shares of Common Stock, the Stock Incentive Plan and HCA Inc.’s Amended and Restated Certificate of Incorporation. Your consent to the foregoing actions is not required and is not being solicited in connection with this action. This information statement is intended to provide our stockholders information required by the rules and regulations of the Securities Exchange Act of 1934.

By order of the Board of Directors,

John M. Franck II
Vice President and Corporate Secretary

Nashville, TN
[ • ], 2011

APPENDIX A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HCA HOLDINGS, INC.

HCA HOLDINGS, INC.  (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST:  The name of the Corporation is HCA Holdings, Inc.

SECOND:  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 19, 2010 under the name HCA Subsidiary, Inc. The original Certificate of Incorporation was most recently amended and restated on November 19, 2010 (the “Amended and Restated Certificate of Incorporation”).

THIRD:  In an action taken by written consent by the Board of Directors of the Corporation a resolution was duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, setting forth this Amended and Restated Certificate of Incorporation and declaring this Amended and Restated Certificate of Incorporation to be advisable. The stockholders of the Corporation duly approved and adopted this Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware.

FOURTH:  The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the Corporation is HCA Holdings, Inc. (hereinafter, the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [Two Billion (2,000,000,000)], of which:

(i) [One Billion Eight Hundred Million (1,800,000,000)] shares shall be shares of common stock, par value $.01 per share (the “Common Stock”); and

(ii) [Two Hundred Million (200,000,000)] shares shall be shares of preferred stock, par value $.01 per share (the “Preferred Stock”).

Such stock may be issued from time to time by the Corporation for such consideration as may be fixed by the Board of Directors of the Corporation.

Section 1.  Stock Split.  Upon the filing and effectiveness of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”) each outstanding share (including shares held in treasury) of Common Stock of the Corporation (the “Old Common Stock”) shall be automatically split up, reclassified and converted into [          ] shares of Common Stock (the “New Common Stock”). This stock split of the outstanding shares of Common Stock shall not affect the total number of shares of Common Stock that the Corporation is authorized to issue, which shall remain as set forth in the first sentence of this Article IV.

The forward split of the Old Common Stock effected by the foregoing paragraph shall be referred to herein as the “Forward Split.” The Forward Split shall occur without any further action on the part of the Corporation or the holders of shares of Old Common Stock or New Common Stock and whether or not certificates representing such holders’ shares prior to the Forward Split are surrendered for cancellation. No fractional interest in a share of New Common Stock shall be deliverable upon the Forward Split. Stockholders who otherwise would have been entitled to receive any fractional interests in the New Common Stock, in lieu of receipt of such fractional interest, shall be entitled to receive from the Corporation an amount in cash equal to the fair value of such fractional interest as of the Effective Time. Except where the context otherwise requires, all references to “Common Stock” in this Certificate of Incorporation shall be to the New Common Stock.

The Forward Split will be effected on a stockholder-by-stockholder (as opposed to certificate-by-certificate) basis. Certificates or book-entries dated as of a date prior to the Effective Time representing outstanding shares of Old Common Stock shall, immediately after the Effective Time, represent a number of shares equal to the same number of shares of New Common Stock as is reflected on the face of such certificates or book entries, multiplied by [          ] and rounded down to the nearest whole number. The Corporation may, but shall not be obliged to, issue new certificates evidencing the shares of New Common Stock outstanding as a result of the Forward Split unless and until the certificates evidencing the shares held by a holder prior to the Forward Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Every share number, dollar amount and other provision contained in this Amended and Restated Certificate of Incorporation have been adjusted for the Forward Split, and there shall be no further adjustments made to such share numbers, dollar amounts or other provisions, except in the case of any stock splits, stock dividends, reclassifications and the like occurring after the Effective Time.

Section 2.  Common Stock.  Except as (i) otherwise required by law or (ii) expressly provided in this Amended and Restated Certificate of Incorporation (as may be amended from time to time), each share of Common Stock shall have the same powers, rights, and privileges and shall rank equally, share ratably, and be identical in all respects as to all matters.

(A) Dividends.  Subject to applicable law and the rights of the holders of any class or series of Preferred Stock, and to the other provisions of this Amended and Restated Certificate of Incorporation (as may be amended from time to time), holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities, or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(B) Voting Rights.  At every annual or special meeting of stockholders of the Corporation, each holder of Common Stock shall be entitled to cast one vote for each share of Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

(C) Liquidation Rights.  In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and amounts payable upon shares of any class or series of Preferred Stock entitled to a preference, if any, over holders of Common Stock upon such dissolution, liquidation, or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (C).

(D) Conversion Rights.  The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

(E) Preemptive Rights.  No holder of Common Stock shall have any preemptive rights hereunder with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

Section 3.  Preferred Stock.  The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of all or any of the shares of Preferred Stock in one or more class or series, to establish the number of shares to be included in each such class or series, and to fix the voting powers, designations, powers, preferences, and relative, participating, optional, or other rights, if any, of the shares of each such class or series, and any qualifications, limitations, or restrictions thereof including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class.

ARTICLE V

DURATION

The Corporation is to have perpetual existence.

ARTICLE VI

BOARD OF DIRECTORS

Section 1.  Number Of Directors.  Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances as set forth in a certificate of designation relating to any such class or series of Preferred Stock, the number of directors which shall constitute the Board of Directors shall be not less than three, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

Section 2.  Term of Office.  Each director shall hold office for a term expiring at the next annual meeting of stockholders of the Corporation and until a successor is duly elected and qualified or until his or her earlier death, resignation, disqualification, or removal. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 3.  Newly-Created Directorships and Vacancies.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or any other cause may be filled, so long as there is at least one remaining director, only by the Board of Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation, disqualification or removal as hereinafter provided.

Section 4.  Removal of Directors.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, and subject to the provisions of any applicable stockholders agreement with the Corporation, any director may be removed from office at any time, either with or without cause, at a meeting of the stockholders called for that purpose.

Section 5.  Rights of Holders of Preferred Stock.  Notwithstanding the provisions of this Article VI, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such series.

Section 6.  Bylaws.  The Board of Directors is expressly authorized to make, alter, amend, change, add to or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the total number of directors then in office. Prior to the Trigger Date (as defined below), any amendment, alteration, change, addition or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote on such amendment, alteration, change, addition or repeal. On or following the Trigger Date, any amendment, alteration, change, addition or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of the Corporation, voting together as a class, entitled to vote on such amendment, alteration, change, addition or repeal.

For purposes of this Amended and Restated Certificate of Incorporation, (i) “Trigger Date” shall mean the first date on which Hercules Holding II, LLC (or its successor) ceases, or in the event of a liquidation of Hercules Holding II, LLC, the Equity Sponsors (as defined below) and their affiliates (other than the Corporation and its subsidiaries), collectively, cease, to beneficially own (directly or indirectly) shares representing a majority of the then issued and outstanding shares of Common Stock of the Corporation (it being understood that the retention of either direct or indirect beneficial ownership of a majority of the then issued and outstanding shares of Common Stock by Hercules Holding II, LLC (or its successor) or the Equity Sponsors and their affiliates (other than the Corporation and its subsidiaries), as applicable, shall mean that the Trigger Date has not occurred) and (ii) the “Equity Sponsors” shall mean each of Bain Capital Partners, Kohlberg Kravis Roberts & Co., BAML Capital Partners, Citigroup Inc., Bank of America Corporation, and Dr. Thomas F. Frist, Jr. and their respective affiliates, subsidiaries, successors and assignees (other than the Corporation and its subsidiaries).

ARTICLE VII

LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or modification of this

Article VII shall not adversely affect any right or protection of a current or former director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII

INDEMNIFICATION; ADVANCEMENT OF EXPENSES

Section 1.  Right To Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including any appeal therefrom (hereinafter a “proceeding”), by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, limited liability company, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the full extent authorized by the DGCL, as the same exists or may hereafter be amended, or by other applicable law as then in effect, against all expense, liability, and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes and penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), other penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification rights shall continue as to a person who has ceased to be a director or officer of the Corporation or serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise at the request of the Corporation. Service by a director or officer of the Corporation shall be deemed to be at the request of the Corporation if he or she is or was serving as a director, officer, employee, or agent of a subsidiary of the Corporation or an employee benefit plan of the Corporation or subsidiary of the Corporation. Notwithstanding the first sentence of this Section 1, except as otherwise provided in Section 3 of this Article VIII, the Corporation shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized in advance by the Corporation’s Board of Directors.

Section 2.  Advancement Of Expenses.  Expenses (including attorneys’ fees, costs, and charges) incurred by an Indemnitee in defending a proceeding or, pursuing a claim described in Section 3 of this Article VIII or the last sentence of Section 1 of this Article VIII shall be paid by the Corporation in advance of the final disposition of such proceeding, within twenty (20) days of the Corporation’s receipt of a request therefor and an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Corporation.

Section 3.  Procedure For Indemnification.  If a determination is required by the DGCL, any indemnification (but not advancement of expenses) under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended. Such determination shall be made with respect to a person who is a director or officer of the Corporation at the time of such determination (a) by a majority vote of the directors who are not parties to such proceeding (the “Disinterested Directors”), even though less than a quorum, (b) by a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum, (c) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders. Any indemnification under this Article VIII shall be made promptly, and in any event within sixty (60) days after the Corporation’s receipt of a written request therefor, provided that the Corporation shall not be required to pay a claim for indemnification prior to the final disposition of the proceeding from which the claim arose. The right to indemnification or advancement of expenses as granted by this Article VIII shall be enforceable by the Indemnitee in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if a claim for indemnification or advancement of expenses is not timely paid in full. Such person’s reasonable costs and expenses incurred in connection with successfully establishing his or her right to indemnification or advancement of expenses, in whole or in part, in any such action shall also be indemnified by the Corporation. In any such action the Corporation shall have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses under applicable law. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 4.  Other Rights; Continuation of Right to Indemnification and Advancement.  The rights to indemnification and advancement of expenses provided by this Article VIII shall not be deemed exclusive of, and shall be in addition to, any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), provision of this Amended and Restated Certificate of Incorporation, bylaw, agreement, vote of stockholders or Disinterested Directors, or otherwise, and shall inure to the benefit of the estate, heirs, executors, and administrators of such person. All rights to indemnification and advancement of expenses conferred on any person under this Article VIII shall be deemed to be contract rights and be retroactive and available with respect to events occurring prior to the adoption of this Amended and Restated Certificate of Incorporation. Any repeal or modification of this Article VIII or, to the fullest extent permitted by applicable law, any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification or advancement of expenses of such person or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, omissions, transactions, or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Article VIII, references to the “Corporation” include all constituent corporations (including any constituent of a constituent) absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or, while a director or officer of such constituent corporation, is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise, shall stand in the same position under the provisions of this Article VIII, with respect to the resulting or surviving corporation, as he or she would if he or she had served the resulting or surviving corporation in the same capacity.

Section 5.  Insurance.  The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise against any expense, liability, or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

Section 6.  Reliance.  Persons who after the date of the adoption of this Amended and Restated Certificate of Incorporation become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee, or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advancement of expenses, and other rights contained in this Article VIII in entering into or continuing such service. The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall apply to claims made against an Indemnitee arising out of acts or omissions that occurred or occur both prior and subsequent to the adoption hereof.

Section 7.  Savings Clause.  If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless (i) indemnify each person entitled to indemnification under the first paragraph of this Article VIII as to all expense, liability, and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, other penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VIII and (ii) advance expenses to each Indemnitee entitled to advancement of expenses under Section 2 of this Article VIII in accordance therewith, in each case to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the full extent permitted by applicable law.

Section 8.  Other Sources of Payment.  Except as may be otherwise agreed to by the Corporation and the Indemnitee (or any entity which has designated the nomination or appointment of such Indemnitee), in the event of any payment under this Article VIII, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of such Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights. Except as may be otherwise agreed to by the Corporation and the Indemnitee (or any entity which has designated the nomination or appointment of such Indemnitee), the Corporation shall not be obligated to an Indemnitee under this Article VIII to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that such Indemnitee has otherwise actually received such payment under any insurance policy maintained by the Corporation, contract, agreement or otherwise, and in the event that the Corporation makes any payment to an Indemnitee under this Article VIII and such Indemnitee subsequently otherwise receives such payment under any insurance policy maintained by the Corporation, contract, agreement or otherwise, such Indemnitee shall promptly refund such amounts to the Corporation. Except as may be otherwise agreed to by the Corporation and the Indemnitee (or any entity which has designated the nomination or appointment of such Indemnitee), the Corporation’s obligations under this Article VIII to an Indemnitee who while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other enterprise shall be reduced by any amount such Indemnitee has actually received as indemnification or advancement of expenses from such other corporation, limited liability company, partnership, joint venture, trust or other enterprise.

Section 9.  Partial Indemnification.  If an Indemnitee is entitled under any provision of this Article VIII to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with any proceeding, but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

Section 10.  Successful Defense.  In the event that any proceeding to which an Indemnitee is a party is resolved in any manner other than by adverse judgment against the Indemnitee (including, without limitation, settlement of such proceeding with or without payment of money or other consideration) it shall be presumed that the Indemnitee has been successful on the merits or otherwise in such proceeding pursuant to Section 145(c) of the DGCL. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

ARTICLE IX

SPECIAL MEETINGS OF STOCKHOLDERS; ADVANCE NOTICE; ACTION BY WRITTEN CONSENT

Special meetings of stockholders of the Corporation may be called only by either the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office or by the Chairman of the Board or the Chief Executive Officer of the Corporation; provided that, prior to the Trigger Date, special meetings of stockholders of the Corporation may also be called by the Secretary of the Corporation at the request of the holders of a majority of the outstanding shares of Common Stock. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. Prior to the Trigger Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of the stockholders are recorded. On or following the Trigger Date, any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

ARTICLE X

CORPORATE OPPORTUNITIES

To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any of the Equity Sponsors or any of their respective officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries) (each, a “Specified Party”), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and each such Specified Party shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. Notwithstanding the foregoing, a Specified Party who is a director or officer of the Corporation and who is offered a business opportunity expressly in his or her capacity as a director or officer of the Corporation (a “Directed Opportunity”) shall be obligated to communicate such Directed Opportunity to the Corporation; provided, however, that all of the protections of this Article X shall otherwise apply to the Specified Parties with respect to such Directed Opportunity, including, without limitation, the ability of the Specified Parties to pursue or acquire such Directed Opportunity or to direct such Directed Opportunity to another person.

Neither the amendment nor repeal of this Article X, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by Delaware law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article X (including, without limitation, each such portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate of Incorporation or applicable law.

Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

ARTICLE XI

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, or otherwise, on or following the Trigger Date, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with, Articles III, V, VI, VII, VIII, IX, X and XI of this Amended and Restated Certificate of Incorporation.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates, integrates, and amends and restates the Amended and Restated Certificate of Incorporation of the Corporation, and which has been duly adopted in accordance with Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware, has been executed on behalf of HCA Holdings, Inc. by the undersigned officer, thereunto duly authorized, this   day of          , 2011.

HCA HOLDINGS, INC.

By:
John M. Franck II
Vice President — Legal and Corporate Secretary

APPENDIX B

2006 STOCK INCENTIVE PLAN
FOR KEY EMPLOYEES OF
HCA HOLDINGS, INC. AND ITS AFFILIATES,
AS AMENDED AND RESTATED

1.  Purpose of Plan

The 2006 Stock Incentive Plan for Key Employees of HCA Holdings, Inc. and its Affiliates, as amended and restated (the “Plan”) is designed:

(a) to promote the long term financial interests and growth of HCA Holdings, Inc. (the “Company”) and its Subsidiaries by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business;

(b) to motivate management personnel by means of growth-related incentives to achieve long range goals; and

(c) to further the alignment of interests of participants with those of the stockholders of the Company through opportunities for increased stock, or stock-based ownership in the Company.

2.  Definitions

As used in the Plan, the following words shall have the following meanings:

(a) “Affiliate” means with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person.

(b) “Board” means the Board of Directors of the Company.

(c) “Change in Control” means in one or more of a series of transactions (i) the transfer or sale of all or substantially all of the assets of the Company (or any direct or indirect parent of the Company) to an Unaffiliated Person (as defined below); (ii) a merger, consolidation, recapitalization or reorganization of the Company (or any direct or indirect parent of the Company) with or into another Unaffiliated Person, or a transfer or sale of the voting stock of the Company (or any direct or indirect parent of the Company), an Investor, or any Affiliate of any of the Investors to an Unaffiliated Person, in any such event that results in more than 50% of the common stock of the Company (or any direct or indirect parent of the Company) or the resulting company being held by an Unaffiliated Person; or (iii) a merger, consolidation, recapitalization or reorganization of the Company (or any direct or indirect parent of the Company) with or into another Unaffiliated Person, or a transfer or sale by the Company (or any direct or indirect parent of the Company), an Investor or any Affiliate of any of the Investors, in any such event after which the Investors and their Affiliates (x) collectively own less than 15% of the Common Stock of and (y) collectively have the ability to appoint less than 50% of the directors to the Board (or any resulting company after a merger). For purposes of this definition, the term “Unaffiliated Person” means a Person or Group who is not an Investor, an Affiliate of any of the Investors or an entity in which any Investor holds, directly or indirectly, a majority of the economic interest in such entity.

(d) “Code” means the United States Internal Revenue Code of 1986, as amended.

(e) “Committee” means either (i) the Compensation Committee of the Board or, (ii) the Board, if the Board takes an action in place of the Compensation Committee.

(f) “Common Stock” or “Share” means the common stock, par value $0.01 per share, of the Company, which may be authorized but unissued, or issued and reacquired.

(g) “Employee” means a person, including an officer, in the regular employment of the Company or any other Service Recipient who, in the opinion of the Committee, is, or is expected to have involvement in the management, growth or protection of some part or all of the business of the Company or any other Service Recipient.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i) “Fair Market Value” means, on a per Share basis, on any given date, the closing trading price of the Common Stock on the New York Stock Exchange, unless otherwise determined by the Board.

(j) “Grant” means an award made to a Participant pursuant to the Plan and described in Section 5, including, without limitation, an award of a Stock Option, Stock Appreciation Right, Other Stock-Based Award, Dividend Equivalent Right, Non-Employee Director Grants or Performance-Based Awards (as such terms are defined in Section 5), or any combination of the foregoing.

(k) “Grant Agreement” means an agreement between the Company and a Participant that sets forth the terms, conditions and limitations applicable to a Grant.

(l) “Group” means “group,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

(m) “Investors” means, collectively, Bain Capital Fund IX, L.P., KKR Millennium Fund, L.P., and ML Global Private Equity Fund, L.P.

(n) “Management Stockholder’s Agreement” shall mean that certain Management Stockholder’s Agreement between the applicable Participant and the Company.

(o) “Participant” means an Employee, non-employee member of the Board, consultant or other person having a service relationship with the Company or any other Service Recipient, to whom one or more Grants have been made and remain outstanding.

(p) “Person” means “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

(q) “Public Offering” means any registered public offering of the Common Stock on the New York Stock Exchange or the NASDAQ National Market or other nationally recognized stock exchange or listing system.

(r) “Sale Participation Agreement” shall mean that certain Sale Participation Agreement between the applicable Participant and Hercules Holdings II, LLC.

(s) “Service Recipient” shall mean, the Company, any Subsidiary of the Company, or any Affiliate of the Company that satisfies the definition of “service recipient” within the meaning of Proposed Treasury Regulation Section 1.409A-1(g) (or any successor regulation), with respect to which the person is a “service provider” (within the meaning of Proposed Treasury Regulation Section 1.409A-1(f) (or any successor regulation).

(t) “Subsidiary” means any corporation or other entity in an unbroken chain of corporations or other entities beginning with the Company if each of the corporations or other entities, or group of commonly controlled corporations or other entities, other than the last corporation or other entity in the unbroken chain then owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of stock or other equity interests in one of the other corporations or other entities in such chain.

3.  Administration of Plan

(a) The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act (or any successor rule thereto), “independent directors” within the meaning of the New York Stock Exchange listed company rules and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto), to the extent Rule 16b-3 under the Exchange Act and Section 162(m) of the Code, respectively, are applicable to the Company and the Plan; provided, however, that the Board may, in its sole discretion, take any action designated to the Committee under this Plan as it may deem necessary. The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under the Plan, subject to applicable law and such conditions and limitations as the Committee shall prescribe, except that only the Committee may designate and make Grants to Participants.

(b) The Committee may adopt its own rules of procedure, and action of a majority of the members of the Committee taken at a meeting, or action taken without a meeting by unanimous written consent, shall constitute action by the Committee. The Committee shall have the power and authority to administer, construe and interpret the Plan, and to make rules for carrying it out and to make changes in such rules. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any such interpretations, rules, and administration shall be consistent with the basic purposes of the Plan. The Committee shall have the full power and authority to establish the terms and conditions of any Grant consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

(c) The Committee may employ counsel, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company, and the officers and directors of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants and their beneficiaries or successors. No member of the Committee, nor employee or representative of the Company shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Grants, and all such members of the Committee, employees and representatives shall be fully protected and indemnified to the greatest extent permitted by applicable law by the Company with respect to any such action, determination or interpretation.

4.  Eligibility

The Committee may from time to time make Grants under the Plan to such Employees, or other persons having a relationship with Company or any other Service Recipient, and in such form and having such terms, conditions and limitations as the Committee may determine. The terms, conditions and limitations of each Grant under the Plan shall be set forth in a Grant Agreement, in a form approved by the Committee, consistent, however, with the terms of the Plan; provided, however, that such Grant Agreement shall contain provisions dealing with the treatment of Grants in the event of the termination of employment or other service relationship, death or disability of a Participant, and may also include provisions concerning the treatment of Grants in the event of a Change in Control of the Company.

5.  Grants

From time to time, the Committee will determine the forms and amounts of Grants for Participants. Such Grants may take the following forms in the Committee’s sole discretion:

(a) Stock Options — These are options to purchase Common Stock (“Stock Options”). At the time of Grant the Committee shall determine, and shall include in the Grant Agreement or other Plan rules, the option exercise period, the option exercise price, vesting requirements, and such other terms, conditions or restrictions on the grant or exercise of the option as the Committee deems appropriate including, without limitation, the right to receive dividend equivalent payments on vested options. Notwithstanding the foregoing, the exercise price per Share of a Stock Option shall in no event be less than the Fair Market Value on the date the Stock Option is granted (subject to later adjustment pursuant to Section 8 hereof). In addition to other restrictions contained in the Plan, a Stock Option granted under this Section 5(a) may not be exercised more than 10 years after the date it is granted. Payment of the Stock Option exercise price shall be made (i) in cash, (ii) with the consent of the Committee, in Shares (any such Shares valued at Fair Market Value on the date of exercise) having an aggregate Fair Market Value equal to the aggregate exercise price for the Shares being purchased and that the Participant has held for at least six months (or such other period of time as may be required to attain tax or financial reporting treatments that are not considered to be adverse to the Company), (iii) through the withholding of Shares (any such Shares valued at Fair Market Value on the date of exercise) otherwise issuable upon the exercise of the Stock Option in a manner that is compliant with applicable law, (iv) if there is a public market for the Shares at such time, to the extent permitted by, and subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate exercise price for the Shares being purchased, or (v) a combination of the foregoing methods, in each such case in accordance with the terms of the Plan, the Grant Agreement and of any applicable guidelines of the Committee in effect at the time.

(b) Stock Appreciation Rights — The Committee may grant “Stock Appreciation Rights” (as hereinafter defined) independent of, or in connection with, the grant of a Stock Option or a portion thereof. Each Stock Appreciation Right shall be subject to such other terms as the Committee may determine. The exercise price per Share of a Stock Appreciation Right shall in no event be less than the Fair Market Value on the date the Stock Appreciation Right is granted. Each “Stock Appreciation Right” granted independent of a Stock Option shall be defined as a right of a Participant, upon exercise of such Stock Appreciation Right, to receive an amount equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share of such Stock Appreciation Right, multiplied by (ii) the number of Shares covered by the Stock Appreciation Right. Payment of the Stock Appreciation Right shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at the Fair Market Value on the date of the payment), all as shall be determined by the Committee.

(c) Other Stock-Based Awards — The Committee may grant or sell awards of Shares, awards of restricted Shares and awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (including, without limitation, restricted stock units). Such “Other Stock-Based Awards” shall be in such form, and dependent on such conditions, as the Committee may determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Grants under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

(d) Dividend Equivalent Rights — The Committee may grant Dividend Equivalent Rights either alone or in connection with the grant of a Stock Option, SAR, Other Stock Based Award, or other grant provided for in Section 5(e) below. A “Dividend Equivalent Right” shall be the right to receive a payment in respect of one Share (whether or not subject to a Stock Option) equal to the amount of any dividend paid in respect of one Share held by a shareholder in the Company. Each Dividend Equivalent Right shall be subject to such terms as the Committee may determine. All dividend or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest, be reinvested into additional Shares, or, in the case of dividends or dividend equivalents credited in connection with Performance-Based Awards be credited as additional Performance-Based Awards and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Grant. The total number of Shares available for grant under Section 6 shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance-Based Awards.

(e) Director Grants.  The Board may provide that all or a portion of any member of the Board’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of such member) in the form of non-qualified Stock Options, restricted shares, restricted share units and/or Other Stock-Based Awards, including unrestricted Shares. The Board shall determine the terms and conditions of any such Grants, including the terms and conditions which shall apply upon a termination of such Board member’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Grants, subject to the terms of the Plan and applicable law.

(f) Performance-Based Awards.

(i) During any period when Section 162(m) of the Code is applicable to the Company and the Plan, the Committee, in its sole discretion, may grant Grants which are denominated in Shares or cash (which, for the avoidance of doubt, may include a Grant of Stock Options, Stock Appreciation Rights, Other Stock-Based Awards or Dividend Equivalent Rights) (such Grants, “Performance-Based Awards”), which Grants may, but for the avoidance of doubt are not required to, be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto). Such Performance-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares or the cash value of the Grant upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Performance-Based Awards may be granted alone or in addition to any other Grants granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Performance-Based Awards will be made, the number of Shares or aggregate amount of cash to be awarded under (or otherwise related to) such Performance-Based Awards, whether such Performance-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such Grants (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued, to the extent applicable, shall be fully paid and non-assessable).

(ii) A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (A) while the outcome for that performance period is substantially uncertain and (B) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated income before or after taxes (including income before interest, taxes, depreciation and amortization); (ii) EBITDA; (iii) adjusted EBITDA; (iv) operating income; (v) net income; (vi) net income per Share; (vii) book value per Share; (viii) return on members’ or shareholders’ equity; (ix) expense management; (x) return on investment; (xi) improvements in capital structure; (xii) profitability of an identifiable business unit or product; (xiii) maintenance or improvement of profit margins; (xiv) stock price; (xv) market share; (xvi) revenue or sales; (xvii) costs; (xviii) cash flow; (xix) working capital; (xx) multiple of invested capital; (xxi) total return; and (xxii) such other objective performance criteria as determined by the Committee in its sole discretion, to the extent such criteria would be a permissible performance criteria under Section 162(m) of the Code. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. The Committee may appropriately adjust any evaluation of performance under criteria set forth in this Section 5(f) to exclude any of the following events that occurs during a performance period: (1) gains or losses on sales of assets (2) asset impairments or write-downs, (3) litigation or claim judgments or settlements, (4) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (5) accruals for reorganization and restructuring programs, (6) any extraordinary non-recurring items as described in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, and (7) the effect of adverse or delayed federal, state or local governmental or regulatory action; provided that the Committee commits to make any such adjustments within the 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code).

(iii) The maximum amount of a Performance-Based Award during a fiscal year to any Participant shall be: (x) with respect to Performance-Based Awards that are denominated in Shares, 1,000,0001 per fiscal year and (y) with respect to Performance-Based Awards that are denominated in cash, $5,000,000 per fiscal year. To the extent that a Performance-Based Award may be earned over a period that is longer than one fiscal year, the foregoing limitations shall apply to each full or partial fiscal year during or in which such Grant may be earned.

(iv) The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, during any period when Section 162(m) of the Code is applicable to the Company and the Plan and such Performance-Based Award is intended to be deductible by the Company under Section 162(m) of the Code, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification, to the extent applicable, is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Sections 162(m) and 409A of the Code, to the extent applicable, elect to defer payment of a Performance-Based Award.

6.  Limitations and Conditions

(a) The number of Shares available for Grants under this Plan shall be the sum of (i) [  •  ] and (ii) the number of shares available for grant under the Plan as of the end of the day that is the Effective Date of the amendment and restatement of this Plan, subject to adjustment as provided for in Sections 8 and 9, unless restricted by applicable law. The number of Shares with respect to which Incentive Stock Options may be granted after the Effective Date shall be no more than 1,000,000 per fiscal year. Shares related to Grants that are forfeited, terminated, settled for cash, canceled without the delivery of Shares, expire unexercised, withheld to satisfy tax withholding obligations or exercise prices, or are repurchased by the Company shall immediately become available for new Grants.

(b) Grants may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Subsidiaries or a company acquired by the Company or with which the Company combines. The number of Shares underlying awards made in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines shall not be counted against the aggregate number of Shares available for Grants under the Plan, nor shall the Shares subject to such substitute awards become available for new Grants under the circumstances described in the prior paragraph of this Section 3. In addition, in the event that a company acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Grants and shall not reduce the Shares authorized for issuance under the Plan; provided that Grants using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or any of its Subsidiaries prior to such acquisition or combination.

(c) No Grants shall be made under the Plan beyond ten years after the Effective Date, but the terms of Grants made on or before the expiration of the Plan may extend beyond such expiration. At the time a Grant

1 Post-split

is made or amended or the terms or conditions of a Grant are changed in accordance with the terms of the Plan or the Grant Agreement, the Committee may provide for limitations or conditions on such Grant.

(d) Nothing contained herein shall affect the right of the Company or any other Service Recipient to terminate any Participant’s employment or other service relationship at any time or for any reason.

(e) Other than as specifically provided in the Management Stockholder’s Agreement or Sale Participation Agreement, if applicable to a Grant, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. If no Management Stockholder’s Agreement or Sale Participation Agreement is applicable to a Grant, then except as otherwise provided in the Plan, a Grant Agreement, or by the Committee at or after grant, no Grant shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution; provided, however, that no such transfer of a Grant by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer. No benefit under the Plan shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.

(f) Participants shall not be, and shall not have any of the rights or privileges of, stockholders of the Company in respect of any Shares purchasable or deliverable in connection with any Grant unless and until certificates representing any such Shares have been issued by the Company to such Participants (or book entry representing such Shares has been made and such Shares have been deposited with the appropriate registered book-entry custodian). All certificates, if any, evidencing Shares or other securities of the Company delivered under the Plan pursuant to any Grant or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission or other applicable governmental authority, any stock exchange or market upon which such securities are then listed, admitted or quoted, as applicable, and any applicable Federal, state or any other applicable laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g) No election as to benefits or exercise of any Grant may be made during a Participant’s lifetime by anyone other than the Participant except by a legal representative appointed for or by the Participant.

(h) Absent express provisions to the contrary, any Grant under this Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement or severance plan of the Company or other Service Recipient and shall not affect any benefits under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits is related to level of compensation. This Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

(i) Unless the Committee determines otherwise, no benefit or promise under the Plan shall be secured by any specific assets of the Company or any other Service Recipient, nor shall any assets of the Company or any other Service Recipient be designated as attributed or allocated to the satisfaction of the Company’s obligations under the Plan. Neither the Plan nor any Grant shall create or be construed to create a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to a Grant, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.

(j) The Committee may, in its sole discretion, specify in any Grant made on or after the Effective Date of the amendment and restatement of the Plan that the Participant’s rights, payments, and benefits shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of a Grant. Such events may include, but shall not be limited to, termination of Employment for cause, termination of the Participant’s provision of services to the Company or any of its Subsidiaries, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or restatement of the Company’s financial statements to reflect adverse results from those previously released financial statements, as a consequence of errors, omissions, fraud, or misconduct.

7.  Transfers and Leaves of Absence

For purposes of the Plan, unless the Committee determines otherwise: (a) a transfer of a Participant’s employment without an intervening period of separation among the Company and any other Service Recipient shall not be deemed a termination of employment, and (b) a Participant who is granted in writing a leave of absence or who is entitled to a statutory leave of absence shall be deemed to have remained in the employ of the Company (and other Service Recipient) during such leave of absence.

8.  Adjustments

In the event after the Effective Date, any Share dividend, Share split, extraordinary distribution, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares, any equity restructuring (as defined under FASB ASC Topic 718) or other corporate change, or any distribution to Shareholders other than regular cash dividends, or any transaction similar to any of the foregoing, the Committee shall, in an equitable and proportionate manner as it deems reasonably necessary to address on an equitable basis the effect of such event, and in such manner as is consistent with Sections 162(m), 422, and 409A of the Code and the regulations thereunder, make such substitution or adjustment, if any, (a) as to the number and kind of shares subject to the Plan and available for or covered by Grants; (b) as to share prices related to outstanding Grants (including, without limitation, the exercise price of Stock Options), or by providing for an equivalent award in respect of securities of the surviving entity of any merger, consolidation, or other transaction or event having a similar effect; or (c) by providing for a cash payment to the holder of an outstanding Grant, and shall make such other revisions to outstanding Grants as it deems, in good faith, are equitably required.

9.  Change in Control

(a) Generally.  In the event of a Change in Control: (i) if determined by the Committee in the applicable Grant Agreement or otherwise determined by the Committee in its sole discretion, any outstanding Grants then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions may automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such Change in Control and (ii) the Committee may, to the extent determined by the Committee to be permitted under Section 409A of the Code, but shall not be obligated to: (A) cancel such awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Stock Options and Stock Appreciation Rights, may equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Stock Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Stock Options or Stock Appreciation Rights) over the aggregate option price of such Stock Options or the aggregate exercise price of such Stock Appreciation Rights, as the case may be; (B) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Grants previously granted hereunder, as determined by the Committee in its sole discretion; or (C) provide that for a period of at least 15 days prior to the Change in Control, any Stock Options or Stock Appreciation Rights shall be exercisable as to all Shares subject thereto and that upon the occurrence of the Change in Control, such Stock Options or Stock Appreciation Rights shall terminate and be of no further force and effect: provided, however, that subpart (ii) shall not apply to a “Change in Control” under clause (C) of such definition that occurs due to a gradual sell down of voting stock of the Company by the Investors or their Affiliates.

(b) Performance-Based Awards.  In connection with the foregoing, the Committee may, in its discretion, provide that in the event of a Change in Control, (i) any outstanding Performance-Based Awards relating to performance periods ending prior to the Change in Control which have been earned but not paid shall become immediately payable and (ii) all then-in-progress performance periods for Performance-Based Awards that are outstanding shall end, and either (A) any or all Participants shall be deemed to have earned an award equal to the relevant target award opportunity for the performance period in question, or (B) at the Committee’s discretion, the Committee shall determine the extent to which performance criteria have been met with respect to each such Performance-Based Award.

10.  Amendment and Termination; Section 409A of the Code

(a) The Committee shall have the authority to make such amendments to any terms and conditions applicable to outstanding Grants as are consistent with this Plan, provided that no amendment may modify Grants that disadvantages Participants in more than a de minimis way but less than a material way without approval by a majority of affected Participants; and provided, further, that no such action shall modify any Grant in a manner that materially disadvantages a Participant with respect to any outstanding Grants, other than pursuant to Section 8 or 9 hereof, without the Participant’s consent, except as such modification is provided for or contemplated in the terms of the Grant or this Plan.

(b) The Board may amend, suspend or terminate the Plan, except that no such action, other than an action under Section 8 or 9 hereof, may be taken which would, without stockholder approval, increase the aggregate number of Shares available for Grants under the Plan, decrease the price of outstanding Grants, change the requirements relating to the Committee, extend the term of the Plan, or otherwise require the approval of the stockholder of the Company to the extent such approval is (i) required by or (ii) desirable to satisfy the requirements of, in each case, any applicable law, regulation or other rule, including, the listing standards of the securities exchange, which is, at the applicable time, the principal market for the Shares. However, no amendment, suspension or termination of the Plan may disadvantage Participants in more than a de minimis way but less than a material way without approval by a majority of affected Participants, and no such action shall materially disadvantage a Participant with respect to any outstanding Grants, other than pursuant to Section 8 or 9 hereof, without the Participant’s consent, except as otherwise contemplated in the terms of the Grant or the Plan.

(c) This Plan and all Grants granted hereunder are intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. References under the Plan or any Grants to the Participant’s termination of Employment shall be deemed to refer to the date upon which the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (a) if at the time of the Participant’s separation from service with any Service Recipient the Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months and one day following the Participant’s separation from service with all Service Recipients (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of Employment and (b) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred, if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the minimum extent necessary, in a manner, reasonably determined by the Board, that does not cause such an accelerated or additional tax or result in an additional cost to the Company (without any reduction in such payments or benefits ultimately paid or provided to the Participant). Unless otherwise provided in a Grant Agreement or any other agreement between the Company or any of its Subsidiaries and any Participant, the Company shall not be liable to any Participant for any tax, interest, or penalties that Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Grant under the Plan.

11.  Governing Law; International Participants

(a) This Plan shall be governed by and construed in accordance with the laws of Delaware applicable therein.

(b) With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan or awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or any other Service Recipient.

12.  Withholding Taxes

The Company shall have the right to deduct from any payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to deliver Shares upon the exercise of a Stock Option that the Participant pays to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for such withholding taxes; provided, however, that a Participant may satisfy the statutory amount of such taxes due upon exercise of any Stock Option through the withholding of Shares (valued at Fair Market Value on the date of exercise) otherwise issuable upon the exercise of such Stock Option. For awards other than Stock Options, the Committee may in its discretion permit a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to an Grant by: (a) electing to have the Company withhold Shares or other property otherwise deliverable to such Participant pursuant to the Grant (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required federal, state local and foreign withholding obligations using the minimum statutory withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (b) tendering to the Company Shares owned by such Participant (or by such Participant and his or her spouse jointly) and purchased or held for the requisite period of time as may be required to avoid the Company’s or the Affiliates’ or Subsidiaries’ incurring an adverse accounting charge, based, in each case, on the Fair Market Value of the Shares on the payment date as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

13.  Effective Date and Termination Dates

The Plan shall be effective on          , 2011, (the “Effective Date”) and shall terminate ten years later, subject to earlier termination by the Board pursuant to Section 10. Unless otherwise expressly provided in the Plan or in an applicable Grant Agreement, any Grant made hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Grant or to waive any conditions or rights under any such Grant shall, continue after the tenth anniversary of the Effective Date.

APPENDIX C

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HCA INC.

HCA INC.  (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST:  The name of the Corporation is HCA Inc.

SECOND:  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 7, 1993 under the name Columbia Healthcare Corporation. The original Certificate of Incorporation was most recently amended and restated on November 22, 2010 (the “Restated Certificate of Incorporation”).

THIRD:  This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:  The Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

1. The name of the corporation is HCA Inc. (the “Corporation”).

2. The registered agent and registered office of the Corporation is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The total number of shares of stock which the Corporation is authorized to issue is one thousand (1,000) shares of common stock, par value $.01 each.

5. The Corporation is to have perpetual existence.

6. The board of directors of the Corporation, acting by majority vote, may alter, amend or repeal the By-laws of the Corporation.

7. Except as otherwise provided by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article Seventh by the stockholders of the Corporation shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed on behalf of HCA Inc. by the undersigned officer, thereunto duly authorized, this   day of          , 2011.

HCA INC.

By:
Name:     R. Milton Johnson

Title:	Executive Vice President and Chief Financial Officer

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